File No. 812-14831

As Filed with the Securities and Exchange Commission on August 10, 2018

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SECOND AMENDED AND RESTATED APPLICATION FOR AN

ORDER OF APPROVAL PURSUANT TO SECTION 26(c) OF THE INVESTMENT

COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO

SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION

17(a) THEREOF

AXA Equitable Life Insurance Company

Separate Account 65 of AXA Equitable Life Insurance Company

Separate Account 70 of AXA Equitable Life Insurance Company

Separate Account A of AXA Equitable Life Insurance Company

Separate Account FP of AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

MONY America Variable Account K of MONY Life Insurance Company of America

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York 10104

Notice and Order to:

Steven M. Joenk

Managing Director & Chief Investment Officer

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Communications and Copies of Notice and Order to:

Patricia Louie, Esq. Managing Director & Associate General Counsel AXA Equitable Life Insurance Company 1290 Avenue of the Americas New York, New York 10104	Mark C. Amorosi, Esq. K&L Gates LLP 1601 K Street, NW Washington, DC 20006

This document contains a total of 273 pages.

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the Matter of:

AXA Equitable Life Insurance Company

Separate Account 65 of AXA Equitable Life Insurance Company

Separate Account 70 of AXA Equitable Life Insurance Company

Separate Account A of AXA Equitable Life Insurance Company

Separate Account FP of AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

MONY America Variable Account K of MONY Life Insurance Company of America

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York 10104

File No. 812-14831

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

SECOND AMENDED AND RESTATED

APPLICATION FOR AN ORDER OF

APPROVAL PURSUANT TO SECTION

26(c) OF THE INVESTMENT

COMPANY ACT OF 1940 AND AN

ORDER OF EXEMPTION PURSUANT

TO SECTION 17(b) OF THE

INVESTMENT COMPANY ACT OF

1940 FROM SECTION 17(a) THEREOF

I.        INTRODUCTION

AXA Equitable Life Insurance Company (“AXA Equitable”), MONY Life Insurance Company of America (“MONY America”), Separate Account 70 of AXA Equitable (“Separate Account 70”), Separate Account A of AXA Equitable (“Separate Account A”), Separate Account FP of AXA Equitable (“Separate Account FP”), MONY America Variable Account K of MONY America (“MONY America Separate Account K”) and together with MONY America Separate Account K, Separate Account FP, Separate Account 70 and Separate Account A, the “Separate Accounts”) (collectively, the “Section 26 Applicants”) hereby submit this Second Amended and Restated Application (“Application”) for an order from the Securities and Exchange Commission (the “Commission”) pursuant to Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), approving the proposed substitution of shares of certain series of the EQ Advisors Trust (“EQ Trust”) for shares of certain series of other registered investment companies (the “Substitutions”), each of which currently serves as an underlying investment option for certain variable annuity contracts (“Annuity Contracts”) and/or variable life insurance contracts (“Life Insurance Contracts”) (collectively, the “Contracts”) issued by AXA Equitable and MONY America, as more fully described below.

The Section 26 Applicants, together with Separate Account 65 of AXA Equitable Life Insurance Company (“Separate Account 65”), and EQ Trust (collectively, the “Section 17 Applicants”), also request an order from the Commission pursuant to Section 17(b) of the 1940 Act exempting them from Section 17(a) of the 1940 Act to the extent necessary to permit them to carry out the above-described Substitutions by redeeming securities issued by the Removed Portfolios (as defined herein) wholly or partly in-kind and using the portfolio securities received from the Removed Portfolios to purchase securities issued by the corresponding Replacement Portfolios (as defined herein) (the “In-Kind Transactions”).1

II.        STATEMENT OF FACTS

A.	The Section 26 Applicants

1.	AXA Equitable and MONY America

AXA Equitable is a New York stock life insurance company that has been in business since 1859 (including the operations of its predecessor). Its home office is located at 1290 Avenue of the Americas,

1 For purposes of this Application, Separate Account 65 is also a “Separate Account” and collectively with Separate Account 70, Separate Account A, Separate Account FP and MONY America Separate Account K, the “Separate Accounts.”

New York, New York 10104. AXA Equitable is authorized to sell life insurance and annuities in 50 states, the District of Columbia, Puerto Rico and the Virgin Islands. It maintains local offices throughout the United States. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc. (“AXA Financial”).

MONY America is an Arizona stock life insurance corporation organized in 1969. Its main administrative office is located at 525 Washington Boulevard, Jersey City, NJ 07310. MONY America is authorized to sell life insurance and annuities in forty-nine states (not including New York), the District of Columbia, and Puerto Rico, and the U.S. Virgin Islands. MONY America is an indirect wholly owned subsidiary of AXA Financial.

Majority-owned publicly traded subsidiaries of AXA Financial currently include AllianceBernstein, L.P. AXA Financial, a holding company, is an indirect, wholly owned subsidiary of AXA. AXA is a French holding company for an international group of insurance and related financial services companies and is publicly traded.2 As of December 31, 2017, AXA Financial and its consolidated subsidiaries managed approximately $669.9 billion in assets. These assets are primarily managed for domestic and overseas investors, mutual funds, pension funds, endowment funds, and retirement and annuity programs for businesses, tax exempt organizations and individuals.

2.	Separate Accounts

Separate Account 70 and Separate Account A were established under New York law in 2011 and 1968, respectively, pursuant to authority granted by AXA Equitable’s Board of Directors. AXA Equitable serves as depositor for each of these Separate Accounts, which fund certain Contracts. Separate Account FP was established under New York law in 1995 pursuant to authority granted by AXA Equitable’s Board of Directors in connection with the merger of Equitable Variable Life Insurance

2 In May 2018, AXA completed an initial public offering of a minority stake of its US operations, including its US life and savings business, which includes AXA Equitable. AXA anticipates selling its additional interest in its US operations through a series of subsequent sales over time, subject to market conditions and a lock-up period ending 180 days after the date of the Form S-1 Registration Statement of AXA Equitable Holdings, Inc., filed May 2, 2018.

Company (“EVLICO”) with and into AXA Equitable.3 AXA Equitable serves as depositor for Separate Account FP, which funds certain Life Insurance Contracts. Separate Account 65 was established under New York law in 1996 pursuant to authority granted by AXA Equitable’s Board of Directors. AXA Equitable serves as depositor for Separate Account 65, which funds group pension and profit sharing plans under group annuity contracts issued by AXA Equitable. Separate Account 65 is excluded from registration under the 1940 Act pursuant to Section 3(c)(11) of the 1940 Act. Separate Account 65 is not a Section 26 Applicant. MONY America Separate Account K was established under Arizona law in 2013, pursuant to authority granted by MONY America’s Board of Directors. MONY America serves as depositor for MONY America Separate Account K, which funds certain Contracts. MONY America serves as depositor for each of these Separate Accounts, which fund certain Contracts.

As noted above, the Separate Accounts fund the respective variable benefits available under the Contracts issued by AXA Equitable and MONY America. Each Separate Account is a segregated asset account of AXA Equitable and MONY America, as the case may be, and, with the exception of Separate Account 65, each Separate Account is registered with the Commission as a unit investment trust under the 1940 Act. The table below lists the 1940 Act file number of each registered Separate Account:

Separate Account	1940 Act File No.[4]
Separate Account 70	811-22651
Separate Account A	811-01705
Separate Account FP	811-04335
MONY America Separate Account K	811-22886
MONY America Separate Account A	811-05166
MONY America Separate Account L	811-04234

3 On January 1, 1997, when EVLICO merged into AXA Equitable, Separate Account FP succeeded to the assets of a separate account of EVLICO established in 1985 pursuant to authority granted by the Board of Directors of EVLICO.

4 Pursuant to Rule 0-4(a) under the 1940 Act, Section 26 Applicants hereby incorporate by reference these registration statements to the extent necessary to supplement the descriptions and representations contained herein.

That portion of the assets of each Separate Account that is equal to the reserves and other Contract liabilities with respect to the respective Separate Account is not chargeable with liabilities arising out of any other business of AXA Equitable and MONY America, as the case may be. In accordance with the respective Contracts for each Separate Account, any income, gains or losses, realized or unrealized, from assets allocated to the respective Separate Account are credited to, or charged against, that Separate Account, without regard to other income, gains or losses of AXA Equitable and MONY America, respectively.

B.	The Contracts

The Annuity Contracts are individual and group variable Annuity Contracts. All individual Annuity Contracts allow the Contract owners to allocate contributions among the variable and any fixed investment options available under the Annuity Contracts. All group Annuity Contracts allow the participants (the “Participants”), the trustee or the employer (depending on the terms of the employer’s plan) to allocate contributions by Participants among the variable and any fixed investment options available under the Annuity Contracts.5 Other than with respect to immediate Annuity Contracts, contributions accumulate in the variable and any available fixed investment options. Under all deferred Annuity Contracts, premium payments by Contract owners or contributions by Participants are available to fund annuity payments to the Annuity Contract owner or Participant or may be withdrawn, subject to any applicable charges. Premium payments by Annuity Contract owners or contributions by Participants allocated to variable investment options are held in corresponding subaccounts of the appropriate Separate Accounts.

5 A Participant’s ability to allocate contributions among variable and fixed investment options available under the Annuity Contracts may be limited to those circumstances in which a Contract owner (often a Participant’s employer) directs and/or authorizes such allocations. The limitations are determined by the terms of the individual employer’s plan, and vary widely. Under some plans, the Participants’ employer, as the Contract owner, has authorized Participants to make all allocation decisions under the Annuity Contracts, while under other plans only the Contract owner can make allocation decisions. Some plans also take intermediate positions, such as limiting Participants’ allocations to a subset of the investment options otherwise available under the Annuity Contracts.

The Life Insurance Contracts include flexible premium, scheduled premium and single premium individual, second to die and corporate variable life policies. Premium payments after the deduction of any applicable charges (e.g., premium charges) (“net premiums”) accumulate in variable and any available fixed investment options. Net premiums allocated to variable investment options are held in corresponding subaccounts of the appropriate Separate Accounts. Accumulated amounts may be used to fund death benefits, loans, surrenders, withdrawals and other benefits payable under the Life Insurance Contracts.

The Contracts permit Contract owners to transfer Contract value among the variable and any available fixed investment options. Currently, the Contracts do not restrict the number, frequency or dollar amount of transfers among variable investment options; nor do the Contracts impose any charges on transfers.6 One exception to this is that AXA Equitable and MONY America have procedures in place that are intended to discourage disruptive transfer and other “market timing” activity and may have the effect of limiting transfers.

Interests in the Contracts, except those in Separate Account 65, are registered under the Securities Act of 1933, as amended (“1933 Act”). Interests in Separate Account 65 are exempt from registration under the 1933 Act, pursuant to Section 3(a)(2) of the 1933 Act.

Each of the Contracts has particular fees, charges and investment options as described in the Contracts’ respective registration statements. Under the Contracts, AXA Equitable and MONY America reserve the right to substitute different underlying investment options for current underlying investment options offered as funding options under the Contracts. The prospectuses for the Contracts include disclosure of the reservation of this right.

The table below lists the Contracts for which investment options will be replaced by the Substitutions proposed in this Application. The Separate Accounts may, in the future, offer new contracts

6 AXA Equitable reserves the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers. In addition, AXA Equitable reserves the right to assess a transfer charge for any transfers in excess of 12 transfers in a contract year. Currently, none of these limitations are in effect. For any fixed investment options available under the Contracts, certain additional limitations may apply to transfers into and out of those fixed investment options.

not yet effective which include investment options that will be replaced by the Substitutions proposed in this Application. In addition to the Separate Account and 1933 Act File No., the table below also indicates whether each Contract has been “Great-Wested” (i.e., Contracts that are no longer offered for sale and for which their respective registration statements are effective but no longer updated in reliance on the relief provided in the Great-West Life Insurance Company no-action letter (pub. avail. Oct. 23, 1990)). The subset of Contracts that are Great-Wested are referred to herein as “Inactive Contracts,” and the subset of Contract owners that own Inactive Contracts are referred to as “Inactive Contract Owners.”7 Contracts that have not been Great-Wested are referred to herein as “Active Contracts.”

Separate Account (1940 Act File No.)	1933 Act File No.[8]	Contract Name	Active Contract (Yes/No)
Separate Account	333-190033	Investment Edge	No
70		Investment Edge 15.0	Yes
(811-22651)

	333-202147	Retirement Cornerstone 15.0 Series E	No
		Retirement Cornerstone Series 15A Series E	No
		Retirement Cornerstone Series 15B Series E	No

	333-182796	Retirement Cornerstone Series 1.0	Yes
		Retirement Cornerstone Series 11.0	Yes

	333-178750	Retirement Cornerstone Series 12.0	Yes
		Retirement Cornerstone Series 13.0	Yes
		Retirement Cornerstone Series 15.0	Yes
		Retirement Cornerstone Series 15A	Yes
		Retirement Cornerstone Series 15B	Yes

	333-220167	Retirement Cornerstone Series 17	Yes

7 For Inactive Contracts, AXA Equitable and MONY America provide certain information to Inactive Contract owners about their Inactive Contracts, the relevant Separate Accounts, and the underlying funds in lieu of filing post-effective amendments to the registration statements relating to those Inactive Contracts or delivering updated Contract prospectuses to those Inactive Contract owners, in reliance on the relief provided in the Great-West Life Insurance Company no-action letter. Updated prospectuses and annual and semi-annual reports for the underlying funds are provided to Inactive Contract owners.

8 Pursuant to Rule 0-4(a) under the 1940 Act, Section 26 Applicants hereby incorporate by reference these registration statements to the extent necessary to supplement the descriptions and representations contained herein.

Separate Account (1940 Act File No.)	1933 Act File No.[8]	Contract Name	Active Contract (Yes/No)
	333-220168	Retirement Cornerstone Series 17 Series E	Yes

Separate Account A	333-153809	Equi-Vest (Series 201)	Yes
(811- 01705)
	333-81501	Equi-Vest Deluxe (Series 800)	Yes
Equi-Vest Deluxe (Series 801)

	002-30070	Equi-Vest Employer Sponsored Retirement	Yes
Programs (Series 100-400)
Equi-Vest Individual (Series 100-500)
Equi-Vest TSA Advantage (Series 600)
Equi-Vest Vantage Acts (Series 100-200)

	333-81393	Equi-Vest Express (Series 700)
		Equi-Vest Express (Series 701)	Yes

	333-130988	Equi-Vest Strategies (Series 900)
		Equi-Vest Vantage (Series 900)	Yes
Equi-Vest Strategies (Series 901)

Separate Account	333-17671	Champion 2000	Yes
FP
(811-04335)	333-132200	Corporate Owned Incentive Life	Yes
		Incentive Life COLI	No
		Incentive Life COLI ‘04	No

	333-134307	Incentive Life Legacy	Yes
		Incentive Life Legacy II (AXA)	Yes
		IncentiveLife Legacy III	Yes

	333-17639	Incentive Life Protector	No

	333-115985	Accumulator Life	No

	333-17669	Incentive Life	Yes

	333-103199	Incentive Life	Yes
		Incentive Life (1999)	Yes
		Incentive Life (2002)	Yes
		Incentive Life (2006)	Yes
		Incentive Life Optimizer	Yes
		Incentive Life Optimizer II	Yes

	333-17665	Incentive Life 2000	Yes

	333-17663	Incentive Life	Yes
		Incentive Life Plus	Yes
		Special Offer Policy	Yes

Separate Account (1940 Act File No.)	1933 Act File No.[8]	Contract Name	Active Contract (Yes/No)
	333-134307	Incentive Life Legacy	Yes
		Incentive Life Legacy II	Yes
		IncentiveLife Legacy III	Yes

	333-207015	IncentiveLife Optimizer III	Yes

	333-76130	Paramount Life	No

	333-17641	Survivorship 2000	No

	333-103202	Survivorship Incentive Life (1999)	No
		Survivorship Incentive Life (2002)	No
		Survivorship Incentive Life Legacy	Yes

MONY America	333-191150	Corporate Sponsored Variable Universal	No
Separate Account K		Life
(811-22886)
	333-191149	Incentive Life Legacy	Yes
		Incentive Life Legacy II	Yes
		IncentiveLife Legacy III	Yes
		IncentiveLife Optimizer III	Yes

C.	EQ Trust

The EQ Trust is organized as a Delaware statutory trust. It is registered as an open-end management investment company under the 1940 Act and its shares are registered under the 1933 Act on Form N-1A.9 It commenced operations on May 1, 1997.

The EQ Trust is a series investment company, as defined by Rule 18f-2 under the 1940 Act, and currently consists of 102 separate series (each, a “Portfolio” and collectively, the “Portfolios”). The EQ

9 See File Nos. 811-07953 and 333-17217. Pursuant to Rule 0-4(a) under the 1940 Act, Section 26 Applicants hereby incorporate by reference the EQ Trust’s registration statements to the extent necessary to supplement the descriptions and representations contained herein.

Trust does not impose sales charges for buying and selling its shares. All dividends and other distributions with respect to a Portfolio’s shares are reinvested in full and fractional shares of the Portfolio to which they relate. The EQ Trust currently offers three classes of shares, Class IA shares, Class IB shares and Class K shares. Only Class IB and Class K shares will be involved in the proposed Substitutions. The distributor for Class IB shares of each Portfolio is AXA Distributors, LLC. Class IB shares are subject to a distribution plan adopted and administered pursuant to Rule 12b-1 under the 1940 Act. Under that distribution plan, Class IB shares of each Portfolio may make payment for distribution and shareholder services at a maximum annual rate of 0.25% of the average daily net assets attributable to the Class IB shares of the Portfolio (“12b-1 fees”). Class IB shares of each Portfolio currently charge an annual 12b-1 fee of 0.25% of average daily net assets. Class K shares are not subject to a distribution plan and are not charged an annual 12b-1 fee.

AXA Equitable Funds Management Group, LLC (“FMG”) currently serves as investment adviser (“Adviser”) of each of the Portfolios pursuant to the Investment Management Agreements between the EQ Trust, on behalf of each Portfolio, and FMG (“Management Agreements”). FMG is a wholly-owned subsidiary of AXA Equitable and an affiliate of MONY America, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Pursuant to the Management Agreements, the Adviser’s responsibilities include: (i) overall supervisory responsibility for the general management and investment of each Portfolio’s assets; (ii) full discretion to select new or additional investment sub-advisers (“Sub-Advisers”) for each Portfolio; (iii) full discretion to enter into and materially modify existing Investment Sub-Advisory Agreements (“Sub-Advisory Agreements”) with Sub-Advisers; (iv) full discretion to terminate and replace any Sub-Adviser; and (v) full investment discretion to make all determinations with respect to the investment of a Portfolio’s assets not then managed by a Sub-Adviser. In addition, pursuant to the Management Agreements, the Adviser monitors the compliance of each Sub-Adviser with the investment objectives, policies and restrictions of any Portfolio sub-advised by such Sub-Adviser, and reviews and reports to the Board of Trustees of the EQ Trust on the performance of each Sub-Adviser. The Adviser also furnishes to the EQ Trust at its own expense and without remuneration from or other cost to the EQ Trust: (i) office space; (ii) executive and other personnel, including personnel for the performance of certain clerical and other office functions; and (iii) certain information and services in connection with the preparation of registration statements, prospectuses, statements of additional information and certain reports to shareholders.

The Adviser has retained Sub-Advisers to provide investment selection, research and trading services for a majority of the Portfolios, and the Adviser provides day-to day investment selection services for the remaining Portfolios, which are structured as funds-of-funds. Pursuant to the Sub-Advisory Agreements, each Sub-Adviser generally performs the following functions: (i) furnishes an investment program for its Portfolio(s); (ii) makes investment decisions for its Portfolio(s); (iii) places all orders for the purchase and sale of those investments; and (iv) certain limited related administrative functions. JPMorgan Chase Bank serves as custodian for the EQ Trust. FMG serves as administrator for the EQ Trust and, subject to FMG’s supervision, JPMorgan Chase Bank, N.A. serves as the sub-administrator.

The EQ Trust has received an exemptive order from the Commission (“Multi-Manager Order”) that permits the Adviser, or any entity controlling, controlled by, or under common control (within the meaning of Section 2(a)(9) of the 1940 Act) with the Adviser, subject to certain conditions, including approval of the Board of Trustees of the EQ Trust, and without the approval of shareholders to: (i) select a new Sub-Adviser or additional Sub-Advisers for each Portfolio; (ii) enter into new Sub-Advisory Agreements and/or materially modify the terms of any existing Sub-Advisory Agreement;10 (iii) terminate any existing Sub-Adviser and replace the Sub-Adviser; and (iv) continue the employment of an existing Sub-Adviser on the same contract terms where the Advisory Agreement has been assigned because of a change of control of the Sub-Adviser.11 If a new Sub-Adviser is retained for a Portfolio, Contract owners

10 The Adviser will not enter into a Sub-Advisory Agreement with a Sub-Adviser that is an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) of the Portfolio or the Adviser, other than by reason of serving as a Sub-Adviser to a Portfolio, without the Sub-Advisory Agreement, including the compensation to be paid thereunder, being approved by the shareholders of the applicable Portfolio (or, if the Portfolio serves as a funding medium for any subaccount of a registered separate account, then pursuant to voting instructions by the unitholders of the subaccount).

11 See EQ Advisors Trust and EQ Financial Consultants, Inc., 1940 Act Rel. Nos. 23093 (March 30, 1998) (notice) and 23128 (April 24, 1998) (order).

would receive notice of any such action, including all information concerning any new Sub-Adviser or Sub-Advisory Agreement that would be included in an information statement meeting the requirements of Regulation 14C and Schedule 14C under the Securities Exchange Act of 1934, as amended.

The Multi-Manager Order will apply to each of the Replacement Portfolios, and the Replacement Portfolios’ statutory prospectuses will disclose and explain the existence, substance, and effect of the Multi-Manager Order. However, as discussed in Section III.B.4. of this Application, FMG has agreed, as a condition of this Application, that it will not change a Sub-Adviser, add a new Sub-Adviser, or otherwise rely on the Multi-Manager Order or any replacement order from the Commission with respect to any Replacement Portfolio without first obtaining shareholder approval of the change in Sub-Adviser, the new Sub-Adviser, or the Replacement Portfolio’s ability to rely on the Multi-Manager Order, or any replacement order from the Commission, at a shareholder meeting, the record date for which shall be after the proposed Substitution has been effected. In addition, the statutory prospectuses of the Replacement Portfolios will disclose that the Replacement Portfolios may not rely on the Multi-Manager Order without first obtaining shareholder approval.

D.	The Replacement Portfolios

The following 17 Portfolios will comprise the Replacement Portfolios:

No.	Replacement Portfolio
1.	EQ/American Century Mid Cap Value Portfolio
2.	EQ/Fidelity Institutional AMSM Large Cap Portfolio
3.	EQ/Franklin Rising Dividends Portfolio
4.	EQ/Franklin Strategic Income Portfolio
5.	EQ/Goldman Sachs Mid Cap Value Portfolio
6.	EQ/Invesco Global Real Estate Portfolio
7.	EQ/Invesco International Growth Portfolio
8.	EQ/Ivy Energy Portfolio
9.	EQ/Ivy Mid Cap Growth Portfolio
10.	EQ/Ivy Science and Technology Portfolio
11.	EQ/Lazard Emerging Markets Equity Portfolio
12.	EQ/MFS International Value Portfolio
13.	EQ/MFS Technology Portfolio
14.	EQ/MFS Utilities Series Portfolio
15.	EQ/PIMCO Real Return Portfolio
16.	EQ/PIMCO Total Return Portfolio
17.	EQ/T. Rowe Price Health Sciences Portfolio

Each Replacement Portfolio is a new series of EQ Trust with no history of operations. The Board of Trustees of the EQ Trust established the Replacement Portfolios at a meeting of the Board of Trustees on September 19-20, 2017. The EQ Trust filed a post-effective amendment to the registration statement to include the Replacement Portfolios as series of EQ Trust on May 18, 2018. Following the proposed Substitutions, FMG and its affiliates may market the Replacement Portfolios as potential investment options for other insurers’ variable annuity contracts and variable life insurance policies.

Each Replacement Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies as the Removed Portfolio that it will replace, such that each Replacement Portfolio essentially will be a replica of the corresponding Removed Portfolio. In addition, each Replacement Portfolio will be sub-advised by the same investment adviser that currently advises the corresponding Removed Portfolio. The investment adviser and sub-advisers to the Removed and Replacement Portfolios are set forth in Section III.C. of this Application.

E.	The Removed Portfolios

Provided below is information regarding the Removed Portfolios that will be replaced by the proposed Substitutions.

Removed Portfolio	Share Classes Owned by the Separate Accounts	Investment Adviser

American Century Variable Portfolios Inc. (File Nos. 811-05188; 033-14567)
American Century VP Mid Cap Value Fund	Class II	American Century Investment Management, Inc.
Variable Insurance Products Fund II (File Nos. 811-05511; 033-20773 )
Fidelity® VIP Contrafund®	Initial Class; Service Class 2	Fidelity Management & Research Company

Franklin Templeton Variable Insurance Products Trust (File Nos. 811-05583; 033-23493)
Franklin Rising Dividends VIP Fund	Class 2	Franklin Advisory Services, LLC

Franklin Strategic Income VIP Fund	Class 2	Franklin Advisers, Inc.

Goldman Sachs Variable Insurance Trust (File Nos. 811-08361; 333-35883)
Goldman Sachs VIT Mid Cap Value Fund	Service Class	Goldman Sachs Asset Management, L.P.

AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (File Nos. 811-07452; 033-57340)
Invesco V.I. Global Real Estate Fund	Series II Class	Invesco Advisers, Inc.

Invesco V.I. International Growth Fund	Series II Class

Ivy Variable Insurance Products (File Nos. 811-05017; 033-11466)
Ivy VIP Energy	Class II	Ivy Investment Management Company
Ivy VIP Mid Cap Growth	Class II

Ivy VIP Science and Technology	Class II

Lazard Retirement Series Inc. (File Nos. 811-08071; 333-22309)
Lazard Retirement Emerging Markets Equity Portfolio	Service Class	Lazard Asset Management LLC

MFS Variable Insurance Trust II (File Nos. 811-03732; 002-83616)
MFS International Value Portfolio	Service Class	Massachusetts Financial Services Company

MFS Technology Portfolio	Service Class

MFS Variable Insurance Trust (File Nos. 811-08326; 033-74668)
MFS Utilities Series	Initial Class; Service Class	Massachusetts Financial Services Company

PIMCO Variable Insurance Trust (File Nos. 811-08399; 333-37115)
PIMCO Real Return Portfolio	Advisor Class	Pacific Investment Management Company LLC

PIMCO Total Return Portfolio	Advisor Class

T. Rowe Price Equity Series, Inc. (File No. 811-07143; 033-52161)
T. Rowe Price Health Sciences Portfolio	II Class	T. Rowe Price Associates, Inc.

III.         PROPOSED SUBSTITUTIONS

A.	Proposed Substitutions

AXA Equitable and MONY America, on their own behalf and on behalf of their Separate Accounts, propose to exercise their contractual right to substitute different underlying investment options for current underlying investment options offered as funding options under the Contracts. In particular, the Section 26 Applicants request an order from the Commission pursuant to Section 26(c) of the 1940 Act approving the proposed substitution of shares of the Replacement Portfolios listed in the table below for shares of the corresponding Removed Portfolios listed opposite their names:

Sub. No.	Removed Portfolio (Share Class(es))	Replacement Portfolio (Share Class(es))
1.	American Century VP Mid Cap Value Fund (Class II)	EQ/American Century Mid Cap Value Portfolio (Class IB)
2.	Fidelity® VIP Contrafund® (Initial Class, Service Class 2)	EQ/Fidelity Institutional AMSM Large Cap Portfolio (Class K, Class IB)
3.	Franklin Rising Dividends VIP Fund (Class 2)	EQ/Franklin Rising Dividends Portfolio (Class IB)
4.	Franklin Strategic Income VIP Fund (Class 2)	EQ/Franklin Strategic Income Portfolio (Class IB)
5.	Goldman Sachs VIT Mid Cap Value Fund (Service Class)	EQ/Goldman Sachs Mid Cap Value Portfolio (Class IB)
6.	Invesco V.I. Global Real Estate Fund (Series II Class)	EQ/Invesco Global Real Estate Portfolio (Class IB)
7.	Invesco V.I. International Growth Fund (Series II Class)	EQ/Invesco International Growth Portfolio (Class IB)
8.	Ivy VIP Energy (Class II)	EQ/Ivy Energy Portfolio (Class IB)
9.	Ivy VIP Mid Cap Growth (Class II)	EQ/Ivy Mid Cap Growth Portfolio (Class IB)
10.	Ivy VIP Science and Technology (Class II)	EQ/Ivy Science and Technology Portfolio (Class IB)
11.	Lazard Retirement Emerging Markets Equity Portfolio (Service Class)	EQ/Lazard Emerging Markets Equity Portfolio (Class IB)
12.	MFS International Value Portfolio (Service Class)	EQ/MFS International Value Portfolio (Class IB)
13.	MFS Technology Portfolio (Service Class)	EQ/MFS Technology Portfolio (Class IB)
14.	MFS Utilities Series (Initial Class, Service Class)	EQ/MFS Utilities Series Portfolio (Class K, Class IB)
15.	PIMCO Real Return Portfolio (Advisor Class)	EQ/PIMCO Real Return Portfolio (Class IB)
16.	PIMCO Total Return Portfolio (Advisor Class)	EQ/PIMCO Total Return Portfolio (Class IB)
17.	T. Rowe Price Health Sciences Portfolio (II Class)	EQ/T. Rowe Price Health Sciences Portfolio (Class IB)

None of the proposed Substitutions would involve a transfer of all of the assets of an entire Removed Portfolio to a corresponding Replacement Portfolio.

The Section 17 Applicants request an order from the Commission pursuant to Section 17(b) of the 1940 Act exempting them from Section 17(a) of the 1940 Act to the extent necessary to permit them to carry out the In-Kind Transactions.

B.	Reasons and Support for the Proposed Substitutions

The proposed Substitutions are part of an ongoing effort by AXA Equitable and MONY America to make their Contracts more attractive to existing and prospective Contract owners. AXA Equitable, MONY America and FMG conducted an analysis of the third-party investment options offered under the Contracts. In conducting this analysis, they considered many factors such as benefit to Contract owners, operations, investments and compliance with the goal of continuing to offer a complete and diverse line-up of investment options. Based on this analysis, the Section 26 Applicants believe that the Replacement Portfolios and the Substitutions in this Application will help to accomplish this goal. The principal purposes of the proposed Substitutions are as follows:

1.	Simplified Menu of Investment Options

The proposed Substitutions are designed and intended to simplify the investment line-up that is available to Contract owners under the affected Contracts and thereby make the Contracts more attractive to Contract owners, while assuring consistency in the range of overall investment options provided by the Contracts. Pursuant to this goal, AXA Equitable and MONY America have engaged in a thorough review of the efficiencies and structures of all of the investment options that they offer under the Contracts. This review involved an evaluation that included the investment objectives and strategies, risk levels, asset sizes, expense ratios, investment performance, investment process, and the investment advisers and portfolio managers responsible for the management of each investment option. This review also involved an evaluation of the number of third-party investment options offered under MONY America or AXA Equitable’s insurance products, the offering of which can create greater complexity regarding the line-up of available investment options. The Section 26 Applicants believe that substituting the Replacement Portfolios for the Removed Portfolios would simplify the investment line-up for Contract owners and potentially lead to greater efficiencies in managing and administering the Contracts. Following the proposed Substitutions, nearly identical investment options offering access to nearly identical asset classes, investment advisers and investment strategies and risks will remain available under the Contracts.

2.	Simplification of the Investment Process and Communications with Contract Owners

The Section 26 Applicants submit that the proposed Substitutions will simplify the investment materials that Contract owners receive regarding the investment options available through the Separate Accounts. Even after meeting the requirements of Form N-1A and Rule 498, there is still a wide variation in the presentation of material from one registered open-end management investment company to another, which makes navigating and comparing information more complicated for the Contract owner. The proposed Substitutions will simplify the investment decision process for Contract owners as well as ongoing communications with Contract owners, as the Replacement Portfolios, as Portfolios of the EQ Trust, employ a common share class structure, a common set of policies and procedures, a common summary prospectus format, and a combined statutory prospectus and statement of additional information.

3.	Consistency in Investment Objectives, Strategies and Risks; Quality Management; Lower or Equal Net Annual Operating Expenses

AXA Equitable and MONY America each carefully reviewed each proposed Substitution with the goal of offering investment options with Replacement Portfolios that allow Contract owners to continue with the same investment expectations. The proposed Substitutions involve replacing a Removed Portfolio with a Replacement Portfolio with identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks. In addition, the Replacement Portfolios are managed by FMG, an established investment adviser, and sub-advised by the current investment adviser to each corresponding Removed Portfolio. As such, Contract owners will continue to have access to substantially identical investment options sub-advised by the same investment advisers that currently advise the corresponding Removed Portfolios.

The number and types of investment options available to Contract owners after the proposed Substitutions will remain the same as before the Substitutions. Accordingly, Contract owners will not see any reduction in the number or type of investment options available under the Contracts.

Importantly, AXA Equitable and MONY America each sought to provide Contract owners with investment options that have equal or lower operating expense ratios. Based on the fees and estimated expenses of the Replacement Portfolios, Contract owners with Contract value allocated to the subaccounts of the Removed Portfolios will have equal net annual operating expense ratios immediately after the proposed Substitutions as before the proposed Substitutions.

Moreover, each Replacement Portfolio has a management fee breakpoint schedule that could reduce the Replacement Portfolio’s management fee as assets increase. Also, the Replacement Portfolios are subject to the expense limits set forth below, under which FMG has contractually agreed to waive management fees and to reimburse expenses at least until April 30, 2021 so that the net annual operating expenses (including acquired fund fees and expenses) after any fee waiver and/or reimbursement (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses and extraordinary expenses) of the Replacement Portfolio do not exceed a certain level of the daily average net assets attributable to the respective class of shares.

Replacement Portfolio	Expense Limit Class IB	Expense Limit Class K*
EQ/American Century Mid Cap Value Portfolio	1.00%	N/A
EQ/Fidelity Institutional AMSM Large Cap Portfolio	0.87%	0.62%
EQ/Franklin Rising Dividends Portfolio	0.87%	N/A
EQ/Franklin Strategic Income Portfolio	0.93%	N/A
EQ/Goldman Sachs Mid Cap Value Portfolio	1.09%	N/A
EQ/Invesco Global Real Estate Portfolio	1.27%	N/A
EQ/Invesco International Growth Portfolio	1.18%	N/A
EQ/Ivy Energy Portfolio	1.19%	N/A
EQ/Ivy Mid Cap Growth Portfolio	1.10%	N/A
EQ/Ivy Science and Technology Portfolio	1.15%	N/A

EQ/Lazard Emerging Markets Equity Portfolio	1.38%	N/A
EQ/MFS International Value Portfolio	1.15%	N/A
EQ/MFS Technology Portfolio	1.14%	N/A
EQ/MFS Utilities Series Portfolio	1.05%	0.80%
EQ/PIMCO Real Return Portfolio	0.75%	N/A
EQ/PIMCO Total Return Portfolio	0.75%	N/A
EQ/T. Rowe Price Health Sciences Portfolio	1.20%	N/A

* N/A means that the class is not involved in the proposed Substitution.

In addition, the Section 26 Applicants agree that, for a period of two years following the implementation of the proposed Substitution (the “Substitution Date”), and for those Contracts with assets allocated to the Removed Portfolio on the Substitution Date, AXA Equitable, MONY America or an affiliate thereof (other than the EQ Trust) will reimburse, on the last business day of each fiscal quarter, the Contract owners whose subaccounts invest in the applicable Replacement Portfolio to the extent that the Replacement Portfolio’s net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the net annual operating expenses of the Removed Portfolio for the most recent fiscal year preceding the date of this Application. Neither AXA Equitable nor MONY America will increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts of affected Contract owners for a period of at least two years following the Substitution Date.

As discussed in Section III.B.6. below, the Section 26 Applicants also expect that the Substitutions will lead to greater efficiencies and related cost savings in administering the Contracts, which could benefit Contract owners that invest in the Replacement Portfolios by reducing certain expenses incurred by the Replacement Portfolios.

4.	Improved Sub-Adviser Selection

Each of the Removed Portfolios is unaffiliated with the Section 26 Applicants (except in some instances, the Separate Accounts may, as of the date of this Application, own more than 5% of the outstanding shares of such Removed Portfolio) and is managed by an unaffiliated investment adviser. The proposed Substitutions will replace the Removed Portfolios with investment options for which FMG, an affiliate of the Section 26 Applicants, acts as the Adviser. As such, the proposed Substitutions will permit FMG, under the Multi-Manager Order, to hire, monitor and replace Sub-Advisers without the costs and delays associated with obtaining a shareholder vote and as necessary to achieve optimal performance and the Replacement Portfolios’ investment objectives.

Notwithstanding the Multi-Manager Order, or any replacement order from the Commission, FMG has agreed, as a condition of this Application, that it will not change a Sub-Adviser, add a new Sub-Adviser, or otherwise rely on the Multi-Manager Order, or any replacement order from the Commission, with respect to any Replacement Portfolio without first obtaining shareholder approval of the change in Sub-Adviser, the new Sub-Adviser, or the Replacement Portfolio’s ability to rely on the Multi-Manager Order or any replacement order from the Commission at a shareholder meeting, the record date for which shall be after the proposed Substitution has been effected. In addition, the statutory prospectuses of the Replacement Portfolios will disclose that the Replacement Portfolios may not rely on the Multi-Manager Order without first obtaining shareholder approval.

After a Replacement Portfolio obtains shareholder approval, the Replacement Portfolio may continue to rely on the Multi-Manager Order or any replacement order from the Commission without obtaining further shareholder approval.

5.	No Expense to Contract Owners

The proposed Substitutions are designed to provide Contract owners with an opportunity to continue their investment in a substantially similar investment option without interruption and without any cost to them. As such, AXA Equitable, MONY America or an affiliate thereof (other than the EQ Trust) will pay all expenses and transaction costs of the proposed Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the proposed Substitutions. The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions. The proposed Substitutions will not cause the Contract fees and charges currently being paid by existing Contract owners to be greater after the Substitutions than before the Substitutions. The Contract value of each Contract owner affected by the proposed Substitutions will not change as a result of the proposed Substitutions. The terms of the benefits available under the Contracts will not change as a result of the proposed Substitutions.

Because the Substitutions will occur at relative net asset value, and the fees and charges under the Contracts will not change as a result of the Substitutions, the benefits offered by the guarantees under the Contracts will be the same immediately before and after the Substitutions. What effect the Substitutions may have on the value of the benefits offered by the Contract guarantees would depend, among other things, on the relative future performance of each Removed Portfolio and Replacement Portfolio, which the Section 26 Applicants cannot predict. Nevertheless, the Section 26 Applicants note that at the time of the Substitutions, the Contracts will offer the same number and a comparable variety of investment options with as broad a range of risk/return characteristics.

6.	Principal Motivations for AXA Equitable, MONY America and their Affiliates

a.	Greater Efficiencies in Administering the Contracts

Issuers of variable contracts are required, under provisions of the 1933 Act and 1940 Act, to provide certain mailings and communications that are generated by the investment options under their variable contracts. Specifically, insurance companies must distribute fund prospectuses, prospectus supplements, annual and semi-annual reports, and proxy materials to the beneficial owners of interests in those investment options (i.e., the contract owners). Off-cycle communications create mailing and administrative expenses for the issuing insurance company.

After the proposed Substitutions, customer mailings will be easier to schedule and aggregate and the Section 26 Applicants expect to realize significant administrative cost savings. Such cost savings will not only benefit the Section 26 Applicants, but will also benefit Contract owners that invest in the Replacement Portfolios. The ability of AXA Equitable, MONY America and FMG to coordinate on the form and timing of communications to Contract owners should result in fewer expenses for the Replacement Portfolios, which will be reflected in the Replacement Portfolios’ expenses.

b.	Greater Efficiencies in Compliance Oversight

AXA Equitable and MONY America anticipate that costs associated with compliance will be reduced as a result of the proposed Substitutions without reducing the effectiveness of either AXA Equitable’s or MONY America’s compliance programs. Compliance matters—such as computing accumulation unit values pursuant to Rule 22c-1 under the 1940 Act, detecting and preventing market timing or other disruptive trading activities, and monitoring for potential conflicts—often involve significant, and in some cases daily, communication and coordination among AXA Equitable and MONY America, their service providers, the portfolios in which the subaccounts invest, and the portfolios’ service providers. By reducing the number of third-party investment options, AXA Equitable and MONY America believe the costs associated with compliance oversight will be reduced, all without reducing the effectiveness of such programs. The proposed Substitutions will increase efficiencies by enabling AXA Equitable and MONY America to work principally with FMG, an affiliate, rather than numerous third-party investment advisers in different locations with different policies, procedures, systems, and availability. For the same reasons, the proposed Substitutions will help simplify due diligence that AXA Equitable and MONY America perform in connection with compliance monitoring of the Portfolios as investment vehicles for the subaccounts.

c.	Support the FMG Funds Platform

FMG and its affiliates have dedicated substantial resources to building and supporting FMG’s funds platform and are committed to growing the Replacement Portfolios’ assets. The proposed Substitutions will provide Contract owners with more options within EQ Trust from which to choose. Following the proposed Substitutions, FMG and its affiliates may market the Replacement Portfolios as potential investment options for other AXA and MONY America variable annuity contracts and variable life insurance policies as well as other insurers’ variable annuity contracts and variable life insurance policies. Each of the Replacement Portfolios will be available for investment under each Contract following the proposed Substitutions, and the Replacement Portfolios may be included as part of fund line-ups for existing and/or new variable products. The Replacement Portfolios also may become investment options under existing variable products through substitutions in accordance with Section 26(c) of the 1940 Act. FMG and its affiliates intend to explore each of these and other options to expand the EQ Trust’s platform and grow the Replacement Portfolios’ assets. The proposed Substitutions also would increase FMG’s assets under management, and therefore could increase its revenues and profitability.

C.	Comparisons of the Portfolios

Set forth below is a table briefly summarizing the investment objective and primary investments of each Removed Portfolio and its corresponding Replacement Portfolio. The investment objective(s) are identical and the primary investments are identical or substantially similar for each Removed Portfolio and its corresponding Replacement Portfolio. Following that table is a more detailed description. For each Substitution, this section sets forth the Removed Portfolio’s and the Replacement Portfolio’s:

1.	Investment advisers and Sub-Advisers, investment objectives, principal investment strategies, and principal risks;[12]

2.	Fees and expenses;[13] and

3.	Assets and performance histories for the Removed Portfolios.

Because each Removed Portfolio and its corresponding Replacement Portfolio have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks, the objectives and expectations of Contract owners will continue to be met after the proposed Substitutions.

Each description of the Removed Portfolio’s assets, fees, and expenses reflects the Removed Portfolio’s assets as of December 31, 2017 and describes the Removed Portfolio’s and Replacement Portfolio’s fees and expenses. If multiple share classes of a Removed Portfolio are affected by a proposed Substitution, the fees and expenses of each share class are set forth below. As noted in the tables, the expenses of each Replacement Portfolio are estimates for the current fiscal year based on the anticipated asset levels of the Replacement Portfolio following the proposed Substitution.

12 Based on the Removed Portfolio’s current summary prospectus as filed with the SEC through the date of this amendment. The investment risks of each Removed Portfolio disclosed in this Application correspond to the investment risks listed in the Removed Portfolio’s summary prospectus. Only the risk sub-headings were utilized in this Section III.C. of the Application to disclose a Removed Portfolio’s and Replacement Portfolio’s principal investment risks. Exhibit A to this Application includes the disclosure that accompanies each Removed Portfolio’s and Replacement Portfolio’s principal risks.

13 Based on the Removed Portfolio’s registration statement as filed with the SEC through the date of this amendment.

Importantly, for each Substitution, the combined current management fee and Rule 12b-1 fee of the Replacement Portfolio at all asset levels will be no higher than that of the corresponding Removed Portfolio at corresponding asset levels. In addition, while the Substitutions are expected to result in a total annual operating expense ratio for the Replacement Portfolio that is higher than that of the corresponding Removed Portfolio, the net annual operating expenses of each such Replacement Portfolio are expected to be the same as that of the corresponding Removed Portfolio for a period of at least two years following the Substitution Date. As such, for each Substitution, it is anticipated that the proposed Substitution will ensure that Contract owners with Contract value allocated to a Removed Portfolio will not pay higher fees for that Portfolio immediately following the Substitution. The Section 26 Applicants note that to the extent that a Replacement Portfolio will have a lower estimated total and/or net annual operating expense ratio relative to its corresponding Removed Portfolio, the lower expense ratio could positively affect the performance of the Replacement Portfolio compared to the Removed Portfolio.

Because the Replacement Portfolios have no operating histories, comparisons of actual performance are not provided for the proposed Substitutions. However, included below is:

1.	The average annual total returns for the Removed Portfolio for the time periods indicated as of December 31, 2017;

2.	If available, the performance of the Removed Portfolio’s performance benchmark index or indices for the same time periods.

Lastly, each comparison also contains a table listing the Contracts affected by the proposed Substitution.

Sub No	Removed Portfolio	Replacement Portfolio
1.	American Century VP Mid Cap Value Fund Objective: Long-term capital growth and secondarily, income Primary Investments: U.S. and foreign equity securities of mid-cap companies	EQ/American Century Mid Cap Value Portfolio Objective: Same Primary Investments: Same

Sub No	Removed Portfolio	Replacement Portfolio
2.	Fidelity® VIP Contrafund® Objective: Long-term capital appreciation Primary Investments: U.S. and foreign common stocks	EQ/Fidelity Institutional AMSM Large Cap Portfolio Objective: Identical Primary Investments: Identical or substantially similar
3.

Franklin Rising Dividends VIP Fund

Objective: Long-term capital appreciation; preservation of capital, while not a goal, is also an important consideration

Primary Investments: Equity securities of companies that have paid consistently rising dividends

EQ/Franklin Rising Dividends Portfolio Objective: Identical Primary Investments: Identical or substantially similar
4.

Franklin Strategic Income VIP Fund

Objective: High level of current income and secondarily, long-term capital appreciation

Primary Investments: Investment-grade and non-investment grade U.S. and foreign debt securities

EQ/Franklin Strategic Income Portfolio Objective: Identical Primary Investments: Identical or substantially similar
5.	Goldman Sachs VIT Mid Cap Value Fund Objective: Long-term capital appreciation Primary Investments: Equity securities of mid-cap companies	EQ/Goldman Sachs Mid Cap Value Portfolio Objective: Identical Primary Investments: Identical or substantially similar
6.	Invesco V.I. Global Real Estate Fund Objective: Total return through capital growth and current income Primary Investments: U.S. and foreign real estate and real-estate related issuers	EQ/Invesco Global Real Estate Portfolio Objective: Identical Primary Investments: Identical or substantially similar
7.	Invesco V.I. International Growth Fund Objective: Long-term capital growth Primary Investments: Equity securities and depositary receipts of foreign issuers	EQ/Invesco International Growth Portfolio Objective: Identical Primary Investments: Identical or substantially similar
8.	Ivy VIP Energy Objective: Capital growth and appreciation Primary Investments: Securities of companies within the energy sector	EQ/Ivy Energy Portfolio Objective: Identical Primary Investments: Identical or substantially similar
9.	Ivy VIP Mid Cap Growth Objective: Growth of capital Primary Investments: Common stocks of mid-cap companies	EQ/Ivy Mid Cap Growth Portfolio Objective: Identical Primary Investments: Identical or substantially similar
10.	Ivy VIP Science and Technology Objective: Growth of capital Primary Investments: Equity securities of science and technology companies round the globe	EQ/Ivy Science and Technology Portfolio Objective: Identical Primary Investments: Identical or substantially similar
11.	Lazard Retirement Emerging Markets Equity Portfolio Objective: Long-term capital appreciation Primary Investments: Equity securities companies whose activities are located in emerging market countries	EQ/Lazard Emerging Markets Equity Portfolio Objective: Identical Primary Investments: Identical or substantially similar

Sub No	Removed Portfolio	Replacement Portfolio
12.	MFS International Value Portfolio Objective: Capital appreciation Primary Investments: Foreign equity securities of value companies	EQ/ MFS International Value Portfolio Objective: Identical Primary Investments: Identical or substantially similar
13.	MFS Technology Portfolio Objective: Capital appreciation Primary Investments: Equity securities of issuers that provide or will benefit significantly from technological advances and improvements	EQ/ MFS Technology Portfolio Objective: Identical Primary Investments: Identical or substantially similar
14.	MFS Utilities Series Objective: Total return Primary Investments: Primarily equity, but also debt securities, of issuers in the utilities industry	EQ/ MFS Utilities Series Portfolio Objective: Identical Primary Investments: Identical or substantially similar
15.	PIMCO Real Return Portfolio Objective: Maximum real return, consistent with preservation of capital Primary Investments: U.S. and foreign government inflation-indexed bonds	EQ/PIMCO Real Return Portfolio Objective: Identical Primary Investments: Identical or substantially similar
16.	PIMCO Total Return Portfolio Objective: Maximum total return, consistent with preservation of capital Primary Investments: Investment-grade and non-investment grade fixed-income instruments	EQ/PIMCO Total Return Portfolio Objective: Identical Primary Investments: Identical or substantially similar
17.	T. Rowe Price Health Sciences Portfolio Objective: Long-term capital appreciation Primary Investments: Equity securities of companies engaged in health sciences	EQ/T. Rowe Price Health Sciences Portfolio Objective: Identical Primary Investments: Identical or substantially similar

1.	Substitution 1 – Shares of American Century VP Mid Cap Value Fund for shares of EQ/American Century Mid Cap Value Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
American Century VP Mid Cap Value Fund	EQ/American Century Mid Cap Value Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser

American Century Investment Management, Inc. (“American Century”)	FMG American Century

Investment Objective	Investment Objective
The fund seeks long-term capital growth. Income is a secondary objective.	Identical

Principal Investment Strategies	Principal Investment Strategies

Under normal market conditions, the portfolio managers will invest at least 80% of the fund’s net assets in medium size companies. The portfolio managers consider medium size companies to include those whose market capitalization at the time of purchase is within the capitalization range of the Russell 3000® Index, excluding the largest 100 such companies. The portfolio managers intend to manage the fund so that its weighted capitalization falls within the capitalization range of the members of the Russell Midcap® Index.

In selecting stocks for the fund, the portfolio managers look for companies whose stock price may not reflect the company’s value. The managers attempt to purchase the stocks of these undervalued companies and hold each stock until the price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company.

The fund may invest a portion of its assets in foreign securities when these securities meet the portfolio managers’ standards of selection.

Identical or substantially similar

Principal Risks	Principal Risks
• Mid Cap Stocks • Style Risk • Foreign Securities • IPO Risk • Market Risk • Price Volatility • Redemption Risk • Principal Loss	Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class II of the American Century VP Mid Cap Value Fund will be transferred to Class IB of the EQ/American Century Mid Cap Value Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $1.39 billion. As of December 31, 2017, the proposed Substitution will involve approximately $281.64 million of the net assets of the Removed Portfolio’s Class II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $281.64 million in net assets. The Replacement Portfolio will have approximately $281.64 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	American Century VP Mid Cap Value Fund	EQ/American Century Mid Cap Value Portfolio
Share Class	Class II	Class IB*
Management Fee	0.90%	0.90%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.01%	0.14%
Acquired Fund Fees and Expenses	-	0.01%
Total Annual Portfolio Operating Expenses	1.16%	1.30%
Fee Waiver/Expense Reimbursement	0.16%‡	0.30%†
Total – After Fee Waiver/Expense Reimbursement	1.00%	1.00%
Management Fee Breakpoint Schedule	0.900% on all assets	First $1b - 0.900% Next $1b - 0.850% Next $3b - 0.825% Next $5b - 0.800% Thereafter - 0.775%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

‡

American Century has agreed to waive 0.16 percentage points of the fund’s management fee. American Century expects this waiver to continue until April 30, 2019 and cannot terminate it prior to such date without the approval of the Board of Directors.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.00% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
American Century VP Mid Cap Value Fund (Class II)	11.47%	15.24%	10.56%	10.96%
Russell Midcap Value Index	13.34%	14.68%	9.10%	10.06%
*	Annualized

†	Inception date of the Class II shares is October 29, 2004.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A	Equi-Vest (Series 201) Equi-Vest Strategies (Series 901)
Separate Account FP	Champion 2000 Corporate Owned Incentive Life Incentive Life COLI Incentive Life COLI ‘04 Incentive Life Legacy Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

2.	Substitution 2 – Shares of Fidelity® VIP Contrafund® for shares of EQ/Fidelity Institutional AMSM Large Cap Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Investment Adviser	Investment Adviser and Sub-Adviser
Fidelity Management and Research Company (“FMR”)	FMG FIAM LLC

FIAM LLC is a Fidelity Investments company and is wholly owned by FIAM Holdings Corp., which in turn is owned by FMR.

Investment Objective	Investment Objective
The fund seeks long-term capital appreciation.	Identical

Principal Investment Strategies • Normally investing primarily in common stocks.	Principal Investment Strategies Identical or substantially similar

•  Investing in securities of companies whose value FMR believes is not fully recognized by the public.

•  Investing in domestic and foreign issuers.

•  Investing in either “growth” stocks or “value” stocks or both.

•  Using fundamental analysis of factors such as each issuer’s financial condition and industry position, as well as market and economic conditions, to select investments.

Principal Risks • Stock Market Volatility • Foreign Exposure • Issuer-Specific Changes	Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Service Class 2 of the Fidelity® VIP Contrafund® will be transferred to Class IB of the EQ/Fidelity Institutional AMSM Large Cap Portfolio, and Contract owners invested in Initial Class of the Fidelity VIP Contrafund will be transferred to Class K of the EQ/Fidelity Institutional AMSM Large Cap Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $19.99 billion. As of December 31, 2017, the proposed Substitution will involve approximately, $4.95 million of the net assets of the Removed Portfolio’s Initial Shares and $741.44 million of the net assets of the Removed Portfolio’s Service Class 2 shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class K and Class IB shares will have approximately $4.95 million and
$741.44 million in net assets, respectively. The Replacement Portfolio will have approximately $746.39 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Fidelity® VIP Contrafund®	EQ/Fidelity Institutional AMSM Large Cap Portfolio
Share Class	Initial Class	Class K*
Management Fee	0.54%	0.54%
Distribution and/or Service Fee (12b-1 fees)	0.00%	0.00%
Other Expenses	0.08%	0.12%
Total Annual Portfolio Operating Expenses	0.62%	0.66%
Fee Waiver/Expense Reimbursement	-	0.04%†
Total – After Fee Waiver/Expense Reimbursement	0.62%	0.62%
Management Fee Breakpoint Schedule	group fee rate*: 0.2414% individual fund fee rate: 0.3000% *group management fee schedule aggregates assets among a number of portfolios	First $1b - 0.540% Next $1b - 0.500% Next $3b - 0.475% Next $5b - 0.450% Thereafter - 0.425%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	-	-

	Removed Portfolio	Replacement Portfolio
	Fidelity VIP Contrafund	EQ/Fidelity Institutional AMSM Large Cap Portfolio
Share Class	Service Class 2	Class IB*
Management Fee	0.54%	0.54%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.08%	0.12%
Total Annual Portfolio Operating Expenses	0.87%	0.91%
Fee Waiver/Expense Reimbursement	-	0.04%†
Total – After Fee Waiver/Expense Reimbursement	0.87%	0.87%
Management Fee Breakpoint Schedule	group fee rate*: 0.2414% individual fund fee rate: 0.3000% *group management fee schedule aggregates assets among a number of portfolios	First $1b - 0.540% Next $1b - 0.500% Next $3b - 0.475% Next $5b - 0.450% Thereafter - 0.425%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 0.62% for Class K and 0.87% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Fidelity® VIP Contrafund® (Initial Class)	21.88%	14.26%	7.29%	11.26%
S&P 500 Index	21.83%	15.79%	8.50%	10.06%
*	Annualized

†	Inception date of the Initial Class shares is January 3, 1995.

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Fidelity® VIP Contrafund® (Service Class 2)	21.59%	13.97%	7.02%	7.00%
S&P 500 Index	21.83%	15.79%	8.50%	5.56%
*	Annualized

†	Inception date of the Service Class 2 shares is January 12, 2000.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life Survivorship 2000 Survivorship Incentive Life (1999) Survivorship Incentive Life (2002) Survivorship Incentive Life Legacy
Separate Account 65	Momentum Retirement Gateway Retirement Strategies Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III Corporate Sponsored Variable Universal Life

3.	Substitution 3 – Shares of Franklin Rising Dividends VIP Fund for shares of EQ/Franklin Rising Dividends Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Franklin Rising Dividends VIP Fund	EQ/Franklin Rising Dividends Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Franklin Advisory Services, LLC (“Franklin Advisory Services”)	FMG Franklin Advisory Services

Investment Objective	Investment Objective
Long-term capital appreciation. Preservation of capital, while not a goal, is also an important consideration.	Identical

Principal Investment Strategies	Principal Investment Strategies

Under normal market conditions, the Fund invests at least 80% of its net assets in equity securities of financially sound companies that have paid consistently rising dividends. The Fund invests predominantly in equity securities, mostly common stocks. Companies that have paid consistently rising dividends include those companies that currently pay dividends on their common stocks and have maintained or increased their dividend rate during the last four consecutive years.

Identical or substantially similar

Under normal market conditions, the Fund invests at least 65% of its net assets in securities of companies that have:

•   consistently increased dividends in at least 8 out of the last 10 years and have not decreased dividends during that time;

•   increased dividends substantially (at least 100%) over the last 10 years;

•   reinvested earnings, paying out less than 65% of current earnings in dividends;

•   either long-term debt that is no more than 50% of total capitalization or senior debt that has been rated investment grade by at least one of the major bond rating organizations; and

•   attractive prices, either: (1) in the lower half of the stock’s price/earnings ratio range for the past 10 years; or (2) less than price/earnings ratio of the Standard & Poor’s® 500 Stock Index.

The Fund typically invests the rest of its assets in equity securities of companies that pay dividends but do not meet all of these criteria. The Fund may invest in companies of any size, across the entire market spectrum. Although the investment manager searches for investments that it believes to meet the criteria across all sectors, from time to time, based on economic conditions, the Fund may have significant positions in particular sectors.

The investment manager is a research driven, fundamental investor. As a “bottom-up” investor focusing primarily on individual securities, the investment manager looks for companies that it believes meet the criteria above and are fundamentally sound and attempts to acquire them at attractive prices. In following these criteria, the Fund does not necessarily focus on companies whose securities pay a high dividend rate but rather on companies that consistently increase their dividends.

The Fund may invest up to 25% of its total assets in foreign securities.

Principal Risks	Principal Risks
• Market	Identical or substantially similar

• Dividend-Oriented Companies • Smaller and Midsize Companies • Focus • Foreign (non-U.S.) Securities • Management

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class 2 of the Franklin Rising Dividends VIP Fund will be transferred to Class IB of the EQ/Franklin Rising Dividends Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $1.91 billion. As of December 31, 2017, the proposed Substitution will involve approximately $147.98 million of the net assets of the Removed Portfolio’s Class 2 shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $147.98 million in net assets. The Replacement Portfolio will have approximately $147.98 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Franklin Rising Dividends VIP Fund	EQ/Franklin Rising Dividends Portfolio
Share Class	Class 2	Class IB*
Management Fee	0.60%	0.60%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.02%	0.16%
Total Annual Portfolio Operating Expenses	0.87%	1.01%
Fee Waiver/Expense Reimbursement	-	0.14%†
Total – After Fee Waiver/Expense Reimbursement	0.87%	0.87%

Reimbursement
Management Fee Breakpoint Schedule	0.750% up to and including $500 million 0.625% over $500 million up to and including $1 billion 0.500% over $1 billion up to and including $5 billion 0.490% over $5 billion	First $1b - 0.600% Next $1b - 0.550% Next $3b - 0.510% Next $5b - 0.490% Thereafter - 0.475%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.35%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 0.87% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Franklin Rising Dividends VIP Fund (Class 2)	20.56%	13.70%	8.82%	8.33%
S&P 500 Index	21.83%	15.79%	8.50%	5.99%
*	Annualized

†	Inception date of the Class 2 shares is January 6, 1999.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP

Champion 2000

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

4.	Substitution 4 – Shares of Franklin Strategic Income VIP Fund for shares of EQ/Franklin Strategic Income Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Franklin Strategic Income VIP Fund	EQ/Franklin Strategic Income Portfolio

Investment Adviser Franklin Advisers, Inc. (“Franklin Advisers”)	Investment Adviser and Sub-Adviser FMG Franklin Advisers
Investment Objective	Investment Objective

High level of current income. A secondary goal is long-term capital appreciation.	Identical

Principal Investment Strategies

Under normal market conditions, the Fund invests its assets primarily to predominantly in U.S. and foreign debt securities, including those in emerging markets. The Fund shifts its investments among various classes of debt securities and at any given time may have a substantial amount of its assets invested in any class of debt security.

The Fund may invest up to 100% of its assets in high yield, lower-quality debt securities (also known as “junk bonds”). The below-investment grade debt securities in which the Fund invests are generally rated at least Caa by Moody’s Investors Service (Moody’s) or CCC by Standard & Poor’s (S&P®) or are unrated securities the Fund’s investment manager determines are of comparable quality.

The Fund may invest in many different securities issued or guaranteed by the U.S. government or by non-U.S. governments, or their respective agencies or instrumentalities, including mortgage-backed securities and inflation-indexed securities issued by the U.S. Treasury. The Fund may purchase or sell mortgage-backed securities on a delayed delivery or forward commitment basis through the “to-be-announced” (TBA) market. With TBA transactions, the particular securities to be delivered securities must meet specified terms and standards. The Fund may also invest a small portion of its assets directly in mortgage loans.

For purposes of pursuing its investment goals, the Fund regularly enters into various currency-related transactions involving derivative instruments, including currency and cross currency forwards, currency swaps, currency and currency index futures contracts and currency options. The Fund may also enter into interest rate and credit-related transactions involving derivative instruments, including interest rate, fixed income total return and credit default swaps and bond/interest rate futures contracts. The use of these derivative transactions may allow the Fund to obtain net long or net short exposures to selected currencies, interest rates, countries, durations or credit risks. These derivative instruments may be used for hedging purposes, to enhance Fund returns or to obtain exposure to various market sectors.

Principal Investment Strategies Identical or substantially similar

The Fund uses an active allocation strategy to try to achieve its investment goals. The investment manager uses a “top-down” analysis of macroeconomic trends combined with a “bottom-up” fundamental analysis of market sectors, industries, and issuers to try to take advantage of varying sector reactions to economic events.

Principal Risks

•   Credit

•   Interest Rate

•   High-Yield Debt Securities

•   Market

•   Income

•   Variable Rate Securities

•   Foreign (non-U.S.) Securities

•   Sovereign Debt Securities

•   Emerging Market Countries

•   Mortgage and Asset-Backed Securities

•   Focus

•   Inflation

•   Floating Rate Corporate Investments

•   Derivative Instruments

•   Currency Management Strategies

•   Liquidity

•   Management

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class 2 of the Franklin Strategic Income VIP Fund will be transferred to Class IB of the AXA/Franklin Strategic Income Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $658.1 million. As of December 31, 2017, the proposed Substitution will involve approximately $118.32 million of the net assets of the Removed Portfolio’s Class 2 shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $118.32 million in net assets. The Replacement Portfolio will have approximately $118.32 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Franklin Strategic Income VIP Fund	EQ/Franklin Strategic Income Portfolio
Share Class	Class 2	Class IB*
Management Fee	0.60%	0.59%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.08%	0.21%
Acquired Fund Fees and Expenses	0.05%	0.05%
Total Annual Portfolio Operating Expenses	0.98%	1.10%
Fee Waiver/Expense Reimbursement	0.05%‡	0.17%†
Total – After Fee Waiver/Expense Reimbursement	0.93%	0.93%
Management Fee Breakpoint Schedule

0.625% up to and including $500 million

0.525% over $500 million, up to and including $1 billion

0.480% over $1 billion, up to and including $1.5 billion

0.435% over $1.5 billion, up to and including $6.5 billion

0.415% over $6.5 billion, up to and including $11.5 billion

0.400% over $11.5 billion, up to and including $16.5 billion

0.390% over $16.5 billion, up to and including $19 billion

0.380% over $19 billion, up to and including $21.5 billion

0.370% in excess of $21.5 billion

		First $750m - 0.590% Next $750m - 0.490% Next $1b - 0.440% Next $2.5b - 0.430% Thereafter - 0.370%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

‡

Franklin has contractually agreed in advance to reduce its fees as a result of the Fund’s investments in Franklin Templeton affiliated funds (acquired funds), including a Franklin Templeton money fund, for the next 12-month period. Contractual fee waiver and/or expense reimbursement agreements may not be changed or terminated during the time period set forth above.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 0.93% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Franklin Strategic Income VIP Fund (Class 2)	4.56%	2.69%	5.04%	6.07%
Bloomberg Barclays U.S. Aggregate Index	3.54%	2.10%	4.01%	4.69%
*	Annualized

†	Inception date of Class 2 shares is April 15, 2001.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP

Champion 2000

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life Survivorship 2000 Survivorship Incentive Life (1999) Survivorship Incentive Life (2002) Survivorship Incentive Life Legacy
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

5.	Substitution 5 – Shares of Goldman Sachs VIT Mid Cap Value Fund for shares of EQ/Goldman Sachs Mid Cap Value Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio

Goldman Sachs VIT Mid Cap Value Fund

Investment Adviser

Goldman Sachs Asset Management, L.P.

(“GSAM”)

Investment Objective

The Fund seeks long-term capital appreciation.

Principal Investment Strategies

The Fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at time of purchase) (“Net Assets”) in a diversified portfolio of equity investments in mid-cap issuers with public stock market capitalizations within the range of the market capitalization of companies constituting the Russell Midcap® Value Index at the time of investment. Although the Fund will invest primarily in publicly traded U.S. securities, including real estate investment trusts (“REITS”), it may invest in foreign securities, including securities of issuers in countries with emerging markets or economies (“emerging countries”) and securities quoted in foreign currencies.

The Fund’s equity investment process involves: (1) using multiple industry-specific valuation metrics to identify real economic value and

EQ/Goldman Sachs Mid Cap Value Portfolio Investment Adviser and Sub-Adviser FMG GSAM Investment Objective Identical Principal Investment Strategies Identical or substantially similar company potential in stocks, screened by valuation, profitability and business characteristics; (2) conducting in-depth company research and assessing overall business quality; and (3) buying those securities that a sector portfolio manager recommends, taking into account feedback from the rest of the portfolio management team.

The Fund may also invest in companies with public stock market capitalizations outside the range of companies constituting the Russell Midcap® Value Index at the time of investment and in fixed income securities, such as government, corporate and bank debt obligations.

The Fund’s benchmark index is the Russell Midcap® Value Index.

Principal Risks • Investment Style Risk • Large Shareholder Transactions Risk • Market Risk • Mid-Cap and Small-Cap Risk • Portfolio Turnover Rate Risk • REIT Risk • Stock Risk	Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Service shares of the Goldman Sachs VIT Mid Cap Value Fund will be transferred to Class IB of the EQ/Goldman Sachs Mid Cap Value Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $777.1 million. As of December 31, 2017, the proposed Substitution will involve approximately $102.0 million of the net assets of the Removed Portfolio’s Service shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $102.0 million in net assets. The Replacement Portfolio will have approximately $102.0 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Goldman Sachs VIT Mid Cap Value Fund	EQ/Goldman Sachs Mid Cap Value Portfolio
Share Class	Service	Class IB*
Management Fee	0.77%§	0.77%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.07%	0.20%
Total Annual Portfolio Operating Expenses	1.09%	1.22%
Fee Waiver/Expense Reimbursement	-	0.13%†
Total – After Fee Waiver/Expense Reimbursement	1.09%	1.09%
Management Fee Breakpoint Schedule	0.800% first $2 billion 0.720% next $3 billion 0.680% next $3 billion 0.670% over $8 billion	First $1b - 0.770% Next $1b - 0.750% Next $3b - 0.725% Next $5b - 0.680% Thereafter - 0.670%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

§	Management fee has been restated to reflect current fee.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.09% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Goldman Sachs VIT Mid Cap Value Fund (Service)	10.85%	11.27%	6.95%	7.09%
Russell Midcap Value Index	3.34%	14.68%	9.10%	8.77%
*	Annualized

†	Inception date of the Service shares is January 9, 2006.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

6.	Substitution 6 – Shares of Invesco V.I. Global Real Estate Fund for shares of EQ/Invesco Global Real Estate Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Invesco V.I. Global Real Estate Fund	EQ/Invesco Global Real Estate Portfolio

Investment Adviser and Sub-Adviser	Investment Adviser and Sub-Adviser

Invesco Invesco Asset Management Limited	FMG Invesco

Investment Objective	Investment Objective

The Fund’s investment objective is total return through growth of capital and current income.	Identical

Principal Investment Strategies

The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in securities of real estate and real estate-related issuers, and in derivatives and other instruments that have economic characteristics similar to such securities. The Fund’s common stock investments may also include China A-shares (shares of companies based in mainland China that trade on the Shanghai Stock Exchange and the Shenzhen Stock Exchange). The Fund invests primarily in real estate investment trusts (REITs) and equity securities (including common and preferred stock, and convertible securities) of domestic and foreign issuers.

Principal Investment Strategies Identical or substantially similar

The Fund considers an issuer to be a real estate or real estate-related issuer if at least 50% of its assets, gross income or net profits are attributable to ownership, construction, management or sale of residential, commercial or industrial real estate. These issuers include (i) REITs or other real estate operating issuers that (a) own property, (b) make or invest in short-term construction and development mortgage loans, or (c) invest in long-term mortgages or mortgage pools, and (ii) issuers whose products and services are related to the real estate industry, such as manufacturers and distributors of building supplies and financial institutions that issue or service mortgages.

The Fund may also invest in debt securities of domestic and foreign issuers (including corporate debt obligations and commercial mortgage-backed securities). The Fund may invest up to 10% of its net assets in non-investment grade debt securities (commonly known as “junk bonds”) of real estate and real estate-related issuers.

Under normal circumstances, the Fund will provide exposure to investments that are economically tied to at least three different countries, including the U.S. and at least 40%, unless market conditions are not deemed favorable, in which case at least 30% of the Fund’s net assets will provide exposure to investments that are economically tied to countries other than the U.S. The Fund may invest up to 20% of its net assets in securities of issuers located in emerging markets countries, i.e., those that are in the early stages of their industrial cycles.

The Fund may invest in securities of issuers of all capitalization sizes. Real estate companies tend to have smaller asset bases compared with other market sectors, therefore, the Fund may hold a significant amount of securities of small- and mid-capitalization issuers.

The Fund may engage in short sales of securities. The Fund may engage in short sales with respect to securities it owns or securities it does not own. Generally, the Fund will sell a security short to (1) take advantage of an expected decline in the security price in anticipation of purchasing the same security at a later date at a lower price, or (2) to protect a profit in a security that it owns. The Fund will not sell a security short if, as a result of such short sale, the aggregate market value of all securities sold short exceeds 10% of the Fund’s net assets.

The Fund can invest in derivative instruments including forward foreign currency contracts.

The Fund can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated, though the Fund has not historically used these instruments.

When constructing the portfolio, the portfolio managers use a fundamentals-driven investment process, including an evaluation of factors such as property market cycle analysis, property evaluation and management and structure review to identify securities with characteristics including (i) quality underlying properties, (ii) solid management teams with the ability to effectively manage capital structure decisions and execute their stated strategic plan, and (iii) attractive valuations relative to peer investment alternatives.

The portfolio managers focus on equity REITs and real estate operating issuers. Each qualified security in the investment universe is analyzed using fundamental real estate analysis and valuation review to identify securities that appear to have relatively favorable long-term prospects and attractive values. Some of the fundamental real estate factors that are considered include: forecasted occupancy and rental rates of the various property markets in which a firm may operate, property locations, physical attributes, management depth and skill, insider ownership, overall debt levels, percentage of variable rate financing and fixed charge coverage ratios. The issuers that are believed to have the most attractive fundamental real estate attributes are then evaluated on the basis of relative value. Some of the valuation factors that are considered include: cash flow consistency and assets to price multiples.

The portfolio managers seek to construct a portfolio with risk characteristics similar to the FTSE EPRA/NAREIT Global Index. The Fund uses this index as a guide in structuring the portfolio, but the Fund is not an index fund.

The portfolio managers seek to limit risk through various controls, such as diversifying the portfolio property types and geographic areas as well as by considering the relative liquidity of each security and limiting the size of any one holding.

The Portfolio managers will consider selling a security if they conclude (1) its relative valuation has fallen below desired levels, (2) its risk/return profile has changed significantly, (3) its fundamentals have changed, or (4) a more attractive investment opportunity is identified.

Principal Risks

•   Convertible Securities Risk

•   Debt Securities Risk

•   Derivatives Risk

•   Emerging Markets Securities Risk

•   Foreign Securities Risk

•   Geographic Focus Risk

•   High Yield Debt Securities (Junk Bond) Risk

•   Management Risk

•   Market Risk

•   Mortgage- and Asset-Backed Securities Risk

•   Preferred Securities Risk

•   REIT Risk/Real Estate Risk

•   Short Position Risk

•   Small- and Mid-Capitalization Companies Risks

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Series II of the Invesco V.I. Global Real Estate Fund will be transferred to Class IB of the EQ/Invesco Global Real Estate Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $421.39 million. As of December 31, 2017, the proposed Substitution will involve approximately $218.13 million of the net assets of the Removed Portfolio’s Series II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $218.13 million in net assets. The Replacement Portfolio will have approximately $218.13 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Invesco V.I. Global Real Estate Fund	EQ/Invesco Global Real Estate Portfolio
Share Class	Series II	Class IB*
Management Fee	0.75%	0.74%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.27%	0.15%
Total Annual Portfolio Operating Expenses	1.27%	1.14%
Fee Waiver/Expense Reimbursement	-	-†
Total – After Fee Waiver/Expense Reimbursement	1.27%	1.14%
Management Fee Breakpoint Schedule	0.750% first $250 million 0.740% next $250 million 0.730% next $500 million 0.720% next $1.5 billion 0.710% next $2.5 billion 0.700% next $2.5 billion 0.690% next $2.5 billion 0.680% over $10 billion	First $1b - 0.735% Next $1b - 0.700% Next $3b - 0.675% Next $5b - 0.650% Thereafter - 0.625%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.27% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Invesco V.I. Global Real Estate Fund (Series II)	12.73%	5.72%	2.96%	8.01%
MSCI World Index (Net)	22.40%	11.64%	5.03%	7.46%
Custom Invesco Global Real Estate Index	13.99%	6.80%	3.51%	N/A
Lipper VUF Real Estate Funds Classification Average	5.45%	8.48%	6.95%	N/A
*	Annualized

†	Inception date of the Series II shares is April 30, 2004.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901) Retirement Gateway Retirement Strategies
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

7.	Substitution 7 – Shares of Invesco V.I. International Growth Fund for shares of EQ/Invesco International Growth Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Invesco V.I. International Growth Fund	EQ/Invesco International Growth Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Invesco	FMG Invesco

Investment Objective	Investment Objective
The Fund’s investment objective is long-term growth of capital.	Identical

Principal Investment Strategies

The Fund invests primarily in equity securities and depositary receipts of foreign issuers. The principal types of equity securities in which the Fund invests are common and preferred stock. The Fund’s common stock investments also include China A-shares (shares of companies based in mainland China that trade on the Shanghai Stock Exchange and the Shenzhen Stock Exchange).

Principal Investment Strategies Identical or substantially similar

Under normal circumstances, the Fund will provide exposure to investments that are economically tied to at least three different countries outside of the U.S. The Fund may also invest up to 1.25 times the amount of the exposure to emerging markets countries in the MSCI All Country World ex-U.S. Growth Index. Emerging market countries are those in the early stages of their industrial cycles.

The Fund invests primarily in securities of issuers that are considered by the Fund’s portfolio managers to have potential for earnings or revenue growth.

The Fund invests primarily in the securities of large-capitalization issuers and may invest a significant amount of its net assets in the securities of mid-capitalization issuers.

The Fund can invest in derivative instruments, including forward foreign currency contracts and futures contracts.

The Fund can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated, though the Fund has not historically used the instruments.

The Fund can use futures contracts to gain exposure to the broad market in connection with managing cash balances or to hedge against downside risk.

The portfolio managers employ a disciplined investment strategy that emphasizes fundamental research. The fundamental research primarily focuses on identifying quality growth companies and is supported by quantitative analysis, portfolio construction and risk management. Investments for the portfolio are selected bottom-up on a security-by-security basis. The focus is on the strengths of individual issuers, rather than sector or country trends. The portfolio managers’ strategy primarily focuses on identifying issuers that they believe have sustainable earnings growth, efficient capital allocation, and attractive prices.

The Fund’s portfolio managers may consider selling a security for several reasons, including when (1) its price changes such that they believe it has become too expensive, (2) the original investment thesis for the company is no longer valid, or (3) a more compelling investment opportunity is identified.

Principal Risks	Principal Risks
• Depositary Receipts Risk	Identical or substantially similar

• Derivatives Risk

• Emerging Markets Securities Risk

• Foreign Securities Risk

• Geographic Focus Risk

• Growth Investing Risk

• Investing in the European Union Risk

• Management Risk

• Market Risk

• Mid-Capitalization Companies Risk

• Preferred Securities Risk

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Series II of the Invesco V.I. International Growth Fund will be transferred to Class IB of the EQ/Invesco International Growth Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $2.09 billion. As of December 31, 2017, the proposed Substitution will involve approximately $189.65 million of the net assets of the Removed Portfolio’s Series II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $189.65 million in net assets. The Replacement Portfolio will have approximately $189.65 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Invesco V.I. International Growth Fund	EQ/Invesco International Growth Portfolio
Share Class	Series II	Class IB*
Management Fee	0.71%	0.71%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.22%	0.16%
Acquired Fund Fees and Expenses	0.01%	0.01%
Total Annual Portfolio Operating Expenses	1.19%	1.13%
Fee Waiver/Expense Reimbursement	0.01‡	-†
Total – After Fee Waiver/Expense Reimbursement	1.18%	1.13%
Management Fee Breakpoint Schedule	0.750% first $250 million 0.700% over $250 million	First $1b - 0.710% Next $1b - 0.700% Next $3b - 0.675% Next $5b - 0.650% Thereafter - 0.625%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

‡

Invesco has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds, which will have the effect of reducing Acquired Fund Fees and Expenses. Unless Invesco continues the fee waiver agreement, it will terminate on June 30, 2019. During its term, the fee waiver agreement cannot be terminated or amended to reduce the advisory fee waiver without approval of the Board of Trustees.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.18% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Invesco V.I. International Growth Fund (Series II)	22.73%	7.12%	3.16%	7.72%
MSCI All Country World ex-U.S. Index (Net)	27.19%	6.80%	1.84%	7.60%
Custom Invesco International Growth Index (Net)	32.01%	8.27%	2.43%	N/A
Lipper VUF International Large-Cap Growth Funds Index	24.53%	7.55%	3.08%	N/A
*	Annualized

†	Inception date of the Series II shares is September 19, 2001.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17[8]

Retirement Cornerstone Series 17 Series E8

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901) Retirement Gateway Retirement Strategies
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

8.	Substitution 8 – Shares of Ivy VIP Energy for shares of EQ/Ivy Energy Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Ivy VIP Energy	EQ/Ivy Energy Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Ivy Investment Management Company (“IICO”)	FMG IICO

Investment Objective	Investment Objective
To seek to provide capital growth and appreciation	Identical

Principal Investment Strategies	Principal Investment Strategies

Ivy VIP Energy seeks to achieve its objective by investing, under normal circumstances, at least 80% of its net assets in securities of companies within the energy sector, which includes all aspects of the energy industry, such as exploration, discovery, production, distribution or infrastructure of energy and/or alternative energy sources.

These companies may include, but are not limited to, oil companies, oil and gas drilling, equipment and services companies, oil and gas exploration and production companies, oil and gas storage and transportation companies, natural gas pipeline

Identical or substantially similar

companies, refinery companies, energy conservation companies, coal, transporters, utilities, alternative energy companies and innovative energy technology companies. The Portfolio also may invest in companies that are not within the energy sector that are engaged in the development of products and services to enhance energy efficiency for the users of those products and services.

After conducting a top-down (assessing the market environment) market analysis of the energy industry and geopolitical issues and then identifying trends and sectors, IICO, the Portfolio’s investment manager, uses a research-oriented, bottom-up (researching individual issuers) investment approach when selecting securities for the Portfolio, focusing on company fundamentals and growth prospects. In general, the Portfolio emphasizes companies that IICO believes are strongly managed and can generate above average, capital growth and appreciation. IICO analyzes net asset value, free cash flow and balance sheet strength and focuses on companies that exhibit capital discipline with a low cost structure and strong assets. The Portfolio invests in a blend of value and growth companies domiciled throughout the world, which may include companies that are offered in initial public offerings (IPOs). While IICO typically seeks to invest a majority of the Portfolio’s assets in U.S. securities, the Portfolio may invest up to 100% of its total assets in foreign securities. The Portfolio typically holds a limited number of stocks (generally 40 to 55).

Many of the companies in which the Portfolio may invest have diverse operations, with products or services in foreign markets. Therefore, the Portfolio may have indirect exposure to various foreign markets through investments in these companies, potentially including companies domiciled or traded or doing business in emerging markets, even if the Portfolio is not invested directly in such markets.

Generally, in determining whether to sell a security, IICO uses the same type of analysis that it uses in buying securities to determine whether the security has ceased to offer significant growth potential, has sufficiently exceeded its target price, has become undervalued and/or whether the prospects of the issuer have deteriorated. IICO also will consider the effect of commodity price trends on certain holdings, poor capital management or whether a company has experienced a change or deterioration in its fundamentals, its valuation or its competitive advantage. IICO also may sell a security to take advantage of what it believes are more attractive investment opportunities, to reduce the Portfolio’s holding in that security or to raise cash.

Principal Risks	Principal Risks
• Company Risk	Identical or substantially similar

• Concentration Risk

• Energy Sector Risk

• Foreign Exposure Risk

• Foreign Securities Risk

• Growth Stock Risk

• Holdings Risk

• Initial Public Offering Risk

• Management Risk

• Market Risk

• Sector Risk

• Value Stock Risk

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class II of the Ivy VIP Energy will be transferred to Class IB of the AXA/Ivy Energy Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately
$157.21 million. As of December 31, 2017, the proposed Substitution will involve approximately $110.68 million of the net assets of the Removed Portfolio’s Class II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $110.68 million in net assets. The Replacement Portfolio will have approximately $110.68 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Ivy VIP Energy	EQ/Ivy Energy Portfolio
Share Class	Class II	Class IB*
Management Fee	0.85%	0.85%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.09%	0.19%

Total Annual Portfolio Operating Expenses	1.19%	1.29%
Fee Waiver/Expense Reimbursement	-	0.10%†
Total – After Fee Waiver/Expense Reimbursement	1.19%	1.19%
Management Fee Breakpoint Schedule	0.850% first $1 billion 0.830% next $1 billion 0.800% next $1 billion 0.760% over $3 billion	First $1b - 0.850% Next $1b - 0.800% Next $3b - 0.775% Next $5b - 0.750% Thereafter - 0.725%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.19% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Ivy VIP Energy (Class II)	-12.63%	0.90%	-1.16%	1.96%
S&P 1500 Energy Sector	-2.05%	2.05%	0.85%	N/A††
Lipper VA Natural Resources Funds Universe Average	2.87%	-0.78%	-1.50%	N/A
*	Annualized

†	Inception date of the Class II shares is May 1, 2006.

††	The benchmark inception date does not extend to the Removed Portfolio’s inception date.

d.	Contracts Affected

Separate Account	Product
Separate Account 70	Investment Edge Investment Edge 15.0 Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage Acts (Series 100-200)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

9.	Substitution 9 – Shares of Ivy VIP Mid Cap Growth for shares of EQ/Ivy Mid Cap Growth Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Ivy VIP Mid Cap Growth	EQ/Ivy Mid Cap Growth Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
IICO	FMG

IICO

Investment Objective	Investment Objective
To seek to provide growth of capital	Identical

Principal Investment Strategies

Ivy VIP Mid Cap Growth seeks to achieve its objective by investing primarily in common stocks of mid-capitalization companies that IICO believes are high quality and/or offer above-average growth potential. Under normal circumstances, the Portfolio invests at least 80% of its net assets in the securities of mid-capitalization companies, which, for purposes of this Portfolio, typically are companies with market capitalizations within the range of companies in the Russell Midcap Growth Index at the time of acquisition.

In selecting securities for the Portfolio, IICO primarily emphasizes a bottom-up (researching individual issuers) approach and focuses on companies it believes have the potential for strong growth, increasing profitability, stable and sustainable revenue and earnings streams, attractive valuations and sound capital structures. IICO may look at a number of factors in its consideration of a company, such as: new or innovative products or services; adaptive or creative management; strong financial and operational capabilities to sustain multi-year growth; stable and consistent revenue,

Principal Investment Strategies Identical or substantially similar earnings, and cash flow; strong balance sheet; market potential; and profit potential. Part of IICO’s investment process also includes a review of the macroeconomic environment, with a focus on factors such as interest rates, inflation, consumer confidence and corporate spending.

Generally, in determining whether to sell a security, IICO considers many factors, including what it believes to be excessive valuation given company growth prospects, deterioration of fundamentals, weak cash flow to support shareholder returns, and unexpected and poorly explained management changes. IICO also may sell a security to reduce the Portfolio’s holding in that security, to take advantage of what it believes are more attractive investment opportunities or to raise cash.

Principal Risks • Company Risk • Growth Stock Risk • Information Technology Sector Risk • Management Risk • Market Risk • Mid-Size Company Risk • Sector Risk	Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class II of the Ivy VIP Mid Cap Growth will be transferred to Class IB of the EQ/Ivy Mid Cap Growth Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $714.5 million. As of December 31, 2017, the proposed Substitution will involve approximately $231.86 million of the net assets of the Removed Portfolio’s Class II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $231.86 million in net assets. The Replacement Portfolio will have approximately $231.86 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Ivy VIP Mid Cap Growth	EQ/Ivy Mid Cap Growth Portfolio
Share Class	Class II	Class IB*

Management Fee	0.85%	0.85%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.05%	0.15%
Total Annual Portfolio Operating Expenses	1.15%	1.25%
Fee Waiver/Expense Reimbursement	0.05%	0.15%†
Total – After Fee Waiver/Expense Reimbursement	1.10%	1.10%
Management Fee Breakpoint Schedule	0.850% first $1 billion 0.830% next $1 billion 0.800% next $1 billion 0.760% over $3 billion	First $1b - 0.850% Next $1b - 0.800% Next $3b - 0.775% Next $5b - 0.750% Thereafter - 0.725%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.10% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Ivy VIP Mid Cap Growth (Class II)	26.91%	12.20%	9.47%	10.77%
Russell Midcap Growth TR USD	25.27%	15.30%	9.10%	10.44%
Lipper VA Mid-Cap Growth Funds	25.59%	14.11%	7.86%	N/A
*	Annualized

†	Inception date of the Class II shares is April 28, 2005.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

10.	Substitution 10 – Shares of Ivy VIP Science and Technology for shares of EQ/Ivy Science and Technology Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Ivy VIP Science and Technology	EQ/Ivy Science and Technology Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
IICO	FMG

IICO

Investment Objective	Investment Objective
To seek to provide growth of capital	Identical

Principal Investment Strategies

Ivy VIP Science and Technology invests primarily in the equity securities of science and technology companies around the globe. Under normal circumstances, the Portfolio invests at least 80% of its net assets in securities of science or technology companies. Such companies may include companies that, in the opinion of IICO, the Portfolio’s investment manager, derive a competitive advantage by the application of scientific or technological developments or discoveries to grow their business or increase their competitive advantage. Science and technology companies are companies whose products, processes or services, in the opinion of IICO, are being, or are expected to be, significantly benefited by the use or commercial application of scientific or technological developments or discoveries. The Portfolio also may invest in companies that utilize science and/or technology as an agent of change to significantly enhance their business opportunities. The Portfolio may invest in securities issued by companies of any size, and may invest without limitation in foreign securities, including securities of issuers within emerging markets. The Portfolio is non-diversified, meaning that it may invest a significant portion of its total assets in a limited number of issuers.

Principal Investment Strategies Identical or substantially similar

IICO typically emphasizes growth potential in selecting stocks; that is, IICO seeks companies in which earnings are likely to grow faster than the economy. IICO aims to identify strong secular trends within industries and then applies a largely bottom-up (researching individual issuers) stock selection process by considering a number of factors in selecting securities for the Portfolio. These may include but are not limited to a company’s growth potential, earnings potential, quality of management, valuation, financial statements, industry position/market size potential and applicable economic and market conditions, as well as whether a company’s products and services have high barriers to entry. The Portfolio typically holds a limited number of stocks (generally 40 to 60).

Many of the companies in which the Portfolio may invest have diverse operations, with products or services in foreign markets. Therefore, the Portfolio may have indirect exposure to various foreign markets through investments in these companies, even if the Portfolio is not invested directly in such markets.

Generally, in determining whether to sell a security, IICO uses the same type of analysis that it uses in buying securities in order to determine whether the security has ceased to offer significant growth potential, has become overvalued and/or whether the company prospects of the issuer have deteriorated due to a change in management, change in strategy and/or a change in its financial characteristics. IICO also may sell a security to reduce the Portfolio’s holding in that security, to take advantage of what it believes are more attractive investment opportunities or to raise cash.

Principal Risks	Principal Risks

•   Company Risk

•   Concentration Risk

•   Emerging Market Risk

•   Foreign Exposure Risk

•   Foreign Securities Risk

•   Growth Stock Risk

•   Holdings Risk

•   Information Technology Sector Risk

•   Large Company Risk

•   Liquidity Risk

•   Management Risk

•   Market Risk

Identical or substantially similar

•	Mid Size Company Risk

•	Non-Diversification Risk

•	Science and Technology Industry Risk

•	Sector Risk

•	Small Company Risk

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in Class II of the Ivy VIP Science and Technology will be transferred to Class IB of the EQ/Ivy Science & Technology Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $662.2 million. As of December 31, 2017, the proposed Substitution will involve approximately $125.95 million of the net assets of the Removed Portfolio’s Class II shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $125.95 million in net assets. The Replacement Portfolio will have approximately $125.95 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Ivy VIP Science and Technology	EQ/Ivy Science and Technology Portfolio
Share Class	Class II	Class IB*
Management Fee	0.85%	0.85%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.05%	0.18%
Total Annual Portfolio Operating Expenses	1.15%	1.28%
Fee Waiver/Expense Reimbursement	-	0.13%†
Total – After Fee Waiver/Expense Reimbursement	1.15%	1.15%
Management Fee Breakpoint Schedule	0.850% first $1 billion 0.830% next $1 billion 0.800% next $1 billion 0.760% over $3 billion	First $1b - 0.850% Next $1b - 0.800% Next $3b - 0.775% Next $5b - 0.750% Thereafter - 0.725%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%

*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.15% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Ivy VIP Science and Technology (Class II)	32.13%	15.96%	10.48%	14.27%
S&P North American Technology Sector	37.78%	21.68%	12.25%	9.75%
Lipper VA Science & Technology Funds	33.40%	18.47%	9.92%	N/A
*	Annualized

†	Inception date of the Class II shares is April 4, 1997.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Retirement Gateway
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

11.	Substitution 11 – Shares of Lazard Retirement Emerging Markets Equity Portfolio for shares of EQ/Lazard Emerging Markets Equity Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
Lazard Retirement Emerging Markets Equity Portfolio	EQ/Lazard Emerging Markets Equity Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Lazard Asset Management LLC (“Lazard”)	FMG Lazard

Investment Objective	Investment Objective
The Portfolio seeks long-term capital appreciation.	Identical

Principal Investment Strategies

The Portfolio invests primarily in equity securities, principally common stocks, of non-US companies whose principal activities are located in emerging market countries and that the Investment Manager believes are undervalued based on their earnings, cash flow or asset values.

Emerging market countries include all countries represented by the MSCI Emerging Markets® Index.

Under normal circumstances, the Portfolio invests at least 80% of its assets in equity securities of companies whose principal business activities are located in emerging market countries. In addition to common stocks, such equity securities also may include American Depositary Receipts, Global Depositary Receipts and European Depositary Receipts.

Principal Investment Strategies Identical or substantially similar

Principal Risks

•   Market Risk

•   Issuer Risk

•   Non-US Securities Risk

•   Emerging Market Risk

•   Foreign Currency Risk

•   Depositary Receipts Risk

•   Large Cap Companies Risk

•   Small and Mid Cap Companies Risk

•   Value Investing Risk

•   Securities Selection Risk

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Service shares of the Lazard Retirement Emerging Markets Equity Portfolio will be transferred to Class IB of the EQ/Lazard Emerging Markets Equity Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $1.2 billion. As of December 31, 2017, the proposed Substitution will involve approximately $409.16 million of the net assets of the Removed Portfolio’s Service shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $409.16 million in net assets. The Replacement Portfolio will have approximately $409.16 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	Lazard Retirement Emerging Markets Equity Portfolio	EQ/Lazard Emerging Markets Equity Portfolio
Share Class	Service	Class IB*
Management Fee	1.00%	1.00%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.13%	0.15%
Total Annual Portfolio Operating Expenses	1.38%	1.40%
Fee Waiver/Expense Reimbursement	-	0.02%†
Total – After Fee Waiver/Expense Reimbursement	1.38%	1.38%
Management Fee Breakpoint Schedule	1.00% on all assets	First $1b - 1.000% Next $1b - 0.950% Next $3b - 0.925% Next $5b - 0.900% Thereafter - 0.875%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.38% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
Lazard Retirement Emerging Markets Equity Portfolio (Service)	27.82%	3.06%	2.20%	7.66%
MSCI Emerging Markets Index	37.28%	4.35%	1.68%	N/A††
*	Annualized

†	Inception date of the Service shares is November 4, 1997.

††	The benchmark inception date does not extend to the Removed Portfolio’s inception date.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Retirement Strategies Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

12.	Substitution 12 – Shares of MFS International Value Portfolio for shares of EQ/MFS International Value Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
MFS International Value Portfolio	EQ/MFS International Value Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Massachusetts Financial Services Company (“MFS”)	FMG MFS

Investment Objective	Investment Objective
The fund’s investment objective is to seek capital appreciation.	Identical

Principal Investment Strategies	Principal Investment Strategies
MFS normally invests the fund’s assets primarily in foreign equity securities, including emerging market equity securities.	Identical or substantially similar

MFS focuses on investing the fund’s assets in the stocks of companies it believes are undervalued compared to their intrinsic value (value companies). These companies may have stock prices that are higher relative to their earnings, dividends, assets, or other financial measures than companies generally considered value companies.

MFS may invest the fund’s assets in companies of any size.

MFS normally invests the fund’s assets across different industries, sectors, countries, and regions, but MFS may invest a significant percentage of the fund’s assets in issuers in a single industry, sector, country, or region.

While MFS may use derivatives for any investment purpose, to the extent MFS uses derivatives, MFS expects to use derivatives primarily to increase or decrease currency exposure. Derivatives include futures, forward contracts, options, and swaps.

MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

Principal Risks	Principal Risks

•   Equity Market/Company Risk

•   Value Company Risk

•   Foreign Risk

•   Emerging Markets Risk

•   Currency Risk

•   Focus Risk

•   Derivatives Risk

•   Leveraging Risk

•   Counterparty and Third Party Risk

•   Liquidity Risk

•   Investment Selection Risk

Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Service Class shares of the MFS International Value Portfolio will be transferred to Class IB of the EQ/MFS International Value Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $2.0 billion. As of December 31, 2017, the proposed Substitution will involve approximately $802.59 million of the net assets of the Removed Portfolio’s Service shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $802.59 million in net assets. The Replacement Portfolio will have approximately $802.59 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	MFS International Value Portfolio	EQ/MFS International Value Portfolio
Share Class	Service Class	Class IB*
Management Fee	0.86%	0.86%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.05%	0.14%
Total Annual Portfolio Operating Expenses	1.16%	1.25%
Fee Waiver/Expense Reimbursement	0.01‡	0.10%†
Total – After Fee Waiver/Expense Reimbursement	1.15%	1.15%
Management Fee Breakpoint Schedule	0.900% first $1 billion 0.800% next $1 billion 0.700% over $2 billion	First $1b - 0.860% Next $1b - 0.820% Thereafter - 0.700%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

‡

MFS has agreed in writing to bear the fund’s expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund’s investment activity), such that “Total Annual Fund Operating Expenses”

do not exceed 1.15% of the class’ average daily net assets annually for Portfolio’s Service Class shares. This written agreement will continue until modified by the fund’s Board of Trustees, but such agreement will continue until at least April 30, 2019.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.15% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
MFS International Value Portfolio (Service Class)	26.82%	12.57%	6.72%	9.74%
MSCI EAFE Value Index (net div)	21.44%	6.95%	1.15%	N/A† †
MSCI EAFE Index (net div)	25.03%	7.90%	1.94%	5.81%
*	Annualized

†	Inception date of the Service shares is August 24, 2001.

††	The benchmark inception date does not extend to the Removed Portfolio’s inception date.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

13.	Substitution 13 – Shares of MFS Technology Portfolio for shares of EQ/MFS Technology Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
MFS Technology Portfolio	EQ/MFS Technology Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
MFS	FMG MFS

Investment Objective	Investment Objective
The fund’s investment objective is to seek capital appreciation.	Identical

Principal Investment Strategies

MFS normally invests at least 80% of the fund’s net assets in securities of issuers principally engaged in offering, using or developing products, processes, or services that will provide or will benefit significantly from technological advances and improvements. These issuers are in such fields as computer systems and software, networking and telecommunications, internet, business services, and electronics.

MFS normally invests the fund’s assets primarily in equity securities.

In selecting investments for the fund, MFS is not constrained to any particular investment style. MFS may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies) or the stocks of companies it believes are undervalued compared to their perceived worth (value companies). However, companies that benefit from technological advancements and improvements often are growth companies.

MFS may invest the fund’s assets in securities of companies of any size.

MFS may invest the fund’s assets in foreign securities.

The fund is a non-diversified fund. This means that MFS may invest a relatively large percentage of the fund’s assets in a single issuer or a small number of issuers.

MFS may enter into short sales.

While MFS may use derivatives for any investment purpose, to the extent MFS uses derivatives, MFS expects to use derivatives primarily to increase or decrease exposure to a particular market, segment of the market, or security. Derivatives include futures, forward contracts, options, and swaps.

MFS uses a bottom-up investment approach to buying and selling investments for the fund.

Principal Investment Strategies Identical or substantially similar

Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

For purposes of the fund’s 80% policy, net assets include the amount of any borrowings for investment purposes.

Principal Risks

•   Equity Market/Company Risk

•   Technology Concentration Risk

•   Growth Company Risk

•   Foreign Risk

•   Focus Risk

•   Short Sale Risk

•   Leveraging Risk

•   Non-Diversification Risk

•   Derivatives Risk

•   Counterparty and Third Party Risk

•   Liquidity Risk

•   Investment Selection Risk

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Service shares of the MFS Technology Portfolio will be transferred to Class IB of the EQ/MFS Technology Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $236.5 million. As of December 31, 2017, the proposed Substitution will involve approximately $165.64 million of the net assets of the Removed Portfolio’s Service Class shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $165.64 million in net assets. The Replacement Portfolio will have approximately $165.64 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	MFS Technology Portfolio	EQ/MFS Technology Portfolio
Share Class	Service Class	Class IB*
Management Fee	0.75%	0.75%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.14%	0.17%
Total Annual Portfolio Operating Expenses	1.14%	1.17%
Fee Waiver/Expense Reimbursement	-	0.03%†
Total – After Fee Waiver/Expense Reimbursement	1.14%	1.14%
Management Fee Breakpoint Schedule	0.750% first $1 billion 0.700% over $1 billion	First $1b - 0.750% Next $1b - 0.700% Next $3b - 0.675% Next $5b - 0.650% Thereafter - 0.625%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.14% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
MFS Technology Portfolio (Service Class)	38.65%	19.83%	11.46%	8.09%
S&P 500 Index	21.83%	15.79%	8.50%	7.24%
S&P North American Technology Sector Index	37.78%	21.68%	12.25%	8.57%
*	Annualized

†	Inception date of the Service Class shares is August 24, 2001.

d.	Contracts Affected

Separate Account	Product
Separate Account 70	Retirement Cornerstone Series 1.0 Retirement Cornerstone Series 11.0 Retirement Cornerstone Series 12.0 Retirement Cornerstone Series 13.0
Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Separate Account 65	Equi-Vest Strategies (Series 901)

14.	Substitution 14 – Shares of MFS Utilities Series for shares of EQ/MFS Utilities Series Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
MFS Utilities Series	EQ/MFS Utilities Series Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
MFS	FMG MFS

Investment Objective	Investment Objective
The fund’s investment objective is to seek total return.	Identical

Principal Investment Strategies

MFS normally invests at least 80% of the fund’s net assets in securities of issuers in the utilities industry. MFS considers a company to be in the utilities industry if, at the time of investment, MFS determines that a substantial portion (i.e., at least 50%) of the company’s assets or revenues are derived from one or more utilities. Issuers in the utilities industry include issuers engaged in the manufacture, production, generation, transmission, sale or distribution of electric, gas or other types of energy, water or other sanitary services; and issuers engaged in telecommunications, including telephone, cellular telephone, satellite, microwave, cable television, and other communications media (but not engaged in public broadcasting).

Principal Investment Strategies Identical or substantially similar

MFS primarily invests the fund’s assets in equity securities, but may also invest in debt instruments, including below investment grade quality debt instruments.

MFS may invest the fund’s assets in securities of companies of any size.

MFS invests the fund’s assets in U.S. and foreign securities, including emerging market securities.

MFS normally invests the fund’s assets across different countries and regions, but MFS may invest a significant percentage of the fund’s assets in issuers in a single country or region.

While MFS may use derivatives for any investment purpose, to the extent MFS uses derivatives, MFS expects to use derivatives primarily to increase or decrease currency exposure. Derivatives include futures, forward contracts, options, and swaps.

MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers and instruments. Quantitative models that systematically evaluate issuers and instruments may also be considered.

For purposes of the fund’s 80% policy, net assets include the amount of any borrowings for investment purposes.

Principal Risks • Equity Market/Company Risk • Utilities Concentration Risk • Debt Market Risk • Interest Rate Risk • Credit Risk • Foreign Risk • Emerging Markets Risk • Currency Risk	Principal Risks Identical or substantially similar

• Focus Risk • Derivatives Risk • Leveraging Risk • Counterparty and Third Party Risk • Liquidity Risk • Investment Selection Risk

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Initial Class shares of the MFS Utilities Series will be transferred to Class K of the EQ/MFS Utilities Series Portfolio, and Contract owners invested in the Service Class shares of the MFS Utilities Series will be transferred to Class IB of the EQ/MFS Utilities Series Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $1.58 billion. As of December 31, 2017, the proposed Substitution will involve approximately $66,000 of the net assets of the Removed Portfolio’s Initial Class shares and $173.77 million of the net assets of the Removed Portfolio’s Service Class shares, totaling $173.83 million of the Removed Portfolio’s total net assets. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class K and Class IB shares will have approximately $66,000 and $173.77 million in net assets, respectively. The Replacement Portfolio will have approximately $173.83 million in total net assets.

	Removed Portfolio		Replacement Portfolio
	MFS Utilities Series		EQ/MFS Utilities Series Portfolio
Share Class	Initial Class	Service Class	Class K*	Class IB*
Management Fee	0.73%	0.73%	0.73%	0.73%
Distribution and/or Service Fee (12b-1 fees)	0.00%	0.25%	0.00%	0.25%

Other Expenses	0.07%	0.07%	0.17%	0.17%
Total Annual Portfolio Operating Expenses	0.80%	1.05%	0.90%	1.15%
Fee Waiver/Expense Reimbursement	-	-	0.10%†	0.10%†
Total – After Fee Waiver/Expense Reimbursement	0.80%	1.05%	0.80%	1.05%
Management Fee Breakpoint Schedule	0.750% first $1 billion 0.700% next $2 billion 0.650% over $3 billion	0.750% first $1 billion 0.700% next $2 billion 0.650% over $3 billion	First $1b - 0.730% Next $1b - 0.700% Next $3b - 0.670% Next $5b - 0.650% Thereafter - 0.625%	First $1b - 0.730% Next $1b - 0.700% Next $3b - 0.670% Next $5b - 0.650% Thereafter - 0.625%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	-	0.25%	-	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.05% for Class IB shares and 0.80% for Class K shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*‡
MFS Utilities Series (Initial Class)	14.83%	8.25%	5.46%	11.40%
S&P 500 Index	21.83%	15.79%	8.50%	10.06%
S&P 500 Utilities Index	12.11%	12.62%	6.31%	N/A††
*	Annualized

‡	Inception date of the Initial Class shares is January 3, 1995.

Portfolio	1 Year	5 Years*	10 Years*	Since Inception†
MFS Utilities Series (Service Class)	14.49%	7.98%	5.20%	7.12%
S&P 500 Index	21.83%	15.79%	8.50%	5.49%
S&P 500 Utilities Index	12.11%	12.62%	6.31%	N/A††
*	Annualized

†	Inception date of the Service Class shares is May 1, 2000.

††	The benchmark inception date does not extend to the Removed Portfolio’s inception date.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account A

Equi-Vest (Series 201)

Equi-Vest Deluxe (Series 800)

Equi-Vest Deluxe (Series 801)

Equi-Vest Employer Sponsored Retirement Programs (Series 100-400)

Equi-Vest Express (Series 700)

Equi-Vest Express (Series 701)

Equi-Vest Individual (Series 100-500)

Equi-Vest Vantage (Series 900)

Equi-Vest Strategies (Series 901)

Equi-Vest Strategies (Series 900)

Equi-Vest TSA Advantage (Series 600)

Equi-Vest Vantage Acts (Series 100-200)

Separate Account FP	Corporate Owned Incentive Life Incentive Life COLI Incentive Life COLI ‘04
Separate Account 65	Retirement Strategies Retirement Gateway Equi-Vest Strategies (Series 901)
MONY America Separate Account K	Corporate Sponsored Variable Universal Life

15.	Substitution 15 – Shares of PIMCO Real Return Portfolio for shares of EQ/PIMCO Real Return Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
PIMCO Real Return Portfolio	EQ/PIMCO Real Return Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
Pacific Investment Management Company LLC (“PIMCO”)	FMG PIMCO

Investment Objective	Investment Objective
The Portfolio seeks maximum real return, consistent with preservation of capital and prudent investment management.	Identical

Principal Investment Strategies

The Portfolio seeks its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments.

The effective duration of this Portfolio normally varies within three years (plus or minus) of the effective duration of the securities comprising the Barclays U.S. TIPS Index, as calculated by PIMCO.

The Portfolio invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s Investors Service, Inc. (“Moody’s”), or equivalently rated by Standard & Poor’s Ratings Services (“S&P”) or Fitch, Inc. (“Fitch”), or, if unrated, determined by PIMCO to be of comparable quality (except that within such 10% limitation, the Portfolio may invest in mortgage-related securities rated below B).

The Portfolio also may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries (this limitation does not apply to investment grade sovereign debt denominated in the local currency with less than 1 year remaining to maturity, which means the Portfolio may invest, together with any other investments denominated in foreign currencies, up to 30% of its total assets in such instruments).The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

Principal Investment Strategies Identical or substantially similar

The Portfolio may invest, without limitation, in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities, subject to applicable law and any other restrictions described in the Portfolio’s prospectus or Statement of Additional Information (the “SAI”). The Portfolio may purchase or sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The Portfolio may also invest up to 10% of its total assets in preferred securities.

Principal Risks

• Interest Rate Risk

• Call Risk

• Credit Risk

• High Yield Risk

• Market Risk

• Issuer Risk

• Liquidity Risk

• Derivatives Risk

• Equity Risk

• Mortgage-Related and Other Asset-Backed Securities Risk

• Foreign (Non-U.S.) Investment Risk

• Emerging Markets Risk

• Sovereign Debt Risk

• Currency Risk

• Leveraging Risk

• Management Risk

• Short Exposure Risk

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objectives and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Advisor Class of the PIMCO Real Return Portfolio will be transferred to Class IB of the EQ/PIMCO Real Return Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $2.15 billion. As of December 31, 2017, the proposed Substitution will involve approximately $93.15 million of the net assets of the Removed Portfolio’s Advisor Class shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $93.15 million in net assets. The Replacement Portfolio will have approximately $93.15 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	PIMCO Real Return Portfolio	EQ/PIMCO Real Return Portfolio
Share Class	Advisor	Class IB*
Management Fee	0.50%	0.50%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.39%§	0.62%‡
Total Annual Portfolio Operating Expenses	1.14%	1.37%
Fee Waiver/Expense Reimbursement	-	0.23%†
Total – After Fee Waiver/Expense Reimbursement	1.14%	1.14%
Management Fee Breakpoint Schedule	0.500% on all assets	First $750m - 0.500% Next $750m - 0.475% Next $1b - 0.450% Next $2.5b - 0.430% Thereafter - 0.420%

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

§

“Other Expenses” include interest expense of 0.39%. Interest expense is borne by the Portfolio separately from the management fees paid to PIMCO. Excluding interest expense, Total Annual Portfolio Operating Expenses are 0.75% for Advisor Class shares.

‡	Includes Interest Expense of 0.26% for Class IB shares.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 0.75% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
PIMCO Real Return Portfolio (Advisor Class)	3.55%	-0.24%	3.57%	3.89%
Bloomberg Barclays U.S. TIPS Index	3.01%	0.13%	3.53%	3.97%
*	Annualized

†	Inception date of the Advisor Class shares is February 28, 2006.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Retirement Gateway Retirement Strategies
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

16.	Substitution 16 – Shares of PIMCO Total Return Portfolio for shares of EQ/PIMCO Total Return Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
PIMCO Total Return Portfolio	EQ/PIMCO Total Return Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
PIMCO	FMG PIMCO

Investment Objective	Investment Objective
The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.	Identical

Principal Investment Strategies

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the portfolio duration of the securities comprising the Barclays U.S. Aggregate Index, as calculated by PIMCO.

The Portfolio invests primarily in investment-grade debt securities, but may invest up to 20% of its total assets in high yield securities (“junk bonds”), as rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) or Fitch, Inc. (“Fitch”), or, if unrated, as determined by Pacific Investment Management Company LLC (“PIMCO”). The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest, without limitation, in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities, subject to applicable law and any other restrictions described in the Portfolio’s prospectus or Statement of Additional Information. The Portfolio may purchase or sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may invest up to 10% of its total assets in preferred securities, convertible securities and other equity-related securities.

The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s

Principal Investment Strategies Identical or substantially similar investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security.

Principal Risks

•   Interest Rate Risk

•   Call Risk

•   Credit Risk

•   High Yield Risk

•   Market Risk

•   Issuer Risk

•   Liquidity Risk

•   Derivatives Risk

•   Equity Risk

•   Mortgage-Related and Other Asset-Backed
  Securities Risk

•   Foreign (Non-U.S.) Investment Risk

•   Emerging Markets Risk

•   Sovereign Debt Risk

•   Currency Risk

•   Leveraging Risk

•   Management Risk

•   Short Exposure Risk

•   Convertible Securities Risk

Principal Risks Identical or substantially similar

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the Advisor Class of the PIMCO Total Return Portfolio will be transferred to Class IB of the EQ/PIMCO Total Return Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately $7.43 billion. As of December 31, 2017, the proposed Substitution will involve approximately $248.17 million of the net assets of the Removed Portfolio’s Advisor Class shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $248.17 million in net assets. The Replacement Portfolio will have approximately $248.17 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	PIMCO Total Return Portfolio	EQ/PIMCO Total Return Portfolio
Share Class	Advisor	Class IB*
Management Fee	0.50%	0.50%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.04%§	0.20%‡
Total Annual Portfolio Operating Expenses	0.79%	0.95%
Fee Waiver/Expense Reimbursement	-	0.16%†
Total – After Fee Waiver/Expense Reimbursement	0.79%	0.79%
Management Fee Breakpoint Schedule	0.50% on all assets	First $750m - 0.500% Next $750m - 0.475% Next $1b - 0.450% Next $2.5b - 0.430% Thereafter - 0.420%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

§

“Other Expenses” include interest expense of 0.04%. Interest expense is borne by the Portfolio separately from the management fees paid to PIMCO. Excluding interest expense, Total Annual Portfolio Operating Expenses are 0.75% for Advisor Class shares.

‡	Includes Interest Expense of 0.01% for Class IB shares.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 0.75% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
PIMCO VIT Total Return Portfolio (Advisor Class)	4.81%	1.94%	4.86%	5.09%
Bloomberg Barclays U.S. Aggregate Index	3.54%	2.10%	4.01%	4.31%
*	Annualized

†	Inception date of the Advisor Class shares is February 28, 2006.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15A Series E

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP

Champion 2000

Corporate Owned Incentive Life

Incentive Life COLI

Incentive Life COLI ‘04

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

Incentive Life Protector

Accumulator Life

Incentive Life

Incentive Life

Incentive Life (1999)

Incentive Life (2002)

Incentive Life (2006)

Incentive Life Optimizer

Incentive Life Optimizer II

Incentive Life 2000

Incentive Life

Incentive Life Plus

Special Offer Policy

Incentive Life Legacy

Incentive Life Legacy II

IncentiveLife Legacy III

IncentiveLife Optimizer III

Paramount Life

Survivorship 2000

Survivorship Incentive Life (1999)

Survivorship Incentive Life (2002)

Survivorship Incentive Life Legacy

Separate Account 65	Retirement Gateway Retirement Strategies
MONY America Separate Account K	Incentive Life Legacy Incentive Life Legacy II IncentiveLife Legacy III IncentiveLife Optimizer III

17.	Substitution 17 – Shares of T. Rowe Price Health Sciences Portfolio II for shares of EQ/T. Rowe Price Health Sciences Portfolio

a.	Investment Advisers, Investment Objectives, Principal Investment Strategies and Principal Risks

Removed Portfolio	Replacement Portfolio
T. Rowe Price Health Sciences Portfolio II	EQ/T. Rowe Price Health Sciences Portfolio

Investment Adviser	Investment Adviser and Sub-Adviser
T. Rowe Price Associates, Inc. (“T. Rowe Price”)	FMG

T. Rowe Price

Investment Objective	Investment Objective
The fund seeks long-term capital appreciation.	Identical

Principal Investment Strategies[14]	Principal Investment Strategies
The fund will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in the common stocks of companies engaged in the research, development,	Identical or substantially similar

14 The T. Rowe Price Health Sciences Portfolio II filed a definitive proxy statement on April 9, 2018 (Accession No. 0000871839-18-000017) proposing to reclassify its diversification status from diversified to non-diversified. A joint special meeting of shareholders is scheduled to take place on July 25, 2018. The corresponding Replacement Portfolio, the EQ/T. Rowe Price Health Sciences Portfolio, is classified as non-diversified. Should the shareholders of the T. Rowe Price Health Sciences Portfolio II reject the reclassification proposal and remain diversified, the EQ/T. Rowe Price Health Sciences Portfolio will reclassify itself as diversified in order to be identical or substantially similar to the T. Rowe Health Sciences Portfolio II.

production, or distribution of products or services related to health care, medicine, or the life sciences (collectively termed “health sciences”). While the fund can invest in companies of any size, the majority of fund assets are expected to be invested in large- and mid-capitalization companies.

The fund defines the health sciences industry broadly and divides it into four main areas: pharmaceutical companies; health care services companies; medical products and devices providers; and biotechnology firms. Our allocation among these four areas will vary depending on the relative potential we see within each area and the outlook for the overall health sciences sector.

The fund will use fundamental, bottom-up analysis that seeks to identify high-quality companies and the most compelling investment opportunities. In general, the fund will follow a growth investment strategy, seeking companies whose earnings are expected to grow faster than inflation and the economy in general. When stock valuations seem unusually high, however, a “value” approach, which gives preference to seemingly undervalued companies, may be emphasized. The fund generally seeks investments in companies that are developing new and effective medicines, as well as companies whose business models reduce costs or improve quality in health care systems.

In pursuing its investment objective, the fund has the discretion to deviate from its normal investment criteria. These situations might arise when the fund’s adviser believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.

While most assets will typically be invested in U.S. common stocks, the fund may invest in foreign stocks and options in keeping with the fund’s objectives.

The fund may write call and put options primarily as a means of generating additional income. Normally, the fund will own the securities on which it writes call or put options. The premium income received by writing covered calls can help reduce but not eliminate portfolio volatility.

Principal Risks	Principal Risks
• Active Management Risks	Identical or substantially similar

• Risks of U.S. Stock Investing

• Market Capitalization Risks

• Industry Risks

• Foreign Investing Risks

• Options Risks

The Section 26 Applicants believe that Contract owners’ objectives and expectations will continue to be met after the Substitution because the Replacement Portfolio and Removed Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and principal risks.

b.	Fees, Expenses and Assets of the Portfolios

It is proposed that Contract owners invested in the II Class of the T. Rowe Price Health Sciences Portfolio II will be transferred to Class IB of the EQ/T. Rowe Price Health Sciences Portfolio.

The total net assets of all classes of the Removed Portfolio as of December 31, 2017 were approximately
$696.1 million. As of December 31, 2017, the proposed Substitution will involve approximately $159.5 million of the net assets of the Removed Portfolio’s II Class shares. Immediately after the Substitutions proposed in this Application are effected, the Replacement Portfolio’s Class IB shares will have approximately $159.5 million in net assets. The Replacement Portfolio will have approximately $159.5 million in total net assets.

	Removed Portfolio	Replacement Portfolio
	T. Rowe Price Health Sciences Portfolio	EQ/T. Rowe Price Health Sciences Portfolio
Share Class	II Class	Class IB*
Management Fee	0.95%	0.95%
Distribution and/or Service Fee (12b-1 fees)	0.25%	0.25%
Other Expenses	0.00%	0.18%
Total Annual Portfolio Operating Expenses	1.20%	1.38%
Fee Waiver/Expense Reimbursement	-	0.18%†

Total – After Fee Waiver/Expense Reimbursement	1.20%	1.20%
Management Fee Breakpoint Schedule	0.95% on all assets	First $1b - 0.950% Next $1b - 0.900% Next $3b - 0.875% Next $5b - 0.850% Thereafter - 0.825%
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.25%
*	Based on estimated amounts for the current fiscal year.

†

Pursuant to a contract, AXA Equitable Funds Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2021 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Arrangement”) so that the annual operating expenses (including Acquired Fund Fees and Expenses) of the Portfolio (exclusive of taxes, interest, brokerage commissions, dividend and interest expenses on securities sold short, capitalized expenses, and extraordinary expenses) do not exceed an annual rate of average daily net assets of 1.20% for Class IB shares of the Portfolio. The Expense Limitation Arrangement may be terminated by AXA Equitable Funds Management Group, LLC at any time after April 30, 2021.

c.	Performance of the Portfolios

Portfolio	1 Year	5 Years*	10 Years*	Since Inception*†
T. Rowe Price Health Sciences Portfolio (II Class)	27.31%	20.35%	14.63%	13.52%
S&P 500 Index	21.83%	15.79%	8.50%	8.16%
Lipper Health/Biotechnology Funds Index	24.98%	18.98%	13.08%	N/A
Lipper VA Underlying Specialty/Miscellaneous Funds Average	15.06%	10.19%	6.99%	N/A
*	Annualized

†	Inception date of the II Class shares is April 30, 2002.

d.	Contracts Affected

Separate Account	Product
Separate Account 70

Investment Edge

Investment Edge 15.0

Retirement Cornerstone 15A Series E

Retirement Cornerstone Series 1.0

Retirement Cornerstone Series 11.0

Retirement Cornerstone Series 12.0

Retirement Cornerstone Series 13.0

Retirement Cornerstone Series 15.0

Retirement Cornerstone Series 15.0 Series E

Retirement Cornerstone Series 15A

Retirement Cornerstone Series 15B

Retirement Cornerstone Series 15B Series E

Retirement Cornerstone Series 17

Retirement Cornerstone Series 17 Series E

Separate Account FP	Corporate Owned Incentive Life Incentive Life COLI Incentive Life COLI ‘04
Separate Account 65	Retirement Gateway

D.	Policies and Procedures for the Proposed Substitutions

The Section 26 Applicants propose to follow the procedures described below to carry out the proposed Substitutions. The Section 26 Applicants currently expect that the Substitution Date will be on or about October 19, 2018, or as soon as reasonably practicable thereafter.

1.	Redemption or Purchase of Shares

AXA Equitable and MONY America will execute the Substitutions as soon as practicable following the issuance of the requested order in connection with this Application. As of the Substitution

Date, the Separate Accounts will redeem shares of the Removed Portfolios for cash or in-kind.15 The proceeds of such redemptions will then be used to purchase shares of the corresponding Replacement Portfolio, as each subaccount of the Separate Accounts will invest the proceeds of its redemption from the Removed Portfolios in the applicable Replacement Portfolios.

Redemption requests and purchase orders will be placed simultaneously so that Contract values will remain fully invested at all times.16 Each Substitution will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners. As such, the Section 26 Applicants believe that the procedures to be implemented are sufficient to assure that each Contract owner’s cash values immediately after the Substitution will be equal to the cash value immediately before the Substitution, and all benefits to which each Contract owner is entitled will have the same value immediately after the Substitution as immediately before the Substitution.

In the event that a Replacement Portfolio declines, or FMG declines to accept on behalf of the Replacement Portfolio, securities redeemed in-kind by a Removed Portfolio, the Section 26 Applicants expect that such Removed Portfolio will instead provide cash equal to the value of the declined securities so that the Contract owner’s contract values will not be adversely affected or diluted. However, it is expected that these circumstances will be limited because each Removed Portfolio and corresponding Replacement Portfolio will have identical investment objective(s) and identical or substantially similar principal investment strategies and the same Sub-Adviser.

15 All In-Kind Transactions will be effected in accordance with the conditions set forth in the no-action letter issued by the Commission staff to Signature Financial Group. See Signature Financial Group (pub. avail. Dec. 28, 1999) (“Signature”).

16 For administrative convenience, the In-Kind Transactions may be effected through a direct transfer of securities and cash between the custodian(s) for the Removed Portfolio and the custodian for the corresponding Replacement Portfolio, followed by the distribution of shares of the Replacement Portfolio to the applicable Separate Account(s).

Contract owners will not incur any fees or charges as a result of the proposed Substitutions. The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way. AXA Equitable, MONY America and/or their affiliates will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions. The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract owners to be greater after the proposed Substitution than before the proposed Substitution.

In addition, the Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.

Redemptions and repurchases that occur in connection with effecting the Substitution will not count as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contracts. From the date of the Pre-Substitution Notice, as defined below, through 30 days following the Substitution Date, Contract owners may make at least one transfer of Contract value from the subaccount investing in a Removed Portfolio (before the Substitution) or the Replacement Portfolio (after the Substitution) to any other available subaccount under the Contract without charge and without imposing any transfer limitations. Further, on the Substitution Date, Contract values attributable to investments in each Removed Portfolio will be transferred to the corresponding Replacement Portfolio without charge and without being subject to any transfer limitations. Moreover, AXA Equitable and MONY America will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts, including limitations on the future number of transfers, for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date.17

17An exception to this would be restrictions that AXA Equitable and MONY America may impose to detect or deter market timing activities and disruptive, frequent trading activities by Contract owners or their agents.

Finally, before effecting any Substitution, AXA Equitable and MONY America shall have satisfied themselves that (i) the Contracts allow the substitution of shares of portfolios in the manner contemplated by the Application, (ii) the Substitutions can be consummated as described in this Application under applicable state insurance laws, and (iii) any applicable regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.

2.	Limits on Expenses

While the remaining Substitutions are expected to result in a total annual operating expense ratio that is higher than that of the corresponding Removed Portfolio, the net annual operating expense ratio of each Replacement Portfolio is expected to be equal to that of the corresponding Removed Portfolio for a period of two years following the Substitution Date. Moreover, for each Substitution, the combined current management fee and Rule 12b-1 fee of the Replacement Portfolio at all asset levels will be no higher than that of the corresponding Removed Portfolio at corresponding asset levels. Consistent with prior substitution applications, the Section 26 Applicants agree that, for a period of two years following the Substitution Date, for those Contracts with assets allocated to the Removed Portfolio on the Substitution Date, AXA Equitable, MONY America or an affiliate thereof (other than the EQ Trust) will reimburse, on the last business day of each fiscal quarter, the Contract owners who were Contract owners on the Substitution Date to the extent that the Replacement Portfolio’s net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the net annual operating expenses of the Removed Portfolio for the most recent fiscal year preceding the date of this Application. In addition, AXA Equitable and MONY America will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts of affected Contract owners for a period of at least two years following the Substitution Date.

3.	Contract Owner Notification

At least 30 days prior to the Substitution Date, existing Contract owners will be notified via prospectus supplements that the Section 26 Applicants received or expect to receive Commission approval of the applicable proposed Substitutions and of the anticipated Substitution Date (the “Pre-Substitution Notice”). Prospective purchasers and new purchasers of Contracts will be provided with a Contract prospectus and supplement containing disclosure regarding the proposed Substitutions, as well as prospectuses and supplements for the Replacement Portfolios. Pre-Substitution Notices sent to existing Contract owners (including Inactive Contract Owners) and prospective purchasers and new purchasers of Contracts will be filed with the Commission pursuant to Rule 497 under the 1940 Act.

In addition, the Pre-Substitution Notice will:

•	Advise Contract owners that Contract values attributable to investments in the Removed Portfolios will be transferred to the Replacement Portfolios, without any charge that would otherwise apply and without being subject to any limitations on transfers, on the Substitution Date;

•	State that, from the date of the Pre-Substitution Notice through the date 30 days after the Substitutions, Contract owners may make at least one transfer of Contract value from the subaccounts investing in the Removed Portfolios (before the Substitutions) or the Replacement Portfolios (after the Substitutions) to any other available subaccount without charge and without imposing any transfer limitations; and

•	Inform Contract owners that, except as described in the disruptive transfers or market timing provisions of the relevant prospectus, AXA Equitable and MONY America will not exercise any rights reserved under the Contracts to impose restrictions on transfers among the subaccounts under the Contracts, including limitations on the future number of transfers, through at least 30 days after the Substitution Date.

As of the date of this Application, the Pre-Substitution Notices have not been sent to existing Contract owners, prospective purchasers, or new purchasers of the Contracts.

The Section 26 Applicants will also deliver to existing Contract owners (including Inactive Contract Owners) that have access to the Removed Portfolios, at least 30 days before the Substitution Date, a prospectus for each applicable Replacement Portfolio. In addition, within five business days after the Substitution Date, Contract owners (including Inactive Contract Owners) whose assets are allocated to a Replacement Portfolio as part of the proposed Substitutions will be sent a written notice (each, a “Confirmation”) informing them that the Substitutions were carried out as previously notified. The Confirmation also will restate the information set forth in the Pre-Substitution Notice. The Confirmation also will reflect the values of the Contract owner’s positions in the Removed Portfolio before the Substitution and the Replacement Portfolio after the Substitution.

4.	State Approval

AXA Equitable and MONY America will seek approval of the proposed Substitutions from any state insurance regulators whose approval may be necessary or appropriate.

IV.	REQUEST FOR ORDER OF APPROVAL UNDER SECTION 26(c) OF THE 1940 ACT

The Section 26 Applicants request that the Commission issue an order pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions.

A.	Applicable Law

Section 26(c) of the 1940 Act (formerly, Section 26(b)) prohibits any depositor or trustee of a unit investment trust that invests exclusively in the securities of a single issuer from substituting the securities of another issuer without the approval of the Commission. Section 26(c) provides that such approval shall be granted by order from the Commission if the evidence establishes that the substitution is consistent with the protection of investors and the purposes of the 1940 Act.

Section 26(c) was intended to provide for Commission scrutiny of proposed substitutions that could, in effect, force shareholders dissatisfied with the substitute security to redeem their shares, thereby possibly incurring a loss of the sales load deducted from initial premium, an additional sales load upon reinvestment of the proceeds of redemption, or both.18 The section was designed to forestall the ability of a depositor to present holders of interest in a unit investment trust with situations in which a holder’s only choice would be to continue an investment in an unsuitable underlying security, or to elect a costly and, in effect, forced redemption. For the reasons described below, the Section 26 Applicants submit that the Substitutions meet the standards set forth in Section 26(c) and that, if implemented, the Substitutions would not raise any of the aforementioned concerns that Congress intended to address when the 1940 Act was amended to include this provision.

B.	Basis for a Section 26(c) Order

As previously indicated, AXA Equitable and MONY America have reserved the right under the Contracts to substitute shares of another underlying fund for one of the current funds offered as an investment option under the Contracts. The Contracts and the Contracts’ prospectuses disclose this right. AXA Equitable and MONY America have reserved this right of substitution to protect itself, the Separate Accounts, and the Contract owners in situations where any of them might be harmed or disadvantaged by events affecting the issuer of the securities held by a Separate Account. Additionally, AXA Equitable and MONY America intended this reservation of right to preserve the opportunity to replace investment options available under the Contracts in those situations where a substitution could benefit AXA Equitable, MONY America, the Separate Accounts, and Contract owners.

Each Replacement Portfolio and its corresponding Removed Portfolio has identical investment objective(s) and identical or substantially similar investment strategies and risks. To the extent that differences in the investment strategies and risks do exist, the Section 26 Applicants believe that those differences do not introduce Contract owners to materially greater risks than before the Substitution. Any impact on the investment programs of affected Contract owners should be negligible.19

[18]	House Comm. Interstate Commerce, Report of the Securities and Exchange Commission on the Public Policy Implications of Investment Company Growth, H.R. Rep. No. 2337, 89th Cong. 2d Session 337 (1966).
[19]	As similarly stated previously in the Application, the Section 26 Applicants cannot predict the effect that the relative future performance of any Removed Portfolio or Replacement Portfolio may have on affected Contract owners.

Furthermore, Contract owners will continue to have access to a wide array of investment options. The number of investment options available to Contract owners immediately after the proposed Substitutions will remain the same as before the Substitutions. The proposed Substitutions will not reduce in any manner the nature or quality of the available investment options and will provide Contract owners with more options within EQ Trust from which to choose. The Substitutions also will permit AXA Equitable and MONY America to present information to their Contract owners in a simpler, concise and more consistent manner. It is anticipated that after the proposed Substitutions, Contract owners will be provided with disclosure documents that contain a simpler presentation of the available investment options under the Contracts.

Each Substitution protects the Contract owners who have Contract value allocated to a Removed Portfolio by providing Replacement Portfolios with identical investment objectives and identical or substantially similar investment strategies and risks, and providing Contract owners with investment options that would have net annual operating expense ratios that are equal to or lower than their corresponding investment options before the Substitutions. As noted above, Substitutions 6 and 7 will result in lower total annual operating expenses after the Substitutions. In addition, the Section 26 Applicants submit that the proposed Substitutions meet the standards that the Commission and the Staff have applied to substitutions that have been approved in the past,20 including substitution applications that involved replacement funds that were essentially replicas

20 See, e.g.,The Guardian Insurance & Annuity Company, Inc., et al., Rel. No. IC-33003 (Feb. 7, 2018) (Order), File No. 812-14714; Commonwealth Annuity and Life Insurance Company et al. Rel. No. IC-32644 (May 23, 2017) (Order), File No. 812-14646; Transamerica Advisors Life Insurance Company et al. Rel. No. 32604 (Apr. 19, 2017) (Order), File No. 812-14489; Allianz Life Insurance Company of North America, et al., Rel. No. IC-32242 (Aug. 29, 2016) (Order), File No. 812-14580; New York Life Insurance and Annuity Corporation, et al., Rel. No. IC-32227 (Aug. 23, 2016) (Order), File No. 812-14589; Voya Retirement Insurance and Annuity Company, et al., Rel. No. IC-31599 (May 12, 2015) (Order), File No. 812-14302; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-31023 (Apr. 22, 2014) (Order), File No. 812-14221; Minnesota Life Insurance Company et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order), File No. 812-14203; Lincoln National Life Insurance Company, et al., Rel. No. IC-30517 (May 14, 2013) (Order), File No. 812-14063; Pruco Life Insurance Company et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order), File No. 812-13990; New York Life Insurance & Annuity Company, et al., Rel. No. IC-29947 (Feb. 14, 2012) (Order), File No. 812-13903; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-29570 (Jan. 24, 2011) (Order), File No. 812-13816; Nationwide Life Insurance Company, et al., Rel. No. IC-29505 (Nov. 22, 2010) (Order), File No. 812-13648; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-29211 (Apr. 20, 2010) (Order), File No. 812-13700; Nationwide Life Insurance Company, et al., Rel. No. IC-28815 (July 8, 2009) (Order), File No. 812-13495; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-28699 (Apr. 20, 2009) (Order), File No. 812-13588.

of the removed portfolios and replacement portfolios with no or a limited history of operations.21

The Section 26 Applicants submit that the proposed Substitutions are not of the type that Section 26 was designed to prevent because they will not result in costly forced redemption, nor will they affect other aspects of the Contracts. In the current situation, Annuity Contract owners are contractually provided investment discretion during the accumulation phase, and potentially the annuity phase, of the Annuity Contracts to allocate and reallocate their Annuity Contract value among the investment options available under the Annuity Contracts. Life Insurance Contract owners also are contractually provided investment discretion to allocate and reallocate their Life Insurance Contract value among the investment options available under the Life Insurance Contracts.

Accordingly, after the proposed Substitutions, each Contract owner may exercise his or her own judgment as to the most appropriate investment alternative available under the Contract. In this regard, the proposed Substitutions retain for Contract owners the investment flexibility that is a central feature of the Contracts.

In addition, the proposed Substitutions will not adversely affect any features or riders under the Contracts because none of the features or riders will change as a result of the Substitutions. Accordingly, no Contract owner will involuntarily lose his or her features or riders as a result of any proposed Substitution.

Moreover, the Section 26 Applicants will offer Contract owners the opportunity to transfer amounts out of the affected subaccounts without any cost or other penalty (other than those necessary to

21 See, e.g., The Guardian Insurance & Annuity Company, Inc., et al., Rel. No. IC-33003 (Feb. 7, 2018) (Order), File No. 812-14714; Commonwealth Annuity and Life Insurance Company et al. Rel. No. IC-32644 (May 23, 2017) (Order), File No. 812-14646; Minnesota Life Insurance Company, et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order), File No. 812-14203; Pruco Life Insurance Company, et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order), File No. 812-13990; New York Life Insurance & Annuity Company, et al., Rel. No. IC-29947 (Feb. 14, 2012) (Order), File No. 812-13903; Nationwide Life Insurance Company, et al., Rel. No. IC-29505 (Nov. 22, 2010) (Order), File No. 812-13648; Nationwide Life Ins. Co., et al., Rel. No. IC-28815 (July 8, 2009) (Order), File No. 812-13495.

implement policies and procedures designed to detect and deter disruptive transfer and other “market timing” activity) that may otherwise have been imposed for a period beginning on the date of the Pre-Substitution Notice (which supplement will be delivered to the Contract owners at least thirty (30) days before the Substitution Date) and ending no earlier than thirty (30) days after the Substitution Date. This reduces the likelihood of being invested in an undesired investment option, with the discretion remaining with the Contract owners. The proposed Substitutions, therefore, will not result in the type of forced redemption that Section 26(c) was designed to prevent.

The proposed Substitutions are also unlike the type of substitution that Section 26(c) was designed to prevent in that the Substitutions have no impact on other aspects of the Contracts. Specifically, the proposed Substitutions will not affect the type of benefits offered by AXA Equitable and MONY America under the Contracts, or numerous other rights and privileges associated with the Contracts. In deciding to purchase the Contract, a Contract owner may have considered AXA Equitable or MONY America’s financial condition or reputation for service. These factors will not change as a result of the proposed Substitutions, nor will the annuity, insurance or tax benefits afforded under the Contracts held by any affected Contract owners.

V.	REQUEST FOR AN ORDER UNDER SECTION 17(b) OF THE 1940 ACT

The Section 17 Applicants request an order under Section 17(b) exempting them from the provisions of Section 17(a) to the extent necessary to permit the Section 17 Applicants to carry out some or all of the proposed Substitutions.

A.	Applicable Law

Section 17(a)(1) of the 1940 Act, in relevant part, prohibits any affiliated person of a registered investment company, or any affiliated person of such person, acting as principal, from knowingly selling any security or other property to that company. Section 17(a)(2) of the 1940 Act generally prohibits the persons described above, acting as principals, from knowingly purchasing any security or other property from the registered investment company.

Section 2(a)(3) of the 1940 Act defines the term “affiliated person” of another person in relevant part as:

(A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; . . . (E) if such other person is an investment company, any investment adviser thereof . . . .

Section 2(a)(9) of the 1940 Act states that any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

Because the proposed Substitutions may be effected, in whole or in part, by means of in-kind redemptions and purchases, the proposed Substitutions may be deemed to involve one or more purchases or sales of securities or property between affiliated persons. The proposed transactions may involve a transfer of portfolio securities by the Removed Portfolios to the Separate Accounts.

Immediately thereafter, the Separate Accounts would purchase shares of the Replacement Portfolios with the portfolio securities received from the Removed Portfolios. Accordingly, to the extent AXA Equitable, MONY America and the Removed Portfolios, and AXA Equitable, MONY America and the Replacement Portfolios, are deemed to be affiliated persons of one another under Section 2(a)(3) or Section 2(a)(9) of the 1940 Act, it is conceivable that this aspect of the proposed Substitutions could be viewed as being prohibited by Section 17(a). As such, the Section 17 Applicants have determined that it is prudent to seek relief from Section 17(a) in the context of this Application.22

Section 17(b) of the 1940 Act provides that any person may apply to the Commission for an exemption from the provisions of Section 17(a), and the Commission shall issue such exemptive order, if evidence establishes that:

22 The Signature no-action letter cannot be relied upon by the Replacement Portfolios with respect to sales of their shares to the Insurance Companies in exchange for securities rather than cash. As noted in the Application, any redemptions in kind effected in connection with the Substitutions would be executed in accordance with the Signature no-action letter.

(1) the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned;

(2) the proposed transaction is consistent with the policy of each registered investment company concerned, as recited in its registration statement and reports filed under [the 1940 Act]; and

(3) the proposed transaction is consistent with the general purposes of [the 1940 Act].

B.	Basis for a Section 17(b) Order

The Section 17 Applicants submit that for all the reasons in this Application, the terms of the proposed In-Kind Transactions of shares of the Replacement Portfolios by the Separate Accounts, including the consideration to be paid and received, as described in this Application, are reasonable and fair and do not involve overreaching on the part of any person concerned. The Section 17 Applicants also submit that the proposed In-Kind Transactions by the Separate Accounts are consistent with the policies of the EQ Trust and the Replacement Portfolios, as recited in the EQ Trust’s current registration statement and reports filed under the 1940 Act. Finally, the Section 17 Applicants submit that the proposed Substitutions are consistent with the general purposes of the 1940 Act.

1.	Reasonableness and Fairness and the Absence of Overreaching

To the extent that the In-Kind Transactions by the Separate Accounts of the Replacement Portfolios’ shares are deemed to involve principal transactions among affiliated persons, the procedures described below should be sufficient to ensure that the terms of the proposed transactions are reasonable and fair to all participants. The Section 17 Applicants maintain that the terms of the proposed In-Kind Transactions, including the consideration to be paid by each Removed Portfolio and received by each Replacement Portfolio involved, are reasonable, fair and do not involve overreaching principally because the transactions will conform with all but one of the conditions enumerated in Rule 17a-7. The proposed transactions will take place at relative net asset value in conformity with the requirements of Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contract held by the affected Contract owners. The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions. The fees and charges under the Contracts will not increase because of the Substitutions. Even though the Separate Accounts, AXA Equitable, MONY America and the EQ Trust may not rely on Rule 17a-7, the Section 17 Applicants believe that the Rule’s conditions outline the type of safeguards that result in transactions that are fair and reasonable to registered investment company participants and preclude overreaching in connection with an investment company by its affiliated persons.

When the Commission first proposed,23 and then adopted,24 Rule 17a-7, it noted that the purpose of the rule was to eliminate the filing and processing of applications “in circumstances where there appears to be no likelihood that the statutory finding for a specific exemption under Section 17(b) could not be made” by establishing “conditions as to the availability of the exemption to those situations where the Commission, upon the basis of its experience, considers that there is no likelihood of overreaching of the investment companies participating in the transaction.” The Section 17 Applicants assert that where, as here, they or the relevant investment company would comply in substance with most, but not all, of the conditions of Rule 17a-7, the Commission should consider the extent to which they would meet these or other similar conditions and issue an order if the protections of the Rule would be provided in substance.

In this regard, the Commission explained its concerns with transactions of the type covered by Rule 17a-7 when it amended Rule 17a-7 in 1981 also to exempt certain purchase and sale transactions between an investment company and a non-investment company affiliate. Previously, Rule 17a-7 only exempted transactions between investment companies and series of investment companies. Its expansion to cover transactions between an investment company (or series thereof) and a non-investment company affiliate demonstrates that such transactions can be reasonable and fair and not involve overreaching. Specifically, the Commission stated:

[23]	Inv. Co. Act Rel. No. 4697 (Sept. 8, 1966).
[24]	Inv. Co. Act Rel. No. 4604 (May 20, 1966).

The Commission is concerned that this practice — left unregulated and in violation of Section 17(a) — could result in serious harm to registered investment companies. For example, an unscrupulous investment adviser might “dump” undesirable securities on a registered investment company or transfer desirable securities from a registered investment company to another more favored advisory client in the complex. Moreover, the transaction could be effected at a price which is disadvantageous to the registered investment company.

Nevertheless, upon considering the matter, the Commission believes that it would be appropriate to exempt by rulemaking certain of these transactions provided that certain conditions, described below, are met. Accordingly, the Commission proposes to amend Rule 17a-7 to exempt certain transactions which heretofore have not been exempted by the rule, both with respect to the persons which could participate in the transaction, and the securities which could be purchased and sold. The Commission has determined that the proposed expansion of the rule is consistent with the existing rule’s purposes (1) to eliminate the necessity of filing and processing applications under circumstances where there appears to be little likelihood that the statutory finding for a specific exemption under Section 17(b) of the [1940] Act could not be made, and (2) to permit investment companies which heretofore had chosen to avoid the application procedures of Section 17(b) of the [1940] Act by purchasing and selling securities on the open market, thereby incurring actual brokerage charges, to avoid the payment of brokerage commissions by effecting such transactions directly. Moreover, the proposed amendment would enhance the role of disinterested directors as watchdogs to protect shareholder interest.25

The board of trustees of the EQ Trust has adopted procedures, as required by paragraph (e)(1) of Rule 17a-7, pursuant to which each series of the EQ Trust may purchase and sell securities to and from their affiliates. The Section 17 Applicants will carry out the proposed In-Kind Transactions in conformity with all of the conditions of Rule 17a-7 and each series’ procedures thereunder, except that the consideration paid for the securities being purchased or sold may not be entirely cash. Nevertheless, the circumstances surrounding the proposed Substitutions will be such as to offer the same degree of protection to each Replacement Portfolio from overreaching that Rule 17a-7 provides to them generally in connection with their purchase and sale of securities under Rule 17a-7 in the ordinary course of their business. In particular, AXA Equitable and MONY America (or any of their affiliates) cannot effect the proposed transactions at a price that is disadvantageous to any Contract owners. Although the transactions may not be entirely for cash, each will be effected based upon (1) the independent current market price of the portfolio securities valued as specified in paragraph (b) of Rule 17a-7, and (2) the net asset value per share of each Removed Portfolio and Replacement Portfolio involved valued in

[25]	Inv. Co. Act Rel. No. 11136 (Apr. 21, 1980) (proposing release).

accordance with the procedures disclosed in their respective investment company registration statement and as required by Rule 22c-1 under the 1940 Act. No brokerage commission, fee (except for customary transfer fees), or other remuneration will be paid to any party in connection with the proposed In-Kind Transactions.

2.	Consistency with the Policy of Each Registered Investment Company Concerned

The sale of shares of each Replacement Portfolio for investment securities, as contemplated by the proposed In-Kind Transactions, is consistent with the investment policies and restrictions of the Section 17 Applicants and the Replacement Portfolio because (i) the shares are sold at their net asset value, and (ii) the portfolio securities are of the type and quality that the Replacement Portfolios could each have acquired with the proceeds from share sales had the shares been sold for cash. To assure that the second of these conditions is met, FMG will examine the portfolio securities being offered to each Replacement Portfolio and accept only those securities as consideration for shares that are of the type and quality it could have acquired for each such Replacement Portfolio in a cash transaction.

3.	Consistency with the General Purposes of the 1940 Act

The proposed In-Kind Transactions, as described herein, are consistent with the general purposes of the 1940 Act as stated in the “Findings and Declaration of Policy” in Section 1 of the 1940 Act. The proposed transactions do not present any of the conditions or abuses that the 1940 Act was designed to prevent. In particular, Sections 1(b)(2) and (3) of the 1940 Act state, among other things, that the national public interest and the interest of investors are adversely affected when:

[I]nvestment companies are organized, operated, managed, or their portfolio securities are selected in the interest of directors, officers, investment advisers, depositors, or other affiliated persons thereof, or in the interests of other investment companies or persons engaged in other lines of business, rather than in the interest of all classes of such companies’ security holders; when investment companies issue securities containing inequitable or discriminatory provisions, or fail to protect the preferences and privileges of the holders of their outstanding securities….

For all the reasons stated in this Application, the abuses described in Sections 1(b)(2) and (3) of the 1940 Act will not occur in connection with the proposed In-Kind Transactions.

The Commission has previously granted exemptions from Section 17(a) in circumstances substantially similar in all material respects to those presented in this Application to applicants affiliated with an open-end management investment company that proposed to purchase shares issued by the company with investment securities of the type that the company might otherwise have purchased for its portfolio.26 In these cases, the Commission issued an order pursuant to Section 17(b) of the 1940 Act where the expense of liquidating such investment securities and using the cash proceeds to purchase shares of the investment company would have reduced the value of investors’ ultimate investment in such shares.

4.	Request for an Order

The Section 17 Applicants request that the Commission issue an order pursuant to Section 17(b) of the 1940 Act exempting the Separate Accounts, AXA Equitable, MONY America, the EQ Trust and each Replacement Portfolio from the provisions of Section 17(a) of the 1940 Act to the extent necessary to permit AXA Equitable and MONY America on behalf of the Separate Accounts to carry out, as part of the Substitutions, the In-Kind Transactions of the Replacement Portfolios, which may be deemed to be prohibited by Section 17(a) of the 1940 Act.

The Section 17 Applicants represent that the proposed In-Kind Transactions meet all of the requirements of Section 17(b) of the 1940 Act and that an exemption should be granted, to the extent necessary, from the provisions of Section 17(a).

[26]	See, e.g., Commonwealth Annuity and Life Insurance Company et al. Rel. No. IC-32644 (May 23, 2017) (Order), File No. 812-14646; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-31023 (Apr. 22, 2014) (Order), File No. 812-14221; Minnesota Life Insurance Company, et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order) File No. 812-14203; Lincoln National Life Insurance Company, et al., Rel. No. IC-30517 (May 14, 2013) (Order), File No. 812-14063; Mutual of America Life Insurance Company, et al., Rel. No. IC-30335 (Dec. 31, 2012) (Order), File No. 812-14059; Pruco Life Insurance Company, et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order), File No. 812-13990; New York Life Insurance & Annuity Company, et al., Rel. No. IC-29947 (Feb. 14, 2012) (Order), File No. 812-13903; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-29570 (Jan. 24, 2011) (Order), File No. 812-13816; Nationwide Life Insurance Company, et al., Rel. No. IC-29505 (Nov. 22, 2010) (Order), File No. 812-13648; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-29211 (Apr. 20, 2010) (Order), File No. 812-13700; Nationwide Life Insurance Company, et al., Rel. No. IC-28815 (July 8, 2009) (Order), File No. 812-13495; Met Life Insurance Company of Connecticut, et al., Rel. No. IC-28699 (Apr. 20, 2009) (Order), File No. 812-13588.

VI.        CONCLUSION

For the reasons set forth in this Application, the Section 26 Applicants submit that the proposed Substitutions meet the standards of Section 26(c) of the 1940 Act, and the Section 17 Applicants respectively submit that the proposed In-Kind Transactions meet the standards of Section 17(b) of the 1940 Act. As such, the Section 26 Applicants and the Section 17 Applicants respectfully request that the Commission issue an order of approval pursuant to Section 26(c) of the 1940 Act and exemption pursuant to Section 17(b) of the 1940 Act, respectively, and that such order be made effective as soon as possible.

VII.     APPLICANTS’ CONDITIONS

The Section 26 Applicants, and FMG as applicable, agree that any order granting the requested relief will be subject to the following conditions.

1.	The Substitutions will not be effected unless AXA Equitable or MONY America determines that: (i) the Contracts allow the substitution of shares of registered open-end investment companies in the manner contemplated by this Application; (ii) the Substitutions can be consummated as described in this Application under applicable insurance laws; and (iii) any regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.

2.	After the Substitution Date, FMG will not change a Sub-Adviser, add a new Sub-Adviser, or otherwise rely on the Multi-Manager Order, or any replacement order from the Commission, with respect to any Replacement Portfolio without first obtaining shareholder approval of the change in Sub-Adviser, the new Sub-Adviser, or the Replacement Portfolio’s ability to rely on the Multi-Manager Order, or any replacement order from the Commission.

3.	AXA Equitable, MONY America or an affiliate thereof (other than the EQ Trust) will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions. The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract Owners to be greater after the proposed Substitution than before the proposed Substitution.

4.	The Substitutions will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners.

5.	The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.

6.	The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way.

7.	Affected Contract owners will be permitted to make at least one transfer of Contract value from the subaccount investing in the Removed Portfolio (before the Substitution Date) or the Replacement Portfolio (after the Substitution Date) to any other available investment option under the Contract without charge for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date. Except as described in any market timing/short-term trading provisions of the relevant prospectus, the Section 26 Applicants will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts, including limitations on the future number of transfers, for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date.

8.	All affected Contract owners will be notified, at least 30 days before the Substitution Date about: (i) the intended Substitution of Removed Portfolios with the Replacement Portfolios; (ii) the intended Substitution Date; and (iii) information with respect to transfers as set forth in Condition 7 above. In addition, the Section 26 Applicants will also deliver to affected Contract owners, at least thirty days before the Substitution Date, a prospectus for each applicable Replacement Portfolio.

9.

The Section 26 Applicants will deliver to each affected Contract owner within five business days of the Substitution Date a written confirmation which will include: (i) a confirmation that the Substitutions were carried out as previously notified; (ii) a restatement of the information set forth in the Pre-Substitution Notice; and (iii) values of the Contract owner’s positions in the Removed Portfolio before the Substitution and the Replacement Portfolio after the Substitution.

10.

For each Substitution, the combined current management fee and rule 12b-1 fee of the Replacement Portfolio at all asset levels will be no higher than that of the corresponding Removed Portfolio at corresponding asset levels. For a period of two years following the Substitution Date, for Contract owners who were Contract owners as of the Substitution Date, AXA Equitable, and MONY America or an affiliate thereof (other than the EQ Trust) will reimburse, on the last business day of each fiscal quarter, the Contract owners whose subaccounts invest in the applicable Replacement Portfolio to the extent that the Replacement Portfolio’s net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the net annual operating expenses of the Removed Portfolio for the most recent fiscal year preceding the date of this Application. In addition, the Section 26 Applicants will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for affected Contract owners for a period of at least two years following the Substitution Date.

VIII.     PROCEDURAL MATTERS RELATING TO THIS APPLICATION

Pursuant to Rule 0-2(f) under the 1940 Act, the Applicants hereby state that their address is as indicated on the cover page of this Application. Any notice and order concerning this Application should be directed to:

Steven M. Joenk

Managing Director & Chief Investment Officer

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Please address any questions or comments concerning this Application and a copy of any notice and order to:

Patricia Louie, Esq.	Mark C. Amorosi, Esq.
Managing Director & Associate General Counsel	K&L Gates LLP
AXA Equitable Life Insurance Company	1601 K Street NW
1290 Avenue of the Americas	Washington, DC 20006
New York, New York 10104	(202) 778-9000

The Applicants request that the Commission issue an order pursuant to Rule 0-5 under the 1940 Act without a hearing being held. Each Applicant represents that the undersigned is authorized to file this Application in the name and on behalf of the Applicants. Under the current Charter and By-Laws of AXA Equitable and MONY America, their business and affairs are conducted by their Board of Directors, respectively. The business and affairs of the Separate Accounts, as unit investment trusts, is conducted by AXA Equitable or MONY America, as the case may be, as depositor, pursuant to AXA Equitable or MONY America’s Charter and By-Laws. Under the current Certificate of Trust, Agreement and Declaration of Trust and By-Laws, the EQ Trust’s business and affairs are conducted by its Board of Trustees.

In accordance with these governing documents, resolutions were adopted by a vote of the Board of Directors or Trustees of AXA Equitable, MONY America and of EQ Trust authorizing the appropriate officers to prepare, execute and file this Application with the Commission. The requirements of the governing documents of AXA Equitable, MONY America and of EQ Trust have been complied with in connection with the execution and filing of this Application. Copies of AXA Equitable’s, MONY America’s and EQ Trust’s resolutions were attached as Exhibits B-1, B-2 and B-3, respectively, to the initial filing of the Application filed on October 4, 2017. These resolutions remain in full force and effect and are hereby incorporated by reference. The verifications required by Rule 0-2(d) under the 1940 Act also are attached as Exhibit C-1, Exhibit C-2 and Exhibit C-3 to this Application.

SIGNATURES

AXA Equitable Life Insurance Company has authorized this Application to be duly signed on its behalf, and on behalf of the Separate Accounts listed below, in the State of New York on the 9th day of August, 2018.

AXA EQUITABLE LIFE INSURANCE COMPANY

SEPARATE ACCOUNT 65 OF AXA EQUITABLE LIFE INSURANCE COMPANY

SEPARATE ACCOUNT 70 OF AXA EQUITABLE LIFE INSURANCE COMPANY

SEPARATE ACCOUNT A OF AXA EQUITABLE LIFE INSURANCE COMPANY

SEPARATE ACCOUNT FP OF AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Steven M. Joenk
Steven M. Joenk
Managing Director and Chief Investment Officer

MONY Life Insurance Company of America has authorized this Application to be duly signed on its behalf, and on behalf of MONY America Separate Account K, in the State of New York on the 9th day of August, 2018.

MONY LIFE INSURANCE COMPANY OF AMERICA

MONY AMERICA VARIABLE ACCOUNT K OF MONY LIFE INSURANCE COMPANY OF AMERICA

/s/ Steven M. Joenk
Steven M. Joenk
Senior Vice President and Chief Investment Officer

EQ Advisors Trust has authorized this Application to be duly signed on its behalf in the State of New York on the 9th day of August, 2018.

EQ ADVISORS TRUST

/s/ Steven M. Joenk
Steven M. Joenk
Chief Executive Officer and President

EXHIBIT LIST

(a)	Exhibit A – Principal Risks of the Portfolios

(b)	Exhibit B – Certifications of Resolution

(1)

AXA Equitable Life Insurance Company, Separate Account No. 65 of AXA Equitable Life Insurance Company, Separate Account No. 70 of AXA Equitable Life Insurance Company, Separate Account A of AXA Equitable Life Insurance Company and Separate Account FP of AXA Equitable Life Insurance Company Certificate of Resolution (incorporated by reference to the initial filing of the Application filed on October 4, 2017)

(2)

MONY Life Insurance Company of America, MONY America Variable Account K of MONY Life Insurance Company of America, Certificate of Resolution (incorporated by reference to the initial filing of the Application filed on October 4, 2017)

(3)	EQ Advisors Trust Certificate of Resolution (incorporated by reference to the initial filing of the Application filed on October 4, 2017)

(c)	Exhibit C – Verifications

(1)

Verification of AXA Equitable Life Insurance Company, Separate Account No. 65 of AXA Equitable Life Insurance Company, Separate Account No. 70 of AXA Equitable Life Insurance Company, Separate Account A of AXA Equitable Life Insurance Company and Separate Account FP of AXA Equitable Life Insurance Company

(2)

Verification of MONY Life Insurance Company of America, MONY America Variable Account K of MONY Life Insurance Company of America, MONY America Variable Account A of MONY Life Insurance Company of America and MONY America Variable Account L of MONY Life Insurance Company of America

(3)	Verification of EQ Advisors Trust

EXHIBIT A

PRINCIPAL RISKS OF THE PORTFOLIOS

Substitution No. 1.	American Century VP Mid Cap Value Fund (Class II) replaced by EQ/American Century Mid Cap Value Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
American Century VP Mid Cap Value Fund (Class II)	EQ/American Century Mid Cap Value Portfolio (Class IB)
Principal Risks An investment in the fund is not a bank deposit, and it is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Mid Cap Stocks: The medium-sized companies in which the fund invests may be more volatile and present greater risks than larger companies.

Mid-Cap Company Risk: The Portfolio’s investments in mid-cap companies may involve greater risks than investments in larger, more established issuers because mid-cap companies generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount.

Style Risk: If the market does not consider the individual stocks purchased by the fund to be undervalued, the value of the fund’s shares may decline, even if stock prices generally are rising

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Foreign Securities: The fund may invest in foreign securities, which can be riskier than investing in U.S. securities. Securities of foreign issuers may be less liquid, more volatile and harder to value than U.S. securities.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S.

securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the

“UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the

United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

IPO Risk: The fund’s performance may be affected by investments in initial public offerings.

Initial Public Offering (“IPO”) Risk: Securities issued in IPOs have no trading history, and information about the companies may be available for very limited periods. In addition, the prices of securities sold in IPOs may be highly volatile. At times, the Portfolio may not be able to invest in securities issued in IPOs, or invest to the extent desired, if, for example, only a small portion of the securities being offered in an IPO are made available to the Portfolio. In addition, under certain market conditions, a relatively small number of companies may issue securities in IPOs. To the extent the Portfolio invests in IPOs, a significant portion of its returns may be attributable to its investments in IPOs, which have a magnified impact on portfolios with small asset bases.

Market Risk: The value of the fund’s shares will go up and down based on the performance of the companies whose securities it owns and other factors generally affecting the securities market.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Price Volatility: The value of the fund’s shares may fluctuate significantly in the short term.

Redemption Risk: The fund may need to sell securities at times it would not otherwise do so in order to meet shareholder redemption requests. Selling securities to meet such redemptions may cause the fund to experience a loss or increase the fund’s transaction costs. To the extent that an insurance company has a large position in the fund, the fund may experience relatively large redemptions if such insurance company reallocates its assets.

Principal Loss: At any given time your shares may be worth less than the price you paid for them. In other words, it is possible to lose money by investing in the fund.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Substitution No. 2	Fidelity® VIP Contrafund® (Service Class, Service Class 2) replaced by EQ/Fidelity Institutional AMSM Large Cap Portfolio (Class K, Class IB)

Existing Portfolio	Replacement Portfolio
Fidelity® VIP Contrafund® (Service Class 2)	EQ/Fidelity Institutional AMSM Large Cap Portfolio (Class IB)
Fidelity® VIP Contrafund® (Initial Class)	EQ/Fidelity Institutional AMSM Large Cap Portfolio (Class K)
Principal Risks	Principal Risks

You could lose money by investing in the fund

Principal Risks: An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Stock Market Volatility: Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Different parts of the market, including different market sectors, and different types of securities can react differently to these developments.

Foreign Exposure: Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market, or economic developments and can perform differently from the U.S. market.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American

Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Issuer-Specific Changes: The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

ETFs Risk: The Portfolio’s shareholders will indirectly bear fees and expenses paid by the ETFs in which it invests, in addition to the Portfolio’s direct fees and expenses. The cost of investing in the Portfolio, therefore, may be higher than the cost of investing in a mutual fund that invests directly in individual stocks and bonds. In addition, the Portfolio’s net asset value will be subject to fluctuations in the market values of the ETFs in which it invests. The Portfolio is also subject to the risks associated with the securities or other investments in which the ETFs invest, and the ability of the Portfolio to meet its investment objective will directly depend on the ability of the ETFs to meet their investment objectives. An index-based ETF’s performance may not match that of the index it seeks to track. An actively managed ETF’s performance will reflect its adviser’s ability to make investment decisions that are suited to achieving the ETF’s investment objective. It is also possible that an active trading market for an ETF may not develop or be maintained, in which case the liquidity and value of the Portfolio’s investment in the ETF could be substantially and adversely affected. The extent to which the investment performance and risks associated with the Portfolio correlate to those of a particular ETF will depend upon the extent to which the Portfolio’s assets are allocated from time to time for investment in the ETF, which will vary.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case, both “growth” and “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Substitution No. 3	Franklin Rising Dividends VIP Fund (Class 2) replaced by EQ/Franklin Rising Dividends Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Franklin Rising Dividends VIP Fund (Class 2)	EQ/Franklin Rising Dividends Portfolio (Class IB)

Principal Risks

You could lose money by investing in the Fund.

Mutual fund shares are not deposits or obligations of,

or guaranteed or endorsed by, any bank, and are not

insured by the Federal Deposit Insurance Corporation,

the Federal Reserve Board, or any other agency of the

U.S. government.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Market: The market values of securities or other investments owned by the Fund will go up or down, sometimes rapidly or unpredictably. The market value of a security or other investment may be reduced by market activity or other results of supply and demand unrelated to the issuer. This is a basic risk associated with all investments. When there are more sellers than buyers, prices tend to fall. Likewise, when there are more buyers than sellers, prices tend to rise.

Stock prices tend to go up and down more dramatically than those of debt securities. A slower growth or recessionary economic environment could have an adverse effect on the prices of the various stocks held by the Fund.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Dividend-Oriented Companies: Companies that have historically paid regular dividends to shareholders may decrease or eliminate dividend payments in the future. A decrease in dividend payments by an issuer may result in a decrease in the value of the issuer’s stock and less available income for the Fund.

Dividend Risk: There is no guarantee that the companies in which the Portfolio invests will declare dividends in the future or that dividends, if declared, will remain at current levels or increase over time.

Smaller and Midsize Companies: Securities issued by smaller and midsize companies may be more volatile in price than those of larger companies, involve substantial risks and should be considered speculative. Such risks may include greater sensitivity to economic conditions, less certain growth prospects, lack of depth of management and funds for growth and development, and limited or less developed product lines and

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and markets. In addition, smaller and midsize companies may be particularly affected by interest rate increases, as they may find it more difficult to borrow money to continue or expand operations, or may have difficulty in repaying any loans.

management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Focus: To the extent that the Fund focuses on particular countries, regions, industries, sectors or types of investment from time to time, the Fund may be subject to greater risks of adverse developments in such areas of focus than a fund that invests in a wider variety of countries, regions, industries, sectors or investments.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Foreign Securities (non-U.S.): Investing in foreign securities typically involves more risks than investing in U.S. securities, including risks related to currency exchange rates and policies, country or government specific issues, less favorable trading practices or regulation and greater price volatility. Certain of these risks also may apply to securities of U.S. companies with significant foreign operations.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Management: The Fund is subject to management risk because it is an actively managed investment portfolio. The Fund’s investment manager applies investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these decisions will produce the desired results.

Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 4	Franklin Strategic Income VIP Fund (Class 2) replaced by EQ/Franklin Strategic Income Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio

Franklin Strategic Income VIP Fund (Class 2)	EQ/Franklin Strategic Income Portfolio (Class IB)

Principal Risks

You could lose money by investing in the Fund. Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency of the U.S. government.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Credit: An issuer of debt securities may fail to make interest payments or repay principal when due, in whole or in part. Changes in an issuer’s financial strength or in a security’s credit rating may affect a security’s value.

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

Interest Rate: When interest rates rise, debt security prices generally fall. The opposite is also generally true: debt security prices rise when interest rates fall. Interest rate changes are influenced by a number of factors, including government policy, monetary policy, inflation expectations, perceptions of risk, and supply and demand of bonds. In general, securities with longer maturities or durations are more sensitive to interest rate changes.

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

High-Yield Debt Securities: Issuers of lower-rated or “high-yield” debt securities (also known as “junk bonds”) are not as strong financially as those issuing higher credit quality debt securities. High-yield debt securities are generally considered predominantly speculative by the applicable rating agencies as their issuers are more likely to encounter financial difficulties and are more vulnerable to changes in the relevant economy, such as a recession or a sustained period of rising interest rates, that could affect their ability to make interest and principal payments when due. The prices of high-yield debt securities generally fluctuate more than those of higher credit quality. High-yield debt securities are generally more illiquid (harder to sell) and harder to value.

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as “junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of non-investment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Market: The market values of securities or other investments owned by the Fund will go up or down, sometimes rapidly or unpredictably. The market value of a security or other investment may be reduced by market activity or other results of supply and demand unrelated to the issuer. This is a basic risk associated with all investments. When there are more sellers than buyers, prices tend to fall. Likewise, when there are more buyers than sellers, prices tend to rise.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Income: Because the Fund can only distribute what it earns, the Fund’s distributions to shareholders may decline when prevailing interest rates fall or when the Fund experiences defaults on debt securities it holds.

Variable Rate Securities: Because changes in interest rates on variable rate securities (including floating rate securities) may lag behind changes in market rates, the value of such securities may decline during periods of rising interest rates until their interest rates reset to market rates. During periods of declining interest rates, because the interest rates on variable rate securities

Variable and Floating Rate Securities Risk: The market prices of securities with variable and floating interest rates are generally less sensitive to interest rate changes than are the market prices of securities with fixed interest rates. Variable and floating rate securities may decline in value if market interest rates or interest rates paid by such securities do not move as expected. Conversely, variable and floating rate securities will not generally rise in value if market interest rates decline. Certain types of floating rate securities, such as interests in bank loans, may be subject to greater liquidity risk than other debt securities.

generally reset downward, their market value is unlikely to rise to the same extent as the value of comparable fixed rate securities.

Foreign Securities (non-U.S.): Investing in foreign securities typically involves more risks than investing in U.S. securities, and includes risks associated with: (i) internal and external political and economic developments – e.g., the political, economic and social policies and structures of some foreign countries may be less stable and more volatile than those in the U.S. or some foreign countries may be subject to trading restrictions or economic sanctions; (ii) trading practices – e.g., government supervision and regulation of foreign securities and currency markets, trading systems and brokers may be less than in the U.S.; (iii) availability of information – e.g., foreign issuers may not be subject to the same disclosure, accounting and financial reporting standards and practices as U.S. issuers; (iv) limited markets – e.g., the securities of certain foreign issuers may be less liquid (harder to sell) and more volatile; and (v) currency exchange rate fluctuations and policies. The risks of foreign investments may be greater in developing or emerging market countries.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Emerging Market Countries: The Fund’s investments in emerging market countries are subject to all of the risks of foreign investing generally, and have additional heightened risks due to a lack of established legal, political, business and social frameworks to support securities markets, including: delays in settling portfolio securities transactions; currency and capital controls; greater sensitivity to interest rate changes; pervasiveness of corruption and crime; currency exchange rate volatility; and inflation, deflation or currency devaluation.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sovereign Debt Securities: Sovereign debt securities are subject to various risks in addition to those relating to debt securities and foreign securities generally, including, but not limited to, the risk that a governmental entity may be unwilling or unable to pay interest and repay principal on its sovereign debt, or otherwise meet its obligations when due because of cash flow problems, insufficient foreign reserves, the relative size of the debt service burden to the economy as a whole, the government’s policy towards principal international lenders such as the International Monetary Fund, or the political considerations to which the government may be subject. If a sovereign debtor defaults (or threatens to default) on its sovereign debt obligations, the indebtedness may be restructured. Some sovereign debtors have in the past been able to restructure their debt payments without the approval of some or all debt holders or to declare moratoria on payments. In the event of a default on sovereign debt, the Fund may also have limited legal recourse against the defaulting government entity.

Sovereign Debt Securities Risk: Sovereign debt securities are subject to the risk that a governmental entity may delay or refuse to pay interest or principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the size of the governmental entity’s debt position in relation to the economy, its policy toward international lenders or the failure to put in place economic reforms required by multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debt that a government does not pay nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected. Sovereign debt risk is increased for emerging market issuers.

Mortgage and Asset-Backed Securities: Mortgage securities differ from conventional debt securities because principal is paid back periodically over the life of the security rather than at maturity. The Fund may receive unscheduled payments of principal due to voluntary prepayments, refinancings or foreclosures on

Mortgage-Backed and Other Asset-Backed Securities Risk: Mortgage-related and other asset-backed securities typically provide the issuer with the right to prepay the security prior to maturity. During periods of falling interest rates, the rate of prepayments tends to increase because borrowers are more likely to pay off debt and refinance at the lower interest rates then available. Unscheduled prepayments shorten the average lives of mortgage-related and other asset-backed securities and may result in the Portfolio’s having to reinvest the the underlying mortgage loans. Because of prepayments, mortgage securities may be less effective than some other types of debt securities as a means of “locking in” long-term interest rates and may have less potential for capital appreciation during periods of falling interest rates. A reduction in the anticipated rate of principal prepayments, especially during periods of rising interest rates, may increase or extend the effective maturity of mortgage securities, making them more sensitive to interest rate changes, subject to greater price volatility, and more susceptible than some other debt securities to a decline in market value when interest rates rise.

Issuers of asset-backed securities may have limited ability to enforce the security interest in the underlying assets, and credit enhancements provided to support the securities, if any, may be inadequate to protect investors in the event of default. Like mortgage securities, asset-backed securities are subject to prepayment and extension risks.

proceeds of the prepayments at lower interest rates, thereby reducing the Portfolio’s income. During periods of rising interest rates, the rate of prepayments tends to decrease because borrowers are less likely to prepay debt. Slower than expected payments can extend the average lives of mortgage-related and other asset-backed securities, and this may “lock in” a below market interest rate, increase the security’s duration and interest rate sensitivity, and reduce the value of the security. Moreover, declines in the credit quality of and defaults by the issuers of mortgage-related and other asset-backed securities or instability in the markets for such securities may affect the value and liquidity of such securities, which could result in losses to the Portfolio. In addition, certain mortgage-related and other asset-backed securities may include securities backed by pools of loans made to “subprime” borrowers or borrowers with blemished credit histories; the risk of defaults is generally higher in the case of mortgage pools that include such subprime mortgages. Mortgage-backed securities issued in the form of collateralized mortgage obligations (“CMOs”) are collateralized by mortgage loans or mortgage pass-through securities. In periods of supply and demand imbalances in the market for CMOs or in periods of sharp interest rate movements, the prices of CMOs may fluctuate to a greater extent than would be expected from interest rate movements alone. CMOs and other mortgage-backed securities may be structured similarly to CDOs and may be subject to similar risks.

Focus: To the extent that the Fund focuses on particular countries, regions, industries, sectors or types of investment from time to time, the Fund may be subject to greater risks of adverse developments in such areas of focus than a fund that invests in a wider variety of countries, regions, industries, sectors or investments

Inflation: The market price of debt securities generally falls as inflation increases because the purchasing power of the future income and repaid principal is expected to be worth less when received by the Fund. Debt securities that pay a fixed rather than variable interest rate are especially vulnerable to inflation risk because variable rate debt securities may be able to participate, over the long term, in rising interest rates which have historically corresponded with long-term inflationary trends.

Floating Rate Corporate Investments: Floating rate corporate loans and corporate debt securities generally have credit ratings below investment grade and may be subject to resale restrictions. They are often issued in connection with highly leveraged transactions, and may be subject to greater credit risks than other investments including the possibility of default or bankruptcy. In addition, a secondary market in corporate loans may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods, which may impair the ability to accurately value existing and prospective investments and to realize in a timely fashion the full value on sale of a corporate loan. A significant portion of floating rate investments may be “covenant lite” loans that may contain fewer or less restrictive constraints on the borrower or other borrower-friendly characteristics.

Variable and Floating Rate Securities Risk: The market prices of securities with variable and floating interest rates are generally less sensitive to interest rate changes than are the market prices of securities with fixed interest rates. Variable and floating rate securities may decline in value if market interest rates or interest rates paid by such securities do not move as expected. Conversely, variable and floating rate securities will not generally rise in value if market interest rates decline. Certain types of floating rate securities, such as interests in bank loans, may be subject to greater liquidity risk than other debt securities.

Derivative Instruments: The performance of derivative instruments depends largely on the performance of an underlying instrument, such as a currency, security, interest rate or index, and such instruments often have risks similar to the underlying instrument, in addition to other risks. Derivatives involve costs and can create economic leverage in the Fund’s portfolio which may result in significant volatility and cause the Fund to participate in losses (as well as gains) in an amount that exceeds the Fund’s initial investment.

Other risks include illiquidity, mispricing or improper valuation of the derivative instrument, and imperfect correlation between the value of the derivative and the underlying instrument so that the Fund may not realize the intended benefits. When a derivative is used for hedging, the change in value of the derivative may also not correlate specifically with the currency, security, interest rate, index or other risk being hedged. Derivatives also may present the risk that the other party to the transaction will fail to perform.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Currency Management Strategies: Currency management strategies may substantially change the Fund’s exposure to currency exchange rates and could result in losses to the Fund if currencies do not perform as the investment manager expects. In addition, currency management strategies, to the extent that they reduce the Fund’s exposure to currency risks, may also reduce the Fund’s ability to benefit from favorable changes in currency exchange rates. Using currency management strategies for purposes other than hedging further increases the Fund’s exposure to foreign investment losses. Currency markets generally are not as regulated as securities markets. In addition, currency rates may fluctuate significantly over short periods of time, and can reduce returns.

Liquidity: From time to time, the trading market for a particular security or type of security or other investments in which the Fund invests may become less liquid or even illiquid. Reduced liquidity will have an adverse impact on the Fund’s ability to sell such securities or other investments when necessary to meet the Fund’s liquidity needs or in response to a specific

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to economic event and will also generally lower the value of a security or other investments. Market prices for such securities or other investments may be volatile.

satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Management: The Fund is subject to management risk because it is an actively managed investment portfolio. The Fund’s investment manager applies investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these decisions will produce the desired results.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Convertible Securities Risk: A convertible security is a form of hybrid security; that is, a security with both debt and equity characteristics. The value of a convertible security fluctuates in relation to changes in interest rates and the credit quality of the issuer and, in addition, fluctuates in relation to the underlying common stock. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument, which may be less than the current market price of the security. If a convertible security held by the Portfolio is called for redemption, the Portfolio will be required to permit the issuer to redeem the security, convert it into underlying common stock or sell it to a third party. Convertible securities are subject to equity risk, interest rate risk, and credit risk and are often lower-quality securities. Lower quality may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer-specific risks that apply to the underlying common stock.

Collateralized Debt Obligations Risk: The risks of an investment in a collateralized debt obligation (“CDO”) depend largely on the quality and type of the collateral and the class or “tranche” of the CDO in which the Portfolio invests. Normally, collateralized bond obligations, collateralized loan obligations, and other CDOs are privately offered and sold, and thus are not registered under the securities laws. As a result, investments in CDOs may be characterized by the Portfolio as illiquid securities; however, an active dealer market, or other relevant measures of liquidity, may exist for CDOs allowing a CDO potentially to be deemed liquid under the Portfolio’s liquidity policies approved by the Board of Trustees. In addition to the risks associated with debt instruments (e.g., interest rate risk and credit risk), CDOs carry risks including, but not limited to: (a) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (b) the risk that the quality of the collateral may decline in value or default; (c) the possibility that the Portfolio may invest in CDOs that are subordinate to other classes; and (d) the risk that the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.

Inflation-Indexed Bonds Risk: Inflation-indexed bonds are fixed income securities whose principal value is periodically adjusted according to inflation. Inflation-indexed bonds, including Treasury inflation-indexed securities, decline in value when real interest rates rise. In certain interest rate environments, such as when real interest rates are rising faster than nominal interest rates, inflation-indexed bonds may experience greater losses than other fixed income securities with similar durations. Interest payments on inflation-linked debt securities may be difficult to predict and may vary as the principal and/or interest is adjusted for inflation. In periods of deflation, the Portfolio may have no income at all from such investments.

Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Loan Risk: Loan interests are subject to liquidity risk, prepayment risk (the risk that when interest rates fall, debt securities may be repaid more quickly than expected and the Portfolio may be required to reinvest in securities with a lower yield), extension risk (the risk that when interest rates rise, debt securities may be repaid more slowly than expected and the value of the Portfolio’s holdings may decrease), the risk of subordination to other creditors, restrictions on resale, and the lack of a regular trading market and publicly available information. Loan interests may be difficult to value and may have extended trade settlement periods. Accordingly, the proceeds from the sale of a loan may not be available to make additional investments or to meet redemption obligations until potentially a substantial period after the sale of the loan. The extended trade settlement periods could force the Portfolio to liquidate other securities to meet redemptions and may present a risk that the Portfolio may incur losses in order to timely honor redemptions. There is a risk that the value of any collateral securing a loan in which the Portfolio has an interest may decline and that the collateral may not be sufficient to cover the amount owed on the loan. In the event the borrower defaults, the Portfolio’s access to the collateral may be limited or delayed by bankruptcy or other insolvency laws. To the extent that the Portfolio invests in loan participations and assignments, it is subject to the risk that the financial institution acting as agent for all interests in a loan might fail financially. It is also possible that the Portfolio could be held liable, or may be called upon to fulfill other obligations, as a co-lender.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Redemption Risk: The Portfolio may experience periods of heavy redemptions that could cause the Portfolio to sell assets at inopportune times or at a loss or depressed value. Redemption risk is heightened during periods of declining or illiquid markets. Heavy redemptions could hurt the Portfolio’s performance.

Market developments and other factors, including a general rise in interest rates, have the potential to cause investors to move out of fixed income securities on a large scale, which may increase redemptions from mutual funds that hold large amounts of fixed income securities. Such a move, coupled with a reduction in the ability or willingness of dealers and other institutional investors to buy or hold fixed income securities, may result in decreased liquidity and increased volatility in the fixed income markets.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

U.S. Government Securities Risk: Securities issued or guaranteed by the U.S. government or its agencies and instrumentalities (such as securities issued by the Government National Mortgage Association (Ginnie Mae), the Federal National Mortgage Association (Fannie Mae), or the Federal Home Loan Mortgage Corporation (Freddie Mac)) are subject to market risk, interest rate risk and credit risk. Securities, such as those issued or guaranteed by Ginnie Mae or the U.S. Treasury, that are backed by the full faith and credit of the U.S. government are guaranteed as to the timely payment of interest and repayment of principal when held to maturity. Notwithstanding that these securities are backed by the full faith and credit of the U.S. government, circumstances could arise that would prevent the payment of interest or principal. This would result in losses to the Portfolio. Securities issued or guaranteed by U.S. government related organizations, such as Fannie Mae and Freddie Mac, are not backed by the full faith and credit of the U.S. government and no assurance can be given that the U.S. government will provide financial support. Therefore, U.S. government related organizations may not have the funds to meet their payment obligations in the future.

Substitution No. 5	Goldman Sachs VIT Mid Cap Value Fund (Service Class) replaced by EQ/Goldman Sachs Mid Cap Value Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Goldman Sachs VIT Mid Cap Value Fund (Service Class)	EQ/Goldman Sachs Mid Cap Value Portfolio (Class IB)
Principal Risks	Principal Risks

Loss of money is a risk of investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any government agency. The Fund should not be relied upon as a complete investment program. There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve substantial risks which prospective investors should consider carefully before investing.

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Investment Style Risk: Different investment styles (e.g., “growth,” “value” or “quantitative”) tend to shift in and out of favor depending upon market and economic conditions and investor sentiment. The Fund may outperform or underperform other funds that employ a different investment style. Value investing is an example of an investment style. Value stocks are

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its

those believed to be undervalued in comparison to their peers, due to market, company-specific or other factors.	price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Large Shareholder Transactions Risk: The Fund may experience adverse effects when certain large shareholders purchase or redeem large amounts of shares of the Fund. Such large shareholder redemptions may cause the Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the Fund’s net asset value (“NAV”) and liquidity. Similarly, large Fund share purchases may adversely affect the Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also increase transaction costs. In addition, a large redemption could result in the Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.

Market Risk: The market value of the securities in which the Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/ or general economic conditions throughout the world due to increasingly interconnected global economies and financial markets.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Stock Risk: Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mid-Cap and Small-Cap Risk: Investments in mid- capitalization and small-capitalization companies involve greater risks than those associated with larger, more established companies. These securities may be subject to more abrupt or erratic price movements and may lack sufficient market liquidity, and these issuers often face greater business risks.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Portfolio Turnover Rate Risk: A high rate of portfolio turnover (100% or more) involves correspondingly greater expenses which must be borne by the Fund and its shareholders.

Portfolio Turnover Risk: High portfolio turnover (generally, turnover in excess of 100% in any given fiscal year) may result in increased transaction costs to the Portfolio, which may result in higher fund expenses and lower total return.

REIT Risk: Risks associated with investments such as REITs in the real estate industry include, among others: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage financing, variations in rental income, neighborhood values or the appeal of property to tenants; interest rates; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; and changes in zoning laws. REITs whose underlying properties are concentrated in a particular industry or geographic region are subject to risks affecting such industries and regions. The securities of REITs involve greater risks than those associated with larger, more established companies and may be subject to more abrupt or erratic price movements because of interest rate changes, economic conditions and other factors. Securities of such issuers may lack sufficient market liquidity to enable the Fund to effect sales at an advantageous time or without a substantial drop in price.

Real Estate Investing Risk: Real estate-related investments may decline in value as a result of factors affecting the overall real estate industry. Real estate is a cyclical business, highly sensitive to supply and demand, general and local economic developments and characterized by intense competition and periodic overbuilding. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values. Losses may occur from casualty or condemnation and government actions, such as tax law changes, zoning law changes, regulatory limitations on rents, or environmental regulations, also may have a major impact on real estate. The availability of mortgages and changes in interest rates may also affect real estate values. Changing interest rates and credit quality requirements also will affect the cash flow of real estate companies and their ability to meet capital needs. Real estate investment trusts (“REITs”) generally invest directly in real estate (equity REITs), in mortgages secured by interests in real estate (mortgage REITs) or in some combination of the two (hybrid REITs). Investing in REITs exposes investors to the risks of owning real estate directly, as well as to risks that relate specifically to the way in which REITs are organized and operated. Equity REITs may be affected by changes in the value of the underlying property owned by the REIT, while mortgage REITs may be affected by the quality of any credit extended. Equity and mortgage REITs are also subject to heavy cash flow dependency, defaults by borrowers, and self-liquidations. The risk of defaults is generally higher in the case of mortgage pools that include subprime mortgages involving borrowers with blemished credit histories. Individual REITs may own a limited number of properties and may concentrate in a particular region or property type. Domestic REITs also must satisfy specific Internal Revenue Code requirements to qualify for the tax-free pass- through of net investment income and net realized gains distributed to shareholders. Failure to meet these requirements may have adverse consequences on the Portfolio. In addition, even the larger REITs in the industry tend to be small- to medium-sized companies in relation to the equity markets as a whole. Moreover, shares of REITs may trade less frequently and, therefore, are subject to more erratic price movements than securities of larger issuers.

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Substitution No. 6	Invesco V.I. Global Real Estate Fund (Series II Class) replaced by EQ/Invesco Global Real Estate Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Invesco V.I. Global Real Estate Fund (Series II Class)	EQ/Invesco Global Real Estate Portfolio (Class IB)
Principal Risks	Principal Risks
As with any mutual fund investment, loss of money is a risk of investing. An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The risks associated with an investment in the Fund can increase during times of	An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

significant market volatility. The principal risks of investing in the Fund are:

Convertible Securities Risk: The market values of convertible securities are affected by market interest rates, the risk of actual issuer default on interest or principal payments and the value of the underlying common stock into which the convertible security may be converted. Additionally, a convertible security is subject to the same types of market and issuer risks as apply to the underlying common stock. In addition, certain convertible securities are subject to involuntary conversions and may undergo principal write-downs upon the occurrence of certain triggering events, and, as a result, are subject to an increased risk of loss. Convertible securities may be rated below investment grade.

Convertible Securities Risk: A convertible security is a form of hybrid security; that is, a security with both debt and equity characteristics. The value of a convertible security fluctuates in relation to changes in interest rates and the credit quality of the issuer and, in addition, fluctuates in relation to the underlying common stock. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument, which may be less than the current market price of the security. If a convertible security held by the Portfolio is called for redemption, the Portfolio will be required to permit the issuer to redeem the security, convert it into underlying common stock or sell it to a third party. Convertible securities are subject to equity risk, interest rate risk, and credit risk and are often lower-quality securities. Lower quality may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer-specific risks that apply to the underlying common stock.

Debt Securities Risk: The prices of debt securities held by the Fund will be affected by changes in interest rates, the creditworthiness of the issuer and other factors. An increase in prevailing interest rates typically causes the value of existing debt securities to fall and often has a greater impact on longer-duration debt securities and higher quality debt securities. Falling interest rates will cause the Fund to reinvest the proceeds of debt securities that have been repaid by the issuer at lower interest rates. Falling interest rates may also reduce the Fund’s distributable income because interest payments on floating rate debt instruments held by the Fund will decline. The Fund could lose money on investments in debt securities if the issuer or borrower fails to meet its obligations to make interest payments and/or to repay principal in a timely manner. Changes in an issuer’s financial strength, the market’s perception of such strength or in the credit rating of the

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

issuer or the security may affect the value of debt securities. The Adviser’s credit analysis may fail to anticipate such changes, which could result in buying a debt security at an inopportune time or failing to sell a debt security in advance of a price decline or other credit event.

Derivatives Risk: The value of a derivative instrument depends largely on (and is derived from) the value of an underlying security, currency, commodity, interest rate, index or other asset (each referred to as an underlying asset). In addition to risks relating to the underlying assets, the use of derivatives may include other, possibly greater, risks, including counterparty, leverage and liquidity risks. Counterparty risk is the risk that the counterparty to the derivative contract will default on its obligation to pay the Fund the amount owed or otherwise perform under the derivative contract. Derivatives create leverage risk because they do not require payment up front equal to the economic exposure created by owning the derivative. As a result, an adverse change in the value of the underlying asset could result in the Fund sustaining a loss that is substantially greater than the amount invested in the derivative, which may make the Fund’s returns more volatile and increase the risk of loss. Derivative instruments may also be less liquid than more traditional investments and the Fund may be unable to sell or close out its derivative positions at a desirable time or price. This risk may be more acute under adverse market conditions, during which the Fund may be most in need of liquidating its derivative positions. Derivatives may also be harder to value, less tax efficient and subject to changing government regulation that could impact the Fund’s ability to use certain derivatives or their cost. Also, derivatives used for hedging or to gain or limit exposure to a particular market segment may not provide the expected benefits, particularly during adverse market conditions.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Foreign Securities Risk: The Fund’s foreign investments may be adversely affected by political and social instability, changes in economic or taxation policies, difficulty in enforcing obligations, decreased liquidity or increased volatility. Foreign investments also involve the risk of the possible seizure, nationalization or expropriation of the issuer or foreign deposits (in which the Fund could lose its entire investments in a certain market) and the possible

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences adoption of foreign governmental restrictions such as exchange controls. Unless the Fund has hedged its foreign securities risk, foreign securities risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. Currency hedging strategies, if used, are not always successful.

between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Securities Risk: Emerging markets (also referred to as developing markets) are generally subject to greater market volatility, political, social and economic instability, uncertain trading markets and more governmental limitations on foreign investment than more developed markets. In addition, companies operating in emerging markets may be subject to lower trading volume and greater price fluctuations than

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or companies in more developed markets. Securities law and the enforcement of systems of taxation in many emerging market countries may change quickly and unpredictably. In addition, investments in emerging markets securities may also be subject to additional transaction costs, delays in settlement procedures, and lack of timely information.

greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Focus Risk: The Fund may from time to time invest a substantial amount of its assets in securities of issuers located in a single country or a limited number of countries. Adverse economic, political or social conditions in those countries may therefore have a significant negative impact on the Fund’s investment performance.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

High Yield Debt Securities (Junk Bond) Risk: Investments in high yield debt securities (“junk bonds”) and other lower-rated securities will subject the Fund to substantial risk of loss. These securities are considered to be speculative with respect to the issuer’s ability to pay interest and principal when due, are more susceptible to default or decline in market value and are less liquid than investment grade debt securities. Prices of high yield debt securities tend to be very volatile.

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as “junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of non-

investment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Management Risk: The Fund is actively managed and depends heavily on the Adviser’s judgment about markets, interest rates or the attractiveness, relative values, liquidity, or potential appreciation of particular investments made for the Fund’s portfolio. The Fund could experience losses if these judgments prove to be incorrect. Additionally, legislative, regulatory, or tax developments may adversely affect management of the Fund and, therefore, the ability of the Fund to achieve its investment objective.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Market Risk: The market values of the Fund’s investments, and therefore the value of the Fund’s shares, will go up and down, sometimes rapidly or unpredictably. Market risk may affect a single issuer, industry or section of the economy, or it may affect the market as a whole. Individual stock prices tend to go up and down more dramatically than those of certain other types of investments, such as bonds. During a general downturn in the financial markets, multiple asset classes may decline in value. When markets perform well, there can be no assurance that specific investments held by the Fund will rise in value.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mortgage- and Asset-Backed Securities Risk: Mortgage- and asset-backed securities, including collateralized debt obligations and collateralized mortgage obligations, are subject to prepayment or call risk, which is the risk that a borrower’s payments may be received earlier or later than expected due to changes in prepayment rates on underlying loans. This could result in the Fund reinvesting these early payments at lower interest rates, thereby reducing the Fund’s income. Mortgage- and asset-backed securities also are subject to extension risk, which is the risk that an unexpected rise in interest rates could reduce the rate of prepayments, causing the price of the mortgage- and asset-backed securities and the Fund’s share price to fall. An unexpectedly high rate of defaults on the mortgages held by a mortgage pool may adversely affect the value of mortgage-backed securities and could result in losses to the Fund. The Fund may invest in mortgage pools that include subprime mortgages, which are loans made to borrowers with weakened credit histories or with lower capacity to make timely payments on their mortgages. Privately issued mortgage-related securities are not subject to the same underwriting requirements as those with government or government-sponsored entity guarantees and, therefore, mortgage loans underlying privately issued mortgage-related securities may have less favorable collateral, credit risk or other underwriting characteristics, and wider variances in interest rate, term, size, purpose and borrower characteristics.

Preferred Securities Risk: Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. Preferred securities also may be subordinated to bonds or other debt instruments, subjecting them to a greater risk of non- payment, may be less liquid than many other securities, such as common stocks, and generally offer no voting rights with respect to the issuer.

Preferred Stock Risk: Preferred stock is subject to many of the risks associated with debt securities, including interest rate risk. Unlike interest payments on debt securities, dividends on preferred stock are generally payable at the discretion of the issuer’s board of directors. Preferred shareholders may have certain rights if dividends are not paid but generally have no legal recourse against the issuer. Shareholders may suffer a loss of value if dividends are not paid. In certain situations an issuer may call or redeem its preferred stock or convert it to common stock. The market prices of preferred stocks are generally more sensitive to actual or perceived changes in the issuer’s financial condition or prospects than are the prices of debt securities.

REIT Risk/Real Estate Risk: The Fund concentrates its investments in the securities of real estate and real estate related companies. Investments in real estate related instruments may be affected by economic, legal, cultural, environmental or technological factors that affect property values, rents or occupancies of real estate related to the Fund’s holdings. Shares of real estate related companies, which tend to be small- and mid-cap companies, may be more volatile and less liquid than larger companies. If a real estate related company defaults on certain types of debt obligations, the Fund may own real estate directly, which involves additional risks such as environmental liabilities; difficulty in valuing and selling the real estate; and economic or regulatory changes.

Real Estate Investing Risk: Real estate-related investments may decline in value as a result of factors affecting the overall real estate industry. Real estate is a cyclical business, highly sensitive to supply and demand, general and local economic developments and characterized by intense competition and periodic overbuilding. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values. Losses may occur from casualty or condemnation and government actions, such as tax law changes, zoning law changes, regulatory limitations on rents, or environmental regulations, also may have a major impact on real estate. The availability of mortgages and changes in interest rates may also affect real estate values. Changing interest rates and credit quality requirements also will affect the cash flow of real estate companies and their ability to meet capital needs. Real estate investment trusts (“REITs”) generally invest directly in real estate (equity REITs), in mortgages secured by interests in real estate (mortgage REITs) or in some combination of the two (hybrid REITs). Investing in REITs exposes investors to the risks of owning real estate directly, as well as to risks that relate specifically to the way in which REITs are organized and operated. Equity REITs may be affected by changes in the value of the underlying property owned by the REIT, while mortgage REITs may be affected by the quality of any credit extended. Equity and mortgage REITs are also subject to heavy cash flow dependency, defaults by borrowers, and self-liquidations. The risk of defaults is generally higher in the case of mortgage pools that include subprime mortgages involving borrowers with blemished credit histories. Individual REITs may own a limited number of properties and may concentrate in a particular region or property type. Domestic REITs also must satisfy specific Internal Revenue Code requirements to qualify for the tax-free pass- through of net investment income and net realized gains distributed to shareholders. Failure to meet these requirements may have adverse consequences on the Portfolio. In addition, even the larger REITs in the industry tend to be small- to medium-sized companies in relation to the equity markets as a whole. Moreover, shares of REITs may trade less frequently and, therefore, are subject to more erratic price movements than securities of larger issuers.

Short Position Risk: Because the Fund’s potential loss on a short position arises from increases in the value of the asset sold short, the Fund will incur a loss on a short position, which is theoretically unlimited, if the price of the asset sold short increases from the short sale price. The counterparty to a short position or other market factors may prevent the Fund from closing out a short position at a desirable time or price and may reduce or eliminate any gain or result in a loss. In a rising market, the Fund’s short positions will cause the Fund to underperform the overall market and its peers that do not engage in shorting. If the Fund holds both

Short Position Risk: The Portfolio may engage in short sales and may enter into derivative contracts that have a similar economic effect (e.g., taking a short position in a futures contract). The Portfolio will incur a loss as a result of a short position if the price of the asset sold short increases between the date of the short position sale and the date on which an offsetting position is purchased. Short positions may be considered speculative transactions and involve special risks that could cause or increase losses or reduce gains, including greater reliance on the investment adviser’s ability to accurately anticipate the future value of a security or instrument, potentially higher transaction costs, and imperfect correlation between the actual and desired level of exposure. Because the Portfolio’s potential loss on a short position arises from increases in the value of the asset sold short, the extent of such loss, like the price of the asset sold short, is theoretically unlimited.

long and short positions, and both positions decline simultaneously, the short positions will not provide any buffer (hedge) from declines in value of the Fund’s long positions. Certain types of short positions involve leverage, which may exaggerate any losses, potentially more than the actual cost of the investment, and will increase the volatility of the Fund’s returns.

Small- and Mid-Capitalization Companies Risks: Small- and mid-capitalization companies tend to be more vulnerable to changing market conditions, may have little or no operating history or track record of success, and may have more limited product lines and markets, less experienced management and fewer financial resources than larger companies. These companies’ securities may be more volatile and less liquid than those of more established companies, and their returns may vary, sometimes significantly, from the overall securities market.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 7	Invesco V.I. International Growth Fund (Series II Class) replaced by EQ/Invesco International Growth Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Invesco V.I. International Growth Fund (Series II Class)	EQ/Invesco International Growth Portfolio (Class IB)
Principal Risks	Principal Risks
As with any mutual fund investment, loss of money is a risk of investing. An investment in the Fund is not a	An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the

deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The risks associated with an investment in the Fund can increase during times of significant market volatility. The principal risks of investing in the Fund are:	Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Derivatives Risk: The value of a derivative instrument depends largely on (and is derived from) the value of an underlying security, currency, commodity, interest rate, index or other asset (each referred to as an underlying asset). In addition to risks relating to the underlying assets, the use of derivatives may include other, possibly greater, risks, including counterparty, leverage and liquidity risks. Counterparty risk is the risk that the counterparty to the derivative contract will default on its obligation to pay the Fund the amount owed or otherwise perform under the derivative contract. Derivatives create leverage risk because they do not require payment up front equal to the economic exposure created by owning the derivative. As a result, an adverse change in the value of the underlying asset could result in the Fund sustaining a loss that is substantially greater than the amount invested in the derivative, which may make the Fund’s returns more volatile and increase the risk of loss. Derivative instruments may also be less liquid than more traditional investments and the Fund may be unable to sell or close out its derivative positions at a desirable time or price. This risk may be more acute under adverse market conditions, during which the Fund may be most in need of liquidating its derivative positions. Derivatives may also be harder to value, less tax efficient and subject to changing government regulation that could impact the Fund’s ability to use certain derivatives or their cost. Also, derivatives used for hedging or to gain or limit exposure to a particular market segment may not provide the expected benefits, particularly during adverse market conditions.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Foreign Securities Risk: The Fund’s foreign investments may be adversely affected by political and social instability, changes in economic or taxation policies, difficulty in enforcing obligations, decreased liquidity or increased volatility. Foreign investments also involve the risk of the possible seizure, nationalization or expropriation of the issuer or foreign deposits (in which the Fund could lose its entire investments in a certain market) and the possible adoption of foreign governmental restrictions such as exchange controls. Unless the Fund has hedged its

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market foreign securities risk, foreign securities risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. Currency hedging strategies, if used, are not always successful.

practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investing in depositary receipts involves the same risks as direct investments in foreign securities. In addition, the underlying issuers of certain depositary receipts are under no obligation to distribute shareholder communications or pass through any voting rights with respect to the deposited securities to the holders of such receipts. The Fund may therefore receive less timely information or have less control than if it invested directly in the foreign issuer.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Securities Risk: Emerging markets (also referred to as developing markets) are generally subject to greater market volatility, political, social and economic instability, uncertain trading markets and	Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities more governmental limitations on foreign investment than more developed markets. In addition, companies operating in emerging markets may be subject to lower trading volume and greater price fluctuations than companies in more developed markets. Securities law and the enforcement of systems of taxation in many emerging market countries may change quickly and unpredictably. In addition, investments in emerging markets securities may also be subject to additional transaction costs, delays in settlement procedures, and lack of timely information.

markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

Investing in the European Union Risk: Investments in certain countries in the European Union are susceptible to high economic risks associated with high levels of debt, such as investments in sovereign debt of Greece, Italy and Spain. Efforts of the member states to further unify their economic and monetary policies may increase the potential for the downward movement of one member state’s market to cause a similar effect on other member states’ markets. Separately, the European Union faces issues involving its membership, structure, procedures and policies. The exit of one or more member states from the European Union, such as the United Kingdom (UK) which has announced its intention to exit, would place its currency and banking system in jeopardy. The exit by the UK or other member states will likely result in increased volatility, illiquidity and potentially lower economic growth in the affected markets, which will adversely affect the Fund’s investments.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Focus Risk: The Fund may from time to time invest a substantial amount of its assets in securities of issuers located in a single country or a limited number of countries. Adverse economic, political or social conditions in those countries may therefore have a significant negative impact on the Fund’s investment performance.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Growth Investing Risk: Growth stocks tend to be more expensive relative to the issuing company’s earnings or assets compared with other types of stock. As a result, they tend to be more sensitive to changes in, or investors’ expectations of, the issuing company’s earnings and can be more volatile.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “growth” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price.

Management Risk: The Fund is actively managed and depends heavily on the Adviser’s judgment about markets, interest rates or the attractiveness, relative values, liquidity, or potential appreciation of particular investments made for the Fund’s portfolio. The Fund could experience losses if these judgments prove to be incorrect. Additionally, legislative, regulatory, or tax developments may adversely affect management of the Fund and, therefore, the ability of the Fund to achieve its investment objective.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Market Risk: The market values of the Fund’s investments, and therefore the value of the Fund’s shares, will go up and down, sometimes rapidly or unpredictably. Market risk may affect a single issuer, industry or section of the economy, or it may affect the market as a whole. Individual stock prices tend to go up and down more dramatically than those of certain other types of investments, such as bonds. During a general downturn in the financial markets, multiple asset classes may decline in value. When markets perform well, there can be no assurance that specific investments held by the Fund will rise in value.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mid-Capitalization Companies Risk: Mid-capitalization companies tend to be more vulnerable to changing market conditions and may have more limited product lines and markets, less experienced management and fewer financial resources than larger companies. These companies’ securities may be more volatile and less liquid than those of more established companies, and their returns may vary, sometimes significantly, from the overall securities market.	Mid-Cap Company Risk: The Portfolio’s investments in mid-cap companies may involve greater risks than investments in larger, more established issuers because mid-cap companies generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount.

Preferred Securities Risk: Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. Preferred securities also may be subordinated to bonds or other debt instruments, subjecting them to a greater risk of non-payment, may be less liquid than many other securities, such as common stocks, and generally offer no voting rights with respect to the issuer.

Preferred Stock Risk: Preferred stock is subject to many of the risks associated with debt securities, including interest rate risk. Unlike interest payments on debt securities, dividends on preferred stock are generally payable at the discretion of the issuer’s board of directors. Preferred shareholders may have certain rights if dividends are not paid but generally have no legal recourse against the issuer. Shareholders may suffer a loss of value if dividends are not paid. In certain situations an issuer may call or redeem its preferred stock or convert it to common stock. The market prices of preferred stocks are generally more sensitive to actual or perceived changes in the issuer’s financial condition or prospects than are the prices of debt securities.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 8	Ivy VIP Energy (Class II) replaced by EQ/Ivy Energy Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Ivy VIP Energy (Class II)	EQ/Ivy Energy Portfolio (Class IB)

Principal Risks

As with any mutual fund, the value of the Portfolio’s shares will change, and you could lose money on your investment. The Portfolio is not intended as a complete investment program.

A variety of factors can affect the investment performance of the Portfolio and prevent it from achieving its objective. These include:

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Company Risk: A company may be more volatile or perform worse than the overall market due to specific factors, such as adverse changes to its business or investor perceptions about the company.

Concentration Risk: Because the Portfolio invests more than 25% of its total assets in the energy related industry, the Portfolio’s performance may be more susceptible to a single economic, regulatory or technological occurrence than a fund that does not concentrate its investments in this industry. Securities of companies within specific industries or sectors of the economy may periodically perform differently than the overall market. In addition, the Portfolio’s performance may be more volatile than an investment in a portfolio of broad market securities and may underperform the market as a whole, due to the relatively limited number of issuers of energy-related securities.

Energy Sector Risk: Investment risks associated with investing in energy securities, in addition to other risks, include price fluctuation caused by real and perceived inflationary trends and political developments, the cost assumed in complying with environmental safety regulations, demand of energy fuels, energy conservation, the success of exploration projects, and tax and other governmental regulations.

Energy Sector Risk: The energy sector is cyclical and highly dependent on commodities prices. The market values of companies in the energy sector could be adversely affected by, among other factors, the levels and volatility of global energy prices, commodity price volatility, energy supply and demand, changes in exchange rates and interest rates, imposition of import controls, increased competition, capital expenditures on and the success of exploration and production, depletion of resources, development of alternative energy sources and energy conservation efforts, technological developments, tax treatment and labor relations. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings, and a significant portion of their revenues depends on a relatively small number of customers, including governmental entities and utilities. Energy companies may also operate in or engage in transactions involving countries with less developed regulatory regimes or a history of expropriation, nationalization or other adverse policies. Energy companies also face a significant risk of civil liability from accidents resulting in injury or loss of life or property, pollution or other environmental mishaps, equipment malfunctions or mishandling of materials and a risk of loss from terrorism, political strife and natural disasters.

Foreign Exposure Risk: The securities of many companies may have significant exposure to foreign markets as a result of the company’s operations, products or services in those foreign markets. As a result, a company’s domicile and/or the markets in which the company’s securities trade may not be fully reflective of its sources of revenue. Such securities would be subject to some of the same risks as an investment in foreign securities, including the risk that political and economic events unique to a country or region will adversely affect those markets in which the company’s products or services are sold.

Foreign Securities Risk: Investing in foreign securities involves a number of economic, financial, legal, and political considerations that are not associated with the U.S. markets and that could affect the Portfolio’s performance unfavorably, depending upon the prevailing conditions at any given time. Among these potential risks are: greater price volatility; comparatively weak supervision and regulation of

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that securities exchanges, brokers and issuers; higher brokerage costs; social, political or economic instability; fluctuations in foreign currency exchange rates and related conversion costs or currency redenomination; nationalization or expropriation of assets; adverse foreign tax consequences; different and/or less stringent financial reporting standards; and settlement, custodial or other operational delays. The risks may be exacerbated in connection with investments in emerging markets. World markets, or those in a particular region, all may react in similar fashion to important economic or political developments. In addition, key information about the issuer, the markets or the local government or economy may be unavailable, incomplete or inaccurate. Securities of issuers traded on exchanges may be suspended, either by the issuers themselves, by an exchange or by governmental authorities. The likelihood of such suspensions may be higher for securities of issuers in emerging markets than in more developed markets. In the event that the Portfolio holds material positions in such suspended securities, the Portfolio’s ability to liquidate its positions or provide liquidity to investors may be compromised and the Portfolio could incur significant losses.

provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Growth Stock Risk: Prices of growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth stocks may be more volatile or not perform as well as value stocks or the stock market in general.

Value Stock Risk: Value stocks are stocks of companies that may have experienced adverse business or industry developments or may be subject to special risks that have caused the stocks to be out of favor and, in the opinion of IICO, undervalued. The value of a security believed by IICO to be undervalued may never reach what is believed to be its full value, such security’s value may decrease or such security may be appropriately priced.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case, both “growth” and “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Holdings Risk: The Portfolio typically holds a limited number of stocks (generally 50 to 65). As a result, the appreciation or depreciation of any one security held by the Portfolio may have a greater impact on the Portfolio’s net asset value (NAV) than it would if the Portfolio invested in a larger number of securities.

Focused Portfolio Risk: The Portfolio employs a strategy of investing in the securities of a limited number of companies, some of which may be in the same industry, sector or geographic region. As a result, the Portfolio may incur more risk because changes in the value of a single security may have a more significant effect, either positive or negative, on the Portfolio’s net asset value. Further, the Portfolio may be more sensitive to events affecting a single industry, sector or geographic region. The use of such a focused investment strategy may increase the volatility of the Portfolio’s investment performance, as the Portfolio may be more susceptible to risks associated with a single economic, political or regulatory event than a portfolio that is more broadly invested.

Initial Public Offering Risk: Any positive effect of investments in IPOs may not be sustainable because of a number of factors. Namely, the Portfolio may not be able to buy shares in some IPOs, or may be able to buy only a small number of shares. Also, the performance of IPOs generally is volatile, and is dependent on market psychology and economic conditions. To the extent that IPOs have a significant positive impact on the Portfolio’s performance, this may not be able to be replicated in the future. The relative performance impact of IPOs also is likely to decline as the Portfolio grows.

Initial Public Offering (“IPO”) Risk: Securities issued in IPOs have no trading history, and information about the companies may be available for very limited periods. In addition, the prices of securities sold in IPOs may be highly volatile. At times, the Portfolio may not be able to invest in securities issued in IPOs, or invest to the extent desired, if, for example, only a small portion of the securities being offered in an IPO are made available to the Portfolio. In addition, under certain market conditions, a relatively small number of companies may issue securities in IPOs. To the extent the Portfolio invests in IPOs, a significant portion of its returns may be attributable to its investments in IPOs, which have a magnified impact on portfolios with small asset bases.

Management Risk: Portfolio performance is primarily dependent on IICO’s skill in evaluating and managing the Portfolio’s holdings. There can be no guarantee that its decisions will produce the desired results, and the Portfolio may not perform as well as other similar mutual funds.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Market Risk: Markets can be volatile, and the Portfolio’s holdings can decline in response to adverse issuer, political, regulatory, market or economic developments or conditions that may cause a broad market decline. Different parts of the market, including different sectors and different types of securities, can react differently to these developments. Since the financial crisis that started in 2008, the U.S. and many foreign economies continue to experience its after-effects, which have resulted, and may continue to result, in volatility in the financial markets, both U.S. and foreign. Global economies and financial markets are becoming increasingly interconnected, which increases the possibilities that conditions in one country or region may adversely affect issuers in another country or region, which in turn may adversely affect securities held by the Portfolio. These circumstances also have decreased liquidity in some markets and may continue to do so. In addition, certain events, such as natural disasters, terrorist attacks, war, and other geopolitical events, have led, and may in the future lead, to increased short-term market volatility and may have adverse long-term effects on world economies and markets generally.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Natural Resources Sector Risk: The profitability of companies in the natural resources sector can be adversely affected by worldwide energy prices and other world events, limits on and the success of exploration projects, and production spending. Companies in the natural resources sector also could be adversely affected by commodity price volatility, changes in exchange rates, interest rates or inflation rates and/or investor expectations concerning such rates, changes in the supply of, or the demand for, natural resources, imposition of import controls, government regulation and intervention, civil conflict, economic conditions, increased competition, technological developments, and labor relations. In addition, companies in the natural resources sector may be subject to the risks generally associated with extraction of natural resources, such as the risks of mining and oil drilling, and the risks of the hazards associated with natural resources, such as natural or man-made disasters, fire, drought, liability for environmental damage claims, and increased regulatory and environmental costs. Prices of precious metals and of precious metal related securities have historically been very volatile due to various economic, financial, social and political factors and may adversely affect the financial condition of companies involved with precious metals.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Sector Risk: At times, the Portfolio may have a significant portion of its assets invested in securities of companies conducting business in a broadly related group of industries within an economic sector. Individual sectors may be more volatile, and may perform differently, than the broader market. Companies in the same economic sector may be similarly affected by economic or market events, making the Portfolio more vulnerable to unfavorable developments in that economic sector than funds that invest more broadly.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 9	Ivy VIP Mid Cap Growth (Class II) replaced by EQ/Ivy Mid Cap Growth Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Ivy VIP Mid Cap Growth (Class II)	EQ/Ivy Mid Cap Growth Portfolio (Class IB)
Principal Risks	Principal Risks

As with any mutual fund, the value of the Portfolio’s shares will change, and you could lose money on your investment. The Portfolio is not intended as a complete investment program.

A variety of factors can affect the investment performance of the Portfolio and prevent it from achieving its objective. These include:

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.
Company Risk: A company may be more volatile or perform worse than the overall market due to specific factors, such as adverse changes to its business or investor perceptions about the company.

Growth Stock Risk: Prices of growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth stocks may be more volatile or not perform as well as value stocks or the stock market in general.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “growth” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price.

Information Technology Sector Risk: Investment risks associated with investing in the information technology sector, in addition to other risks, include the intense competition to which information technology companies may be subject; the dramatic and often unpredictable changes in growth rates and competition for qualified personnel among information technology companies; effects on profitability from being heavily dependent on patent and intellectual property rights and the loss or impairment of those rights; obsolescence of existing technology; general economic conditions; and government regulation.

Information Technology Sector Risk: Investment risks associated with investing in the information technology sector include, in addition to other risks, the intense competition to which information technology companies may be subject; the dramatic and often unpredictable changes in growth rates and competition for qualified personnel among information technology companies; effects on profitability from being heavily dependent on patent and intellectual property rights and the loss or impairment of those rights; obsolescence of existing technology; general economic conditions; and government regulation.

Management Risk: Portfolio performance is primarily dependent on IICO’s skill in evaluating and managing the Portfolio’s hldings. There can be no guarantee that its decisions will produce the desired results, and the Portfolio may not perform as well as ther similar mutual funds.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Market Risk: Markets can be volatile, and the Portfolio’s holdings can decline in response to adverse issuer, political, regulatory, market or economic developments or conditions that may cause a broad market decline. Different parts of the market, including different sectors and different types of securities, can react differently to these developments. Since the financial crisis that started in 2008, the U.S. and many foreign economies continue to experience its after-effects, which have resulted, and may continue to result, in volatility in the financial markets, both U.S. and foreign. Global economies and financial markets are becoming increasingly interconnected, which increases the possibilities that conditions in one country or region may adversely affect issuers in another country or region, which in turn may adversely affect securities held by the Portfolio. These circumstances also have decreased liquidity in some markets and may continue to do so. In addition, certain events, such as natural disasters, terrorist attacks, war, and other geopolitical events, have led, and may in the future lead, to increased short-term market volatility and may have adverse long-term effects on world economies and markets generally.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mid Size Company Risk: Securities of mid-capitalization companies may be more vulnerable to adverse developments than those of larger companies due to such companies’ limited product lines, limited markets and financial resources and dependence upon a relatively small management group. Securities of mid-capitalization companies may be more volatile and less liquid than the securities of larger companies, and may be affected to a greater extent than other types of securities by the underperformance of a sector or during market downturns.

Mid-Cap Company Risk: The Portfolio’s investments in mid-cap companies may involve greater risks than investments in larger, more established issuers because mid-cap companies generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount.

Sector Risk: At times, the Portfolio may have a significant portion of its assets invested in securities of companies conducting business in a broadly related group of industries within an economic sector. Companies in the same economic sector may be similarly affected by economic or market events, making the Portfolio more vulnerable to unfavorable developments in that economic sector than funds that invest more broadly.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No.10	Ivy VIP Science and Technology (Class II) replaced by EQ/Ivy Science and Technology Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Ivy VIP Science and Technology (Class II)	EQ/Ivy Science and Technology Portfolio (Class IB)
Principal Risks	Principal Risks

As with any mutual fund, the value of the Portfolio’s shares will change, and you could lose money on your investment. The Portfolio is not intended as a complete investment program.

A variety of factors can affect the investment performance of the Portfolio and prevent it from achieving its objective. These include:

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Company Risk: A company may be more volatile or perform worse than the overall market due to specific factors, such as adverse changes to its business or investor perceptions about the company.

Concentration Risk: Because the Portfolio invests more than 25% of its total assets in the science and technology industry, the Portfolio’s performance may be more susceptible to a single economic, regulatory or technological occurrence than a fund that does not concentrate its investments in this industry. Securities of companies within specific industries or sectors of the economy may periodically perform

Concentration Risk: To the extent that the Portfolio concentrates in the securities of a particular issuer or issuers in a particular country, group of countries, region, market, industry, group of industries, sector or asset class, the Portfolio may be adversely affected by the performance of those securities, may be subject to increased price volatility and may be more susceptible to adverse

differently than the overall market. In addition, the Portfolio’s performance may be more volatile than an investment in a portfolio of broad market securities and may underperform the market as a whole, due to the relatively limited number of issuers of science and technology related securities.	economic, market, political or regulatory occurrences affecting that issuer or issuers, country, group of countries, region, market, industry, group of industries, sector or asset class.

Foreign Exposure Risk: The securities of many companies may have significant exposure to foreign markets as a result of the company’s operations, products or services in those foreign markets. As a result, a company’s domicile and/or the markets in which the company’s securities trade may not be fully reflective of its sources of revenue. Such securities would be subject to some of the same risks as an investment in foreign securities, including the risk that political and economic events unique to a country or region will adversely affect those markets in which the company’s products or services are sold.

Foreign Securities Risk: Investing in foreign securities involves a number of economic, financial, legal, and political considerations that are not associated with the U.S. markets and that could affect the Portfolio’s performance unfavorably, depending upon the prevailing conditions at any given time. Among these potential risks are: greater price volatility; comparatively weak supervision and regulation of securities exchanges, brokers and issuers; higher brokerage costs; social, political or economic instability; fluctuations in foreign currency exchange rates and related conversion costs or currency redenomination; nationalization or expropriation of assets; adverse foreign tax consequences; different and/or less stringent financial reporting standards; and settlement, custodial or other operational delays. The risks may be exacerbated in connection with investments in emerging markets. World markets, or those in a particular region, all may react in similar fashion to important economic or political developments. In addition, key information about the issuer, the markets or the local government or economy may be unavailable, incomplete or inaccurate. Securities of issuers traded on exchanges may be suspended, either by the issuers themselves, by an exchange or by governmental authorities. The likelihood of such suspensions may be higher for securities of issuers in emerging markets than in more developed markets. In the event that the Portfolio holds material positions in such suspended securities, the Portfolio’s ability to liquidate its positions or provide liquidity to investors may be compromised and the Portfolio could incur significant losses.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Market Risk: Investments in countries with emerging economies or securities markets may carry greater risk than investments in more developed countries. Political and economic structures in many such countries may be undergoing significant evolution and rapid development, and such countries may lack the social, political and economic stability characteristics of more developed countries. Investments in securities issued in these countries may be more volatile and less liquid than securities issued in more developed countries. Emerging markets are more susceptible to capital controls, governmental interference, local taxes being imposed on international investments, restrictions on gaining access to sales proceeds, and less efficient trading markets.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Growth Stock Risk: Prices of growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth stocks may be more volatile or not perform as well as value stocks or the stock market in general.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “growth” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price.

Holdings Risk: The Portfolio typically holds a limited number of stocks (generally 45 to 65), and the Portfolio’s manager also tends to invest a significant portion of the Portfolio’s total assets in a limited number of stocks. As a result, the appreciation or depreciation of any one security held by the Portfolio may have a greater impact on the Portfolio’s net asset value (NAV) than it would if the Portfolio invested in a larger number of securities or if the Portfolio’s manager invested a greater portion of the Portfolio’s total assets in a larger number of stocks.

Focused Portfolio Risk: The Portfolio employs a strategy of investing in the securities of a limited number of companies, some of which may be in the same industry, sector or geographic region. As a result, the Portfolio may incur more risk because changes in the value of a single security may have a more significant effect, either positive or negative, on the Portfolio’s net asset value. Further, the Portfolio may be more sensitive to events affecting a single industry, sector or geographic region. The use of such a focused investment strategy may increase the volatility of the Portfolio’s investment performance, as the Portfolio may be more susceptible to risks associated with a single economic, political or regulatory event than a portfolio that is more broadly invested.

Information Technology Sector Risk: Investment risks associated with investing in the information technology sector, in addition to other risks, include the intense competition to which information technology companies may be subject; the dramatic and often unpredictable changes in growth rates and competition for qualified personnel among information technology companies; effects on profitability from being heavily dependent on patent and intellectual property rights and the loss or impairment of those rights; obsolescence of existing technology; general economic conditions; and government regulation.

Information Technology Sector Risk: Investment risks associated with investing in the information technology sector include, in addition to other risks, the intense competition to which information technology companies may be subject; the dramatic and often unpredictable changes in growth rates and competition for qualified personnel among information technology companies; effects on profitability from being heavily dependent on patent and intellectual property rights and the loss or impairment of those rights; obsolescence of existing technology; general economic conditions; and government regulation.

Large Company Risk: Large-capitalization companies may go in and out of favor based on market and economic conditions. Large-capitalization companies may be unable to respond quickly to new competitive challenges, such as changes in technology, and also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion. Although the securities of larger companies may be less volatile than those of companies with smaller market capitalizations, returns on investments in securities of large-capitalization companies could trail the returns on investments in securities of smaller companies.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Liquidity Risk: Generally, a security is liquid if the Portfolio is able to sell the security at a fair price within a reasonable time. Liquidity generally is related to the market trading volume for a particular security. Illiquid securities may trade at a discount from comparable, more liquid investments, and may be subject to wider fluctuations in market value. Less liquid securities are more difficult to dispose of at their recorded values and are subject to increased spreads and volatility. Also, the Portfolio may not be able to dispose of illiquid securities when that would be beneficial at a favorable time or price. Certain investments that were liquid when the Portfolio purchased them may become illiquid, sometimes abruptly.

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Management Risk: Portfolio performance is primarily dependent on IICO’s skill in evaluating and managing the Portfolio’s holdings. There can be no guarantee that its decisions will produce the desired results, and the Portfolio may not perform as well as other similar mutual funds.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Market Risk Markets can be volatile, and the Portfolio’s holdings can decline in response to adverse issuer, political, regulatory, market or economic developments or conditions that may cause a broad market decline. Different parts of the market, including different sectors and different types of securities, can react differently to these developments. Since the financial crisis that started in 2008, the U.S. and many foreign economies continue to experience its after-effects, which have resulted, and may continue to result, in volatility in the financial markets, both U.S. and foreign. Global economies and financial markets are becoming increasingly interconnected, which increases the possibilities that conditions in one country or region may adversely affect issuers in another country or region, which in turn may adversely affect securities held by the Portfolio. These circumstances also have decreased liquidity in some markets and may continue to do so. In addition, certain events, such as natural disasters, terrorist attacks, war, and other geopolitical events, have led, and may in the future lead, to increased short-term market volatility and may have adverse long-term effects on world economies and markets generally.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mid Size Company Risk: Securities of mid-capitalization companies may be more vulnerable to adverse developments than those of larger companies due to such companies’ limited product lines, limited markets and financial resources and dependence upon a relatively small management group. Securities of mid-capitalization companies may be more volatile and less liquid than the securities of larger companies and may be affected to a greater extent than other types of securities by the underperformance of a sector or during market downturns.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Non-Diversification Risk: The Portfolio is a “non-diversified” mutual fund and, as such, its investments are not required to meet certain diversification requirements under Federal law. Compared with “diversified” portfolios, the Portfolio may invest a greater percentage of its assets in the securities of an issuer. Thus, the Portfolio may hold fewer securities than other portfolios. A decline in the value of those investments would cause the Portfolio’s overall value to decline to a greater degree than if the Portfolio held more diversified holdings.

Science and Technology Industry Risk: Investment risks associated with investing in science and technology securities, in addition to other risks, include: operating in rapidly changing fields, abrupt or erratic market movements, limited product lines, markets or financial resources, management that is dependent on a limited number of people, short product cycles, aggressive pricing of products and services, new market entrants and obsolescence of existing technology. In addition, these securities may be impacted by commodity and energy prices, which can be volatile, and may increase the volatility of these securities.

Science and Technology Sector Risk: The value of the shares of a Portfolio that invests primarily in science and technology companies is particularly vulnerable to factors affecting the science and technology sector, such as dependency on consumer and business acceptance as new technology evolves, large and rapid price movements resulting from competition, rapid obsolescence of products and services and short product cycles. Many science and technology companies are small and at an earlier stage of development and, therefore, may be subject to risks such as those arising out of limited product lines, markets and financial and managerial resources.

Sector Risk: At times, the Portfolio may have a significant portion of its assets invested in securities of companies conducting business in a broadly related group of industries within an economic sector. Individual sectors may be more volatile, and may perform differently, than the broader market. Companies in the same economic sector may be similarly affected by economic or market events, making the Portfolio more vulnerable to unfavorable developments in that economic sector than funds that invest more broadly.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Small Company Risk: Securities of small-capitalization companies are subject to greater price volatility, lower trading volume and less liquidity due to, among other things, such companies’ small size, limited product lines, limited access to financing sources and limited management depth. In addition, the frequency and volume of trading of such securities may be less than is typical of larger companies, making them subject to wider price fluctuations and such securities may be affected to a greater extent than other types of securities by the underperformance of a sector or during market downturns. In some cases, there could be difficulties in selling securities of small-capitalization companies at the desired time.

Convertible Securities Risk: A convertible security is a form of hybrid security; that is, a security with both debt and equity characteristics. The value of a convertible security fluctuates in relation to changes in interest rates and the credit quality of the issuer and, in addition, fluctuates in relation to the underlying common stock. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument, which may be less than the current market price of the security. If a convertible security held by the Portfolio is called for redemption, the Portfolio will be required to permit the issuer to redeem the security, convert it into underlying common stock or sell it to a third party. Convertible securities are subject to equity risk, interest rate risk, and credit risk and are often lower-quality securities. Lower quality may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer-specific risks that apply to the underlying common stock.

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as “junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of noninvestment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Preferred Stock Risk: Preferred stock is subject to many of the risks associated with debt securities, including interest rate risk. Unlike interest payments on debt securities, dividends on preferred stock are generally payable at the discretion of the issuer’s board of directors. Preferred shareholders may have certain rights if dividends are not paid but generally have no legal recourse against the issuer. Shareholders may suffer a loss of value if dividends are not paid. In certain situations an issuer may call or redeem its preferred stock or convert it to common stock. The market prices of preferred stocks are generally more sensitive to actual or perceived changes in the issuer’s financial condition or prospects than are the prices of debt securities.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 11	Lazard Emerging Markets Equity Portfolio (Service Class) replaced by EQ/Lazard Emerging Markets Equity Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
Lazard Emerging Markets Equity Portfolio (Service Class)	EQ/Lazard Emerging Markets Equity Portfolio (Class IB)
Principal Risks The value of your investment in the Portfolio will fluctuate, which means you could lose money.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Market Risk: Market risks, including political, regulatory, market and economic developments, and developments that impact specific economic sectors, industries or segments of the market, can affect the value of the Portfolio’s investments. In addition, turbulence in financial markets and reduced liquidity in equity, credit and/or fixed income markets may negatively affect many issuers, which could adversely affect the Portfolio.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Issuer Risk: The value of a security may decline for a number of reasons which directly relate to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods or services, as well as the historical and prospective earnings of the issuer and the value of its assets or factors unrelated to the issuer’s value, such as investor perception.

Non-US Securities Risk: The Portfolio’s performance will be influenced by political, social and economic factors affecting the non-US countries and companies in which the Portfolio invests. Non-US securities carry special risks, such as less developed or less efficient trading markets, political instability, a lack of company information, differing auditing and legal standards, and, potentially, less liquidity.

Emerging Market Risk: Emerging market countries can generally have economic structures that are less diverse and mature, and political systems that are less stable, than those of developed countries. The economies of countries with emerging markets may be based predominantly on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme debt burdens or volatile inflation rates. The securities markets of

Developing and Emerging Markets – Special Risks: There are greater risks involved in investing in developing and emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Developing and emerging markets tend to develop unevenly and may never fully develop. Investments in emerging market countries have historically been extremely volatile. These market conditions may continue or worsen. Significant devaluation of emerging market currencies against the US dollar may occur subsequent to acquisition of investments denominated in emerging market currencies.

these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. For instance, these countries may be more likely than developed countries to experience rapid and significant adverse developments in their political or economic structures. Some developing and emerging market countries restrict foreign investments, impose high withholding or other taxes on foreign investments, impose restrictive exchange control regulations, or may nationalize or expropriate the assets of private companies. Therefore, the Portfolio may be limited in its ability to make direct or additional investments in a developing or emerging markets country or could lose the entire value of its investment in the affected market. Such restrictions also may have negative impacts on transaction costs, market price, investment returns and the legal rights and remedies of the Portfolio. In addition, the securities markets of developing and emerging markets countries generally are smaller, less liquid and more volatile than those of developed countries. Developing and emerging market countries often have less uniformity in accounting and reporting requirements and less reliable clearance and settlement, registration and custodial procedures, which could result in ownership registration being completely lost. There are generally higher commission rates on foreign portfolio transactions, transfer taxes, and higher custodial costs. The Portfolio may not know the identity of trading counterparties, which may increase the possibility of the Portfolio not receiving payment or delivery of securities in a transaction. Developing and emerging market countries also may be subject to high inflation and rapid currency devaluations, and currency-hedging techniques may be unavailable in certain developing and emerging market countries. In addition, some developing and emerging market countries may be heavily dependent on international trade, which can materially affect their securities markets. The risks associated with investing in a narrowly defined geographic area also are generally more pronounced with respect to investments in developing and emerging market countries.

Foreign Currency Risk: Investments denominated in currencies other than US dollars may experience a decline in value, in US dollar terms, due solely to fluctuations in currency exchange rates. The Portfolio’s investments could be adversely affected by delays in, or a refusal to grant, repatriation of funds or conversion of emerging market currencies. The Investment Manager does not intend to actively hedge the Portfolio’s foreign currency exposure.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: ADRs and similar depositary receipts typically will be subject to certain of the risks associated with direct investments in the securities of non-US companies, because their values depend on the performance of the underlying non-US securities. However, currency fluctuations will impact investments in depositary receipts differently than direct investments in non-US dollar denominated non-US securities, because a depositary receipt will not appreciate in value solely as a result of appreciation in the currency in which the underlying non-US dollar security is denominated.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Large Cap Companies Risk: Investments in large cap companies may underperform other segments of the market when such other segments are in favor or because such companies may be less responsive to competitive challenges and opportunities and may be unable to attain high growth rates during periods of economic expansion.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Small and Mid Cap Companies Risk: Small and mid cap companies carry additional risks because their earnings tend to be less predictable, their share prices more volatile and their securities less liquid than larger, more established companies. The shares of small and mid cap companies tend to trade less frequently than those of larger companies, which can have an adverse effect on the pricing of these securities and on the ability to sell these securities when the Investment Manager deems it appropriate.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Value Investing Risk: The Portfolio invests in stocks believed by the Investment Manager to be undervalued, but that may not realize their perceived value for extended periods of time or may never realize their perceived value. The stocks in which the Portfolio invests may respond differently to market and other developments than other types of stocks.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Securities Selection Risk: Securities and other investments selected by the Investment Manager for the Portfolio may not perform to expectations. This could result in the Portfolio’s underperformance compared to other funds with similar investment objectives or strategies.

Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 12	MFS International Value Portfolio (Service Class) replaced by EQ/MFS International Value Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
MFS International Value Portfolio (Service Class)	EQ/MFS International Value Portfolio (Class IB)

Principal Risks

As with any mutual fund, the fund may not achieve its objective and/or you could lose money on your investment in the fund. An investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

The principal risks of investing in the fund are:

Equity Market/Company Risk: Equity markets are volatile and can decline significantly in response to, or investor perceptions of, issuer, market, economic, industry, political, regulatory, geopolitical, and other conditions. These conditions can affect a single issuer or type of security, issuers within a broad market sector, industry or geographic region, or the equity markets in general. Certain events can have a dramatic adverse effect on equity markets and may lead to periods of high volatility in an equity market or a segment of an equity market.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Value Company Risk: The stocks of value companies can continue to be undervalued for long periods of time and not realize their expected value and can be more volatile than the market in general.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Foreign Risk: Exposure to foreign markets through issuers or currencies can involve additional risks	Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve relating to market, economic, industry, political, regulatory, geopolitical, and other conditions. These factors can make foreign investments, especially those in emerging markets, more volatile and less liquid than U.S. investments. In addition, foreign markets can react differently to these conditions than the U.S. market.

risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: The value of foreign currencies relative to the U.S. dollar fluctuates in response to market, economic, industry, political, regulatory, geopolitical, and other conditions, and changes in currency exchange rates impact the financial condition of companies or other issuers and may change the value in U.S. dollars of investments denominated in foreign currencies.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: Investments in emerging markets can involve additional and greater risks than the risks associated with investments in developed foreign markets. Emerging markets can have less developed markets, greater custody and operational risk, less developed legal, regulatory, and accounting systems, and greater political, social, and economic instability than developed markets.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In

June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Focus Risk: Issuers in a single industry, sector, country, or region can react similarly to market, currency, political, economic, regulatory, geopolitical, and other conditions, and the fund’s performance will be affected by the conditions in the industries, sectors, countries and regions to which the fund is exposed.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sector Risk: From time to time, based on market or economic conditions, the Portfolio may have significant positions in one or more sectors of the market. To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Derivatives Risk: Derivatives can be highly volatile and involve risks in addition to the risks of the underlying indicator(s) on which the derivative is based. Gains or losses from derivatives can be substantially greater than the derivatives’ original cost. Derivatives can involve leverage.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Leveraging Risk: Leverage involves investment exposure in an amount exceeding the initial investment. Leverage can cause increased volatility by magnifying gains or losses.

Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the

Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Counterparty and Third Party Risk: Transactions involving a counterparty or third party other than the issuer of the instrument are subject to the credit risk of the counterparty or third party, and to the counterparty’s or third party’s ability or willingness to perform in accordance with the terms of the transaction.

Liquidity Risk: It may be difficult to value, and it may not be possible to sell, certain investments, types of investments, and/or investments in certain segments of the market, and the fund may have to sell certain of these investments at a price or time that is not advantageous in order to meet redemptions or other cash needs.

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Investment Selection Risk: MFS’ investment analysis and its selection of investments may not produce the intended results and/or can lead to an investment focus that results in the fund underperforming other funds with similar investment strategies and/or underperforming the markets in which the fund invests.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the

Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 13	MFS Technology Portfolio ( Service Class) replaced by EQ/MFS Technology Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
MFS Technology Portfolio (Service Class)	EQ/MFS Technology Portfolio (Class IB)

Principal Risks

As with any mutual fund, the fund may not achieve its objective and/or you could lose money on your investment in the fund. An investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

The principal risks of investing in the fund are:

Equity Market/Company Risk: Equity markets are volatile and can decline significantly in response to, or investor perceptions of, issuer, market, economic, industry, political, regulatory, geopolitical, and other conditions. These conditions can affect a single issuer or type of security, issuers within a broad market sector, industry or geographic region, or the equity markets in general. Certain events can have a dramatic adverse effect on equity markets and may lead to periods of high volatility in an equity market or a segment of an equity market.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Technology Concentration Risk: The fund’s performance will be closely tied to the performance of technology issuers and, as a result, can be more volatile than the performance of more broadly- diversified funds. The price of stocks in the technology

Technology Sector Risk: The value of the shares of a Portfolio that invests primarily in technology companies is particularly vulnerable to factors affecting the technology sector, such as dependency on consumer and business acceptance sector can be very volatile due to the rapid pace of product change, technological developments, and other factors.

as new technology evolves, large and rapid price movements resulting from competition, rapid obsolescence of products and services and short product cycles. Many technology companies are small and at an earlier stage of development and, therefore, may be subject to risks such as those arising out of limited product lines, markets and financial and managerial resources.

Growth Company Risk: The stocks of growth companies can be more sensitive to the company’s earnings and more volatile than the market in general.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case, both “growth” and “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

Foreign Risk: Exposure to foreign markets through issuers or currencies can involve additional risks relating to market, economic, industry, political, regulatory, geopolitical, and other conditions. These factors can make foreign investments, especially those in emerging markets, more volatile and less liquid than U.S. investments. In addition, foreign markets can react differently to these conditions than the U.S. market.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Focus Risk: Issuers in a single country or region can react similarly to market, currency, political, economic, regulatory, geopolitical, and other conditions, and the fund’s performance will be affected by the conditions in the countries and regions to which the fund is exposed.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Short Sale Risk: A security sold short is closed out at a loss if the price of the security sold short increases between the time of the short sale and closing out the short position. It may not be possible to close out a short position at any particular time or at an acceptable price. Short sales can involve leverage. Investing the proceeds from short sale positions in other securities subjects the fund to the risks of the securities purchased with the proceeds in addition to the risks of the securities sold short.

Short Position Risk: The Portfolio may engage in short sales and may enter into derivative contracts that have a similar economic effect (e.g., taking a short position in a futures contract). The Portfolio will incur a loss as a result of a short position if the price of the asset sold short increases between the date of the short position sale and the date on which an offsetting position is purchased. Short positions may be considered speculative transactions and involve special risks that could cause or increase losses or reduce gains, including greater reliance on the investment adviser’s ability to accurately anticipate the future value of a security or instrument, potentially higher transaction costs, and imperfect correlation between the actual and desired level of exposure. Because the Portfolio’s potential loss on a short position arises from increases in the value of the asset sold short, the extent of such loss, like the price of the asset sold short, is theoretically unlimited.

Leveraging Risk: Leverage involves investment exposure in an amount exceeding the initial investment. Leverage can cause increased volatility by magnifying gains or losses.

Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Non-Diversification Risk: Because MFS may invest a significant percentage of the fund’s assets in a single issuer or small number of issuers, the fund’s performance could be closely tied to the value of that one issuer or issuers, and could be more volatile than the performance of diversified funds.

Focused Portfolio Risk: The Portfolio employs a strategy of investing in the securities of a limited number of companies, some of which may be in the same industry, sector or geographic region. As a result, the Portfolio, which is classified as “non-diversified,” may incur more risk because changes in the value of a single security may have a more significant effect, either positive or negative, on the Portfolio’s net asset value. Further, the Portfolio may be more sensitive to events affecting a single industry, sector or geographic region. The use of such a focused investment strategy may increase the volatility of the Portfolio’s investment performance, as the Portfolio may be more susceptible to risks associated with a single economic, political or regulatory event than a portfolio that is more broadly invested.

Derivatives Risk: Derivatives can be highly volatile and involve risks in addition to the risks of the underlying indicator(s) on which the derivative is based. Gains or losses from derivatives can be substantially greater than the derivatives’ original cost. Derivatives can involve leverage.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Counterparty and Third Party Risk: Transactions involving a counterparty or third party other than the issuer of the instrument are subject to the credit risk of the counterparty or third party, and to the counterparty’s or third party’s ability or willingness to perform in accordance with the terms of the transaction.

Liquidity Risk: It may be difficult to value, and it may not be possible to sell, certain investments, types of investments, and/or investments in certain segments of the market, and the fund may have to sell certain of these investments at a price or time that is not advantageous in order to meet redemptions or other cash needs.

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Investment Selection Risk: MFS’ investment analysis and its selection of investments may not produce the intended results and/or can lead to an investment focus that results in the fund underperforming other funds with similar investment strategies and/or underperforming the markets in which the fund invests.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 14	MFS Utilities Series (Initial Class, Service Class) replaced by EQ/MFS Utilities Series Portfolio (Class K, Class IB)

Existing Portfolio	Replacement Portfolio

MFS Utilities Series (Initial Class)	EQ/MFS Utilities Series Portfolio (Class K)

MFS Utilities Series (Service Class)	EQ/MFS Utilities Series Portfolio (Class IB)

Principal Risks

As with any mutual fund, the fund may not achieve its objective and/or you could lose money on your investment in the fund. An investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

The principal risks of investing in the fund are:

Equity Market/Company Risk: Equity markets are volatile and can decline significantly in response to, or investor perceptions of, issuer, market, economic, industry, political, regulatory, geopolitical, and other conditions. These conditions can affect a single issuer or type of security, issuers within a broad market sector, industry or geographic region, or the equity markets in general. Certain events can have a dramatic adverse effect on equity markets and may lead to periods of high volatility in an equity market or a segment of an equity market.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Utilities Concentration Risk: The fund’s performance will be closely tied to the performance of utilities issuers and, as a result, can be more volatile than the performance of more broadly-diversified funds. The price of stocks in the utilities sector can be very

Utilities Concentration Risk: The utilities sector in general is subject to significant governmental regulation and review, which may result in limitations or delays with regard to changes in the rates that companies in this sector charge their customers.

volatile due to supply and/or demand for services or fuel, financing costs, conservation efforts, the negative impact of regulation, and other factors.

Other risk factors that may affect utility companies include the risk of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and safety regulations; difficulties in obtaining natural gas or other key inputs; risks related to the construction and operation of power plants; the effects of energy conservation and the effects of regulatory changes. Any of these factors could result in a material adverse impact on the Portfolio’s securities and the performance of the Portfolio.

Debt Market Risk: Debt markets can be volatile and can decline significantly in response to, or investor perceptions of, issuer, market, economic, industry, political, regulatory, geopolitical, and other conditions. These conditions can affect a single instrument, issuer, or borrower, a particular type of instrument, issuer, or borrower, a segment of the debt markets or the debt markets generally. Certain events can have a dramatic adverse effect on debt markets and may lead to periods of high volatility and reduced liquidity in a debt market or segment of a debt market.

Interest Rate Risk: In general, the price of a debt instrument falls when interest rates rise and rises when interest rates fall. Interest rate risk is generally greater for instruments with longer maturities, or that do not pay current interest.

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

Credit Risk: The price of a debt instrument depends, in part, on the credit quality of the issuer, borrower, counterparty, or other entity responsible for payment, or underlying collateral or assets and the terms of the instrument. The price of a debt instrument can decline

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase in response to changes in the financial condition of the issuer, borrower, counterparty, or other entity, or underlying collateral or assets, or changes in specific or general market, economic, industry, political, regulatory, geopolitical, and other conditions.

Below investment grade quality debt instruments (commonly referred to as “high yield securities” or “junk bonds”) can involve a substantially greater risk of default or can already be in default, and their values can decline significantly. Below investment grade quality debt instruments are regarded as having predominantly speculative characteristics. Below investment grade quality debt instruments tend to be more sensitive to adverse news about the issuer, or the market or economy in general, than higher quality debt instruments.

agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as “junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of non-investment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Foreign Risk: Exposure to foreign markets through issuers or currencies can involve additional risks relating to market, economic, industry, political, regulatory, geopolitical, and other conditions. These factors can make foreign investments, especially those in emerging markets, more volatile and less liquid than U.S. investments. In addition, foreign markets can react differently to these conditions than the U.S. market.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: The value of foreign currencies relative to the U.S. dollar fluctuates in response to market, economic, industry, political, regulatory, geopolitical, and other conditions, and changes in currency exchange rates impact the financial condition of companies or other issuers and may change the value in U.S. dollars of investments denominated in foreign currencies.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: Investments in emerging markets can involve additional and greater risks than the risks associated with investments in developed foreign markets. Emerging markets can have less developed markets, greater custody and operational risk, less developed legal, regulatory, and accounting systems, and greater political, social, and economic instability than developed markets.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Focus Risk: Issuers in a single country or region can react similarly to market, currency, political, economic, regulatory, geopolitical, and other conditions, and the fund’s performance will be affected by the conditions in the countries and regions to which the fund is exposed.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Derivatives Risk: Derivatives can be highly volatile and involve risks in addition to the risks of the underlying indicator(s) on which the derivative is based. Gains or losses from derivatives can be substantially greater than the derivatives’ original cost. Derivatives can involve leverage.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Leveraging Risk: Leverage involves investment exposure in an amount exceeding the initial investment. Leverage can cause increased volatility by magnifying gains or losses.	Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the

Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Counterparty and Third Party Risk: Transactions involving a counterparty or third party other than the issuer of the instrument are subject to the credit risk of the counterparty or third party, and to the counterparty’s or third party’s ability or willingness to perform in accordance with the terms of the transaction.

Liquidity Risk: It may be difficult to value, and it may not be possible to sell, certain investments, types of investments, and/or investments in certain segments of the market, and the fund may have to sell certain of these investments at a price or time that is not advantageous in order to meet redemptions or other cash needs.

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Investment Selection Risk: MFS’ investment analysis and its selection of investments may not produce the intended results and/or can lead to an investment focus	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

that results in the fund underperforming other funds with similar investment strategies and/or underperforming the markets in which the fund invests.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Convertible Securities Risk: A convertible security is a form of hybrid security; that is, a security with both debt and equity characteristics. The value of a convertible security fluctuates in relation to changes in interest rates and the credit quality of the issuer and, in addition, fluctuates in relation to the underlying common stock. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument, which may be less than the current market price of the security. If a convertible security held by the Portfolio is called for redemption, the Portfolio will be required to permit the issuer to redeem the security, convert it into underlying common stock or sell it to a third party. Convertible securities are subject to equity risk, interest rate risk, and credit risk and are often lower-quality securities. Lower quality may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer-specific risks that apply to the underlying common stock.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid-and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

Substitution No. 15	PIMCO Real Return Portfolio (Advisor Class) replaced by EQ/PIMCO Real Return Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
PIMCO Real Return Portfolio	EQ/PIMCO Real Return Portfolio
(Advisor Class)	(Class IB)
Principal Risks	Principal Risks
It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return, are listed below.

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

rates; a portfolio with a longer average portfolio duration will be more sensitive to changes in interest rates than a portfolio with a shorter average portfolio duration

Call Risk: the risk that an issuer may exercise its right to redeem a fixed income security earlier than expected (a call). Issuers may call outstanding securities prior to their maturity for a number of reasons (e.g., declining interest rates, changes in credit spreads and improvements in the issuer’s credit quality). If an issuer calls a security that the Portfolio has invested in, the Portfolio may not recoup the full amount of its initial investment and may be forced to reinvest in lower-yielding securities, securities with greater credit risks or securities with other, less favorable features

Credit Risk: the risk that the Portfolio could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative contract, is unable or unwilling to meet its financial obligations

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

High Yield Risk: the risk that high yield securities and unrated securities of similar credit quality (commonly known as “junk bonds”) are subject to greater levels of credit, call and liquidity risks. High yield securities are considered primarily speculative with respect to the issuer’s continuing ability to make principal and interest payments, and may be more volatile than higher-rated securities of similar maturity

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as

“junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of non-investment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Market Risk: the risk that the value of securities owned by the Portfolio may go up or down, sometimes rapidly or unpredictably, due to factors affecting securities markets generally or particular industries

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Issuer Risk: the risk that the value of a security may decline for a reason directly related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods or services

Liquidity Risk: the risk that a particular investment may be difficult to purchase or sell and that the Portfolio may be unable to sell illiquid securities at an advantageous time or price or achieve its desired level of exposure to a certain sector. Liquidity risk may result from the lack of an active market, reduced number and capacity of traditional market participants to make a market in fixed income securities, and may be magnified in a rising interest rate environment or other circumstances where investor redemptions from fixed income mutual funds may be higher than normal, causing increased supply in the market due to selling activity

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Derivatives Risk: the risk of investing in derivative instruments (such as futures, swaps and structured securities), including leverage, liquidity, interest rate, market, credit and management risks, mispricing or valuation complexity. Changes in the value of the derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and the Portfolio could lose more than the initial amount invested. The Portfolio’s use of derivatives may result in losses to the Portfolio, a reduction in the Portfolio’s returns and/or increased volatility. Over-the-counter (“OTC”) derivatives are also subject to the risk that a counterparty to the transaction will not fulfill its contractual obligations to the other party, as many of the protections afforded to

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty centrally-cleared derivative transactions might not be available for OTC derivatives. For derivatives traded on an exchange or through a central counterparty, credit risk resides with the Portfolio’s clearing broker, or the clearinghouse itself, rather than with a counterparty in an OTC derivative transaction. Changes in regulation relating to a mutual fund’s use of derivatives and related instruments could potentially limit or impact the Portfolio’s ability to invest in derivatives, limit the Portfolio’s ability to employ certain strategies that use derivatives and/or adversely affect the value of derivatives and the Portfolio’s performance may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Equity Risk: the risk that the value of equity securities, such as common stocks and preferred stocks, may decline due to general market conditions which are not specifically related to a particular company or to factors affecting a particular industry or industries. Equity securities generally have greater price volatility than fixed income securities	Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mortgage-Related and Other Asset-Backed Securities Risk: the risks of investing in mortgage-related and other asset-backed securities, including interest rate risk, extension risk, prepayment risk and credit risk

Mortgage-Backed and Other Asset-Backed Securities Risk: Mortgage-related and other asset-backed securities typically provide the issuer with the right to prepay the security prior to maturity. During periods of falling interest rates, the rate of prepayments tends to increase because borrowers are more likely to pay off debt and refinance at the lower interest rates then available. Unscheduled prepayments shorten the average lives of mortgage-related and other asset-backed securities and may result in the Portfolio’s having to reinvest the proceeds of the prepayments at lower interest rates, thereby reducing the Portfolio’s income. During periods of rising interest rates, the rate of prepayments tends to decrease because borrowers are less likely to prepay debt. Slower than expected payments can extend the average lives of mortgage-related and other asset-backed securities, and this may “lock in” a below market interest rate, increase the security’s duration and interest rate sensitivity, and reduce the value of the security. Moreover, declines in the credit quality of and defaults by the issuers of mortgage-related and other asset-backed securities or instability in the markets for such securities may affect the value and liquidity of such securities, which could result in losses to the Portfolio. In addition, certain mortgage-related and other asset-backed securities may include securities backed by pools of loans made to “subprime” borrowers or borrowers with blemished credit histories; the risk of defaults is generally higher in the case of mortgage pools that include such subprime mortgages. Mortgage-backed securities issued in the form of collateralized mortgage obligations (“CMOs”) are collateralized by mortgage loans or mortgage pass-through securities. In periods of supply and demand imbalances in the market for CMOs or in periods of sharp interest rate movements, the prices of CMOs may fluctuate to a greater extent than would be expected from interest rate movements alone. CMOs and other mortgage-backed securities may be structured similarly to CDOs and may be subject to similar risks.

Foreign (Non-U.S.) Investment Risk: the risk that investing in foreign (non-U.S.) securities may result in the Portfolio experiencing more rapid and extreme changes in value than a portfolio that invests exclusively in securities of U.S. companies, due to smaller markets, differing reporting, accounting and auditing standards, increased risk of delayed settlement of portfolio transactions or loss of certificates of portfolio securities, and the risk of unfavorable foreign government actions, including nationalization, expropriation or confiscatory taxation, currency blockage, or political changes or diplomatic developments. Foreign securities may also be less liquid and more difficult to value than securities of U.S. issuers

Currency Risk: the risk that foreign (non-U.S.) currencies will decline in value relative to the U.S. dollar and affect the Portfolio’s investments in foreign (non-U.S.) currencies or in securities that trade in, and receive revenues in, or in derivatives that provide exposure to, foreign (non-U.S.) currencies

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts)

are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: the risk of investing in emerging market securities, primarily increased foreign (non-U.S.) investment risk

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sovereign Debt Risk: the risk that investments in fixed income instruments issued by sovereign entities may decline in value as a result of default or other adverse credit event resulting from an issuer’s inability or unwillingness to make principal or interest payments in a timely fashion

Sovereign Debt Securities Risk: Sovereign debt securities are subject to the risk that a governmental entity may delay or refuse to pay interest or principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the size of the governmental entity’s debt position in relation to the economy, its policy toward international lenders or the failure to put in place economic reforms required by multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debt that a government does not pay nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected. Sovereign debt risk is increased for emerging market issuers.

Leveraging Risk: the risk that certain transactions of the Portfolio, such as reverse repurchase agreements, loans of portfolio securities, and the use of when-issued, delayed delivery or forward commitment transactions, or derivative instruments, may give rise to leverage, magnifying gains and losses and causing the Portfolio to be more volatile than if it had not been leveraged. This means that leverage entails a heightened risk of loss

Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Management Risk: the risk that the investment techniques and risk analyses applied by PIMCO will not produce the desired results and that legislative, regulatory, or tax restrictions, policies or developments may affect the investment techniques available to PIMCO and the individual portfolio manager in connection with managing the Portfolio. There is no guarantee that the investment objective of the Portfolio will be achieved	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Short Exposure Risk: the risk of entering into short sales, including the potential loss of more money than the actual cost of the investment, and the risk that the third party to the short sale will not fulfill its contractual obligations, causing a loss to the Portfolio

Short Position Risk: The Portfolio may engage in short sales and may enter into derivative contracts that have a similar economic effect (e.g., taking a short position in a futures contract). The Portfolio will incur a loss as a result of a short position if the price of the asset sold short increases between the date of the short position sale and the date on which an offsetting position is purchased. Short positions may be considered speculative transactions and involve special risks that could cause or increase losses or reduce gains, including greater reliance on the investment adviser’s ability to accurately anticipate the future value of a security or instrument, potentially higher transaction costs, and imperfect correlation between the actual and desired level of exposure. Because the Portfolio’s potential loss on a short position arises from increases in the value of the asset sold short, the extent of such loss, like the price of the asset sold short, is theoretically unlimited.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Dollar Roll and Sale-Buyback Transactions. Dollar roll and sale-buyback transactions may increase the Portfolio’s volatility and may be viewed as a form of leverage. There is also a risk that the counterparty will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Portfolio.

Inflation-Indexed Bonds Risk: Inflation-indexed bonds are fixed income securities whose principal value is periodically adjusted according to inflation. Inflation-indexed bonds, including Treasury inflation-indexed securities, decline in value when real interest rates rise. In certain interest rate environments, such as when real interest rates are rising faster than nominal interest rates, inflation-indexed bonds may experience greater losses than other fixed income securities with similar durations. Interest payments on inflation-linked debt securities may be difficult to predict and may vary as the principal and/or interest is adjusted for inflation. In periods of deflation, the Portfolio may have no income at all from such investments.

Investment Grade Securities Risk: Debt securities generally are rated by national bond ratings agencies. The Portfolio considers securities to be investment grade if they are rated BBB or higher by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Baa or higher by Moody’s Investors Service, Inc., or, if unrated, determined by the investment manager to be of comparable quality. Securities rated in the lower investment grade rating categories (e.g., BBB or Baa) are considered investment grade securities, but are somewhat riskier than higher rated obligations because they are regarded as having only an adequate capacity to pay principal and interest, are considered to lack outstanding investment characteristics, and may possess certain speculative characteristics.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Portfolio Turnover Risk: High portfolio turnover (generally, turnover in excess of 100% in any given fiscal year) may result in increased transaction costs to the Portfolio, which may result in higher fund expenses and lower total return.

Preferred Stock Risk: Preferred stock is subject to many of the risks associated with debt securities, including interest rate risk. Unlike interest payments on debt securities, dividends on preferred stock are generally payable at the discretion of the issuer’s board of directors. Preferred shareholders may have certain rights if dividends are not paid but generally have no legal recourse against the issuer. Shareholders may suffer a loss of value if dividends are not paid. In certain situations an issuer may call or redeem its preferred stock or convert it to common stock. The market prices of preferred stocks are generally more sensitive to actual or perceived changes in the issuer’s financial condition or prospects than are the prices of debt securities.

Redemption Risk: The Portfolio may experience periods of heavy redemptions that could cause the Portfolio to sell assets at inopportune times or at a loss or depressed value. Redemption risk is heightened during periods of declining or illiquid markets. Heavy redemptions could hurt the Portfolio’s performance.

Market developments and other factors, including a general rise in interest rates, have the potential to cause investors to move out of fixed income securities on a large scale, which may increase redemptions from mutual funds that hold large amounts of fixed income securities. Such a move, coupled with a reduction in the ability or willingness of dealers and other institutional investors to buy or hold fixed income securities, may result in decreased liquidity and increased volatility in the fixed income markets.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

When-Issued and Delayed Delivery Securities and Forward Commitments Risk: When-issued and delayed delivery securities and forward commitments involve the risk that the security the Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Portfolio may lose both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Substitution No. 16	PIMCO Total Return Portfolio (Advisor Class) replaced by EQ/PIMCO Total Return Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
PIMCO Total Return Portfolio (Advisor Class)	EQ/PIMCO Total Return Portfolio (Class IB)
Principal Risks It is possible to lose money on an investment in the	Principal Risks An investment in the Portfolio is not a deposit of a

Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return, are listed below.

bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a portfolio with a longer average portfolio duration will be more sensitive to changes in interest rates than a portfolio with a shorter average portfolio duration

Interest Rate Risk: Changes in interest rates may affect the yield, liquidity and value of investments in income producing or debt securities. Changes in interest rates also may affect the value of other securities. When interest rates rise, the value of the Portfolio’s debt securities generally declines. Conversely, when interest rates decline, the value of the Portfolio’s debt securities generally rises. Typically, the longer the maturity or duration of a debt security, the greater the effect a change in interest rates could have on the security’s price. Thus, the sensitivity of the Portfolio’s debt securities to interest rate risk will increase with any increase in the duration of those securities. As of the date of this Prospectus, interest rates are low relative to historic levels and are below zero in parts of the world. The Portfolio is subject to a greater risk of rising interest rates due to these market conditions. A significant or rapid rise in interest rates could result in losses to the Portfolio.

Call Risk: the risk that an issuer may exercise its right to redeem a fixed income security earlier than expected (a call). Issuers may call outstanding securities prior to their maturity for a number of reasons (e.g., declining interest rates, changes in credit spreads and improvements in the issuer’s credit quality). If an issuer calls a security that the Portfolio has invested in, the Portfolio may not recoup the full amount of its initial investment and may be forced to reinvest in lower-yielding securities, securities with greater credit risks or securities with other, less favorable features

Credit Risk: the risk that the Portfolio could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative contract, is unable or unwilling to meet its financial obligations

Credit Risk: The Portfolio is subject to the risk that the issuer or the guarantor (or other obligor, such as a party providing insurance or other credit enhancement) of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other transaction, is unable or unwilling, or is perceived (whether by market participants, ratings agencies, pricing services or otherwise) as unable or unwilling, to make timely principal and/or interest payments, or otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in their credit ratings. However, rating agencies may fail to make timely changes to credit ratings in response to subsequent events and a credit rating may become stale in that it fails to reflect changes in an issuer’s financial condition. The downgrade of the credit rating of a security may decrease its value. Lower credit quality also may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity.

High Yield Risk: the risk that high yield securities and unrated securities of similar credit quality (commonly known as “junk bonds”) are subject to greater levels of credit, call and liquidity risks. High yield securities are considered primarily speculative with respect to the issuer’s continuing ability to make principal and interest payments, and may be more volatile than higher-rated securities of similar maturity

Non-Investment Grade Securities Risk: Bonds rated below investment grade (i.e., BB or lower by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Ba or lower by Moody’s Investors Service, Inc. or, if unrated, determined by the investment manager to be of comparable quality) are speculative in nature and are subject to additional risk factors such as increased possibility of default, illiquidity of the security, and changes in value based on changes in interest rates. Non-investment grade bonds, sometimes referred to as “junk bonds,” are usually issued by companies without long track records of sales and earnings, or by those companies with questionable credit strength. The creditworthiness of issuers of non-investment grade debt securities may be more complex to analyze than that of issuers of investment grade debt securities, and reliance on credit ratings may present additional risks.

Market Risk: the risk that the value of securities owned by the Portfolio may go up or down, sometimes rapidly or unpredictably, due to factors affecting securities markets generally or particular industries

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Issuer Risk: the risk that the value of a security may decline for a reason directly related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods or services

Liquidity Risk: the risk that a particular investment may be difficult to purchase or sell and that the Portfolio may be unable to sell illiquid securities at an advantageous time or price or achieve its desired level of exposure to a certain sector. Liquidity risk may result from the lack of an active market, reduced number and capacity of traditional market participants to make a market in fixed income securities, and may be magnified in a rising interest rate environment or other circumstances where investor redemptions from fixed income mutual funds may be higher than normal, causing increased supply in the market due to selling activity

Liquidity Risk: The Portfolio is subject to the risk that certain investments may be difficult or impossible for the Portfolio to purchase or sell at an advantageous time or price or in sufficient amounts to achieve the desired level of exposure. The Portfolio may be required to dispose of other investments at unfavorable times or prices to satisfy obligations, which may result in a loss or may be costly to the Portfolio. Judgment plays a greater role in valuing illiquid investments than investments with more active markets. Certain securities that were liquid when purchased may later become illiquid, particularly in times of overall economic distress.

Derivatives Risk: the risk of investing in derivative instruments (such as futures, swaps and structured securities), including leverage, liquidity, interest rate, market, credit and management risks, mispricing or valuation complexity. Changes in the value of the derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and the Portfolio could lose more than the initial amount invested. The Portfolio’s use of derivatives may result in losses to the Portfolio, a reduction in the Portfolio’s returns and/or increased volatility. Over-the-counter (“OTC”) derivatives are also subject to the risk that a counterparty to the transaction will not fulfill its contractual obligations to the other party, as many of the protections afforded to centrally-cleared derivative transactions might not be available for OTC derivatives. For derivatives traded on an exchange or through a central counterparty, credit risk resides with the Portfolio’s clearing broker, or the clearinghouse itself, rather than with a counterparty in an OTC derivative transaction. Changes in regulation relating to a mutual fund’s use of derivatives and related instruments could potentially limit or impact the Portfolio’s ability to invest in derivatives, limit the Portfolio’s ability to employ certain strategies that use derivatives and/or adversely affect the value of derivatives and the Portfolio’s performance

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly, or at all, with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Equity Risk: the risk that the value of equity securities, such as common stocks and preferred stocks, may decline due to general market conditions which are not specifically related to a particular company or to factors affecting a particular industry or industries. Equity securities generally have greater price volatility than fixed income securities

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Mortgage-Related and Other Asset-Backed Securities Risk: the risks of investing in mortgage-related and other asset-backed securities, including interest rate risk, extension risk, prepayment risk and credit risk

Mortgage-Backed and Other Asset-Backed Securities Risk: Mortgage-related and other asset-backed securities typically provide the issuer with the right to prepay the security prior to maturity. During periods of falling interest rates, the rate of prepayments tends to increase because borrowers are more likely to pay off debt and refinance at the lower interest rates then available. Unscheduled prepayments shorten the average lives of mortgage-related and other asset-backed securities and may result in the Portfolio’s having to reinvest the proceeds of the prepayments at lower interest rates, thereby reducing the Portfolio’s income. During periods of rising interest rates, the rate of prepayments tends to decrease because borrowers are less likely to prepay debt. Slower than expected payments can extend the average lives of mortgage-related and other asset-backed securities, and this may “lock in” a below market interest rate, increase the security’s duration and interest rate sensitivity, and reduce the value of the security.

Moreover, declines in the credit quality of and defaults by the issuers of mortgage-related and other asset-backed securities or instability in the markets for such securities may affect the value and liquidity of such securities, which could result in losses to the Portfolio. In addition, certain mortgage-related and other asset-backed securities may include securities backed by pools of loans made to “subprime” borrowers or borrowers with blemished credit histories; the risk of defaults is generally higher in the case of mortgage pools that include such subprime mortgages. Mortgage-backed securities issued in the form of collateralized mortgage obligations (“CMOs”) are collateralized by mortgage loans or mortgage pass-through securities. In periods of supply and demand imbalances in the market for CMOs or in periods of sharp interest rate movements, the prices of CMOs may fluctuate to a greater extent than would be expected from interest rate movements alone. CMOs and other mortgage-backed securities may be structured similarly to CDOs and may be subject to similar risks.

Foreign (Non-U.S.) Investment Risk: the risk that investing in foreign (non-U.S.) securities may result in the Portfolio experiencing more rapid and extreme changes in value than a portfolio that invests exclusively in securities of U.S. companies, due to smaller markets, differing reporting, accounting and auditing standards, increased risk of delayed settlement of portfolio transactions or loss of certificates of portfolio securities, and the risk of unfavorable foreign government actions, including nationalization, expropriation or confiscatory taxation, currency blockage, or political changes or diplomatic developments. Foreign securities may also be less liquid and more difficult to value than securities of U.S. issuers.

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

Currency Risk: the risk that foreign (non-U.S.) currencies will decline in value relative to the U.S. dollar and affect the Portfolio’s investments in foreign (non-U.S.) currencies or in securities that trade in, and receive revenues in, or in derivatives that provide exposure to, foreign (non-U.S.) currencies

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the

U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: the risk of investing in emerging market securities, primarily increased foreign (non-U.S.) investment risk

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Sovereign Debt Risk: the risk that investments in fixed income instruments issued by sovereign entities may decline in value as a result of default or other adverse credit event resulting from an issuer’s inability or unwillingness to make principal or interest payments in a timely fashion

Sovereign Debt Securities Risk: Sovereign debt securities are subject to the risk that a governmental entity may delay or refuse to pay interest or principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the size of the governmental entity’s debt position in relation to the economy, its policy toward international lenders or the failure to put in place economic reforms required by multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debt that a government does not pay nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected. Sovereign debt risk is increased for emerging market issuers.

Leveraging Risk: the risk that certain transactions of the Portfolio, such as reverse repurchase agreements, loans of portfolio securities, and the use of when-issued, delayed delivery or forward commitment transactions, or derivative instruments, may give rise to leverage, magnifying gains and losses and causing the Portfolio to be more volatile than if it had not been leveraged. This means that leverage entails a heightened risk of loss

Leveraging Risk: When the Portfolio leverages its holdings, the value of an investment in the Portfolio will be more volatile and all other risks will tend to be compounded. For example, the Portfolio may take on leveraging risk when it engages in derivatives transactions (such as futures and options investments), invests collateral from securities loans or borrows money. The Portfolio may experience leveraging risk in connection with investments in derivatives because its investments in derivatives may be small relative to the investment exposure assumed, leaving more assets to be invested in other investments. Such investments may have the effect of leveraging the Portfolio because the Portfolio may experience gains or losses not only on its investments in derivatives, but also on the investments purchased with the remainder of the assets. If the value of the Portfolio’s investments in derivatives is increasing, this could be offset by declining values of the Portfolio’s other investments. Conversely, it is possible that a rise in the value of the Portfolio’s non-derivative investments could be offset by a decline in the value of the Portfolio’s investments in derivatives. In either scenario, the Portfolio may experience losses. In a market where the value of the Portfolio’s investments in derivatives is declining and the value of its other investments is declining, the Portfolio may experience substantial losses.

Management Risk: the risk that the investment techniques and risk analyses applied by PIMCO will not produce the desired results and that legislative, regulatory, or tax restrictions, policies or developments may affect the investment techniques available to PIMCO and the individual portfolio manager in connection with managing the Portfolio. There is no guarantee that the investment objective of the Portfolio will be achieved	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Short Exposure Risk: the risk of entering into short sales, including the potential loss of more money than the actual cost of the investment, and the risk that the third party to the short sale will not fulfill its contractual obligations, causing a loss to the Portfolio

Short Position Risk: The Portfolio may engage in short sales and may enter into derivative contracts that have a similar economic effect (e.g., taking a short position in a futures contract). The Portfolio will incur a loss as a result of a short position if the price of the asset sold short increases between the date of the short position sale and the date on which an offsetting position is purchased. Short positions may be considered speculative transactions and involve special risks that could cause or increase losses or reduce gains, including greater reliance on the investment adviser’s ability to accurately anticipate the future value of a security or instrument, potentially higher transaction costs, and imperfect correlation between the actual and desired level of exposure. Because the Portfolio’s potential loss on a short position arises from increases in the value of the asset sold short, the extent of such loss, like the price of the asset sold short, is theoretically unlimited.

Convertible Securities Risk: as convertible securities share both fixed income and equity characteristics, they are subject to risks to which fixed income and equity investments are subject. These risks include equity risk, interest rate risk and credit risk

Convertible Securities Risk: A convertible security is a form of hybrid security; that is, a security with both debt and equity characteristics. The value of a convertible security fluctuates in relation to changes in interest rates and the credit quality of the issuer and, in addition, fluctuates in relation to the underlying common stock. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument, which may be less than the current market price of the security. If a convertible security held by the Portfolio is called for redemption, the Portfolio will be required to permit the issuer to redeem the security, convert it into underlying common stock or sell it to a third party. Convertible securities are subject to equity risk, interest rate risk, and credit risk and are often lower-quality securities. Lower quality may lead to greater volatility in the price of a security and may negatively affect a security’s liquidity. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer-specific risks that apply to the underlying common stock.

Cash Management Risk: Upon entering into certain derivatives contracts, such as futures contracts, and to maintain open positions in certain derivatives contracts, the Portfolio may be required to post collateral for the contract, the amount of which may vary. As such, the Portfolio may maintain cash balances, including foreign currency balances, which may be significant, with counterparties such as the Trust’s custodian or its affiliates. The Portfolio is thus subject to counterparty risk and credit risk with respect to these arrangements.

Dollar Roll and Sale-Buyback Transactions. Dollar roll and sale-buyback transactions may increase the Portfolio’s volatility and may be viewed as a form of leverage. There is also a risk that the counterparty will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Portfolio.

Investment Grade Securities Risk: Debt securities generally are rated by national bond ratings agencies. The Portfolio considers securities to be investment grade if they are rated BBB or higher by Standard & Poor’s Global Ratings or Fitch Ratings, Ltd. or Baa or higher by Moody’s Investors Service, Inc., or, if unrated, determined by the investment manager to be of comparable quality. Securities rated in the lower investment grade rating categories (e.g., BBB or Baa) are considered investment grade securities, but are somewhat riskier than higher rated obligations because they are regarded as having only an adequate capacity to pay principal and interest, are considered to lack outstanding investment characteristics, and may possess certain speculative characteristics.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Portfolio Turnover Risk: High portfolio turnover (generally, turnover in excess of 100% in any given fiscal year) may result in increased transaction costs to the Portfolio, which may result in higher fund expenses and lower total return.

Preferred Stock Risk: Preferred stock is subject to many of the risks associated with debt securities, including interest rate risk. Unlike interest payments on debt securities, dividends on preferred stock are generally payable at the discretion of the issuer’s board of directors. Preferred shareholders may have certain rights if dividends are not paid but generally have no legal recourse against the issuer. Shareholders may suffer a loss of value if dividends are not paid. In certain situations an issuer may call or redeem its preferred stock or convert it to common stock. The market prices of preferred stocks are generally more sensitive to actual or perceived changes in the issuer’s financial condition or prospects than are the prices of debt securities.

Redemption Risk: The Portfolio may experience periods of heavy redemptions that could cause the Portfolio to sell assets at inopportune times or at a loss or depressed value. Redemption risk is heightened during periods of declining or illiquid markets. Heavy redemptions could hurt the Portfolio’s performance.

Market developments and other factors, including a general rise in interest rates, have the potential to cause investors to move out of fixed income securities on a large scale, which may increase redemptions from mutual funds that hold large amounts of fixed income securities. Such a move, coupled with a reduction in the ability or willingness of dealers and other institutional investors to buy or hold fixed income securities, may result in decreased liquidity and increased volatility in the fixed income markets.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

When-Issued and Delayed Delivery Securities and Forward Commitments Risk: When-issued and delayed delivery securities and forward commitments involve the risk that the security the Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Portfolio may lose both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Substitution No. 17	T. Rowe Price Health Sciences Portfolio (II Class) replaced by EQ/T. Rowe Price Health Sciences Portfolio (Class IB)

Existing Portfolio	Replacement Portfolio
T. Rowe Price Health Sciences Portfolio (II Class)	EQ/T. Rowe Price Health Sciences Portfolio (Class IB)

Principal Risks

As with any mutual fund, there is no guarantee that the fund will achieve its objective. The fund’s share price fluctuates, which means you could lose money by investing in the fund. The principal risks of investing in this fund are summarized as follows:

Principal Risks

An investment in the Portfolio is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in the Portfolio. Performance may be affected by one or more of the following risks.

Active management risks: The investment adviser’s judgments about the attractiveness, value, or potential appreciation of the fund’s investments may prove to be incorrect. If the investments selected and strategies employed by the fund fail to produce the intended results, the fund could underperform in comparison to other funds with similar objectives and investment strategies.	Portfolio Management Risk: The Portfolio is subject to the risk that strategies used by an investment manager and its securities selections fail to produce the intended results.

Risks of U.S. stock investing: Stocks generally fluctuate in value more than bonds and may decline significantly over short time periods. There is a chance that stock prices overall will decline because stock markets tend to move in cycles, with periods of rising and falling prices. The value of a stock in which the fund invests may decline due to general weakness in the U.S. stock market, such as when the U.S. financial markets decline, or because of factors that affect a particular company or industry.

Market Risk: The Portfolio is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably based on overall economic conditions and other factors. Changes in the financial condition of a single issuer can impact the market as a whole. Geo-political risks, including terrorism, tensions or open conflict between nations, or political or economic dysfunction within some nations that are major players on the world stage, may lead to instability in world economies and markets, may lead to increased market volatility, and may have adverse long-term effects. In addition, markets and market-participants are increasingly reliant upon information data systems. Data imprecision, software or other technology malfunctions, programming inaccuracies, unauthorized use or access, and similar circumstances may have an adverse impact upon a single issuer, a group of issuers, or the market at-large.

Equity Risk: In general, stocks and other equity security values fluctuate, and sometimes widely fluctuate, in response to changes in a company’s financial condition as well as general market, economic and political conditions and other factors.

Market capitalization risks: The fund’s focus on large and medium-sized companies subjects the fund to the risks that larger companies may not be able to attain the high growth rates of successful smaller companies, especially during strong economic periods, and that they may be less capable of responding quickly to competitive challenges and industry changes. Because the fund focuses on large and medium-sized companies, its share price could be more volatile than a fund that invests only in large companies. Medium-sized companies typically have less experienced management, narrower product lines, more limited financial resources, and less publicly available information than larger companies.

Large-Cap Company Risk: Larger more established companies may be unable to respond quickly to new competitive challenges such as changes in technology and consumer tastes. Many larger companies also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion.

Mid-Cap and Small-Cap Company Risk: The Portfolio’s investments in mid- and small-cap companies may involve greater risks than investments in larger, more established issuers because they generally are more vulnerable than larger companies to adverse business or economic developments. Such companies generally have narrower product lines, more limited financial and management resources and more limited markets for their securities as compared with larger companies. As a result, the value of such securities may be more volatile than the value of securities of larger companies, and the Portfolio may experience difficulty in purchasing or selling such securities at the desired time and price or in the desired amount. In general, these risks are greater for small-cap companies than for mid-cap companies.

Industry risks: A fund that focuses its investments in specific industries or sectors is more susceptible to developments affecting those industries and sectors than a more broadly diversified fund. Because the fund invests significantly in health sciences companies, the fund may perform poorly during a downturn in that industry. Health sciences companies can be adversely affected by, among other things, legislative or regulatory changes, intense competitive challenges, the need for government approval to offer products and services, and product obsolescence.

Sector Risk: To the extent the Portfolio invests more heavily in particular sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, than the broader market. The industries that constitute a sector may all react in the same way to economic, political or regulatory events.

Foreign investing risks: The fund’s investments in foreign securities may be adversely affected by local, political, social, and economic conditions overseas,

Foreign Securities Risk: Investments in foreign securities, including depositary receipts, involve risks not associated with investments in U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision and regulation than U.S. markets. Security values also may be negatively affected by changes in the exchange rates between the U.S. dollar and foreign currencies. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values, and it may take more time to clear and settle trades involving foreign securities. In addition, securities issued by U.S. entities with substantial foreign operations or holdings can involve risks relating to conditions in foreign countries.

greater volatility, reduced liquidity, or decreases in foreign currency values relative to the U.S. dollar. These risks are heightened for the fund’s investments in emerging markets, which are more susceptible to governmental interference, less efficient trading markets, and the imposition of local taxes or restrictions on gaining access to sales proceeds for foreign investors.

Currency Risk: Investments in foreign currencies and in securities that trade in, or receive revenues in, or in derivatives that provide exposure to foreign currencies are subject to the risk that those currencies will decline in value relative to the U.S. dollar. Any such decline may erode or reverse any potential gains from an investment in securities denominated in foreign currency or may widen existing loss. In the case of hedging positions, there is the risk that the U.S. dollar will decline in value relative to the currency being hedged. Currency rates may fluctuate significantly over short periods of time for a number of reasons, including changes in interest rates, intervention (or the failure to intervene) by governments, central banks or supranational entities, or by the imposition of currency controls or other political developments in the U.S. or abroad.

Depositary Receipts Risk: Investments in depositary receipts (including American Depositary Receipts, European Depositary Receipts and Global Depositary Receipts) are generally subject to the same risks of investing directly in the foreign securities that they evidence or into which they may be converted. In addition, issuers underlying unsponsored depositary receipts may not provide as much information as U.S. issuers and issuers underlying sponsored depositary receipts. Unsponsored depositary receipts also may not carry the same voting privileges as sponsored depositary receipts.

Emerging Markets Risk: There are greater risks involved in investing in emerging market countries and/or their securities markets, and investments in these countries and/or markets are more susceptible to loss than investments in developed countries and/or markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. In addition, the risks associated with investing in a narrowly defined geographic area are generally more pronounced with respect to investments in emerging market countries.

European Economic Risk: The European Union’s (the “EU”) Economic and Monetary Union (the “EMU”) requires member countries to comply with restrictions on interest rates, deficits, debt levels, and inflation rates, and other factors, each of which may significantly impact every European country. The economies of EU member countries and their trading partners may be adversely affected by changes in the euro’s exchange rate, changes in EU or governmental regulations on trade, and the threat of default or an actual default by an EU member country on its sovereign debt, which could negatively impact the Portfolio’s investments and cause it to lose money. In recent years, the European financial markets have been negatively impacted by concerns relating to rising government debt levels and national unemployment; possible default on or restructuring of sovereign debt in several European countries; and economic downturns. A European country’s default or debt restructuring would adversely affect the holders of the country’s debt and sellers of credit default swaps linked to the country’s creditworthiness and could negatively impact global markets more generally. Recent events in Europe may adversely affect the euro’s exchange rate and value and may continue to impact the economies of every European country. In June 2016, the United Kingdom (the “UK”) voted to withdraw from the EU, commonly referred to as “Brexit.” The impact of Brexit is so far uncertain. The negative impact on not only the UK and European economies but also the broader global economy could be significant, potentially resulting in increased volatility and illiquidity, which could adversely affect the value of the Portfolio’s investments. Any further withdrawals from the EU could cause additional market disruption globally.

Geographic Concentration Risk: To the extent the Portfolio invests a significant portion of its assets in securities of companies domiciled, or exercising the predominant part of their economic activity, in one country or geographic region, it assumes the risk that economic, political, social and environmental conditions in that particular country or region will have a significant impact on the Portfolio’s investment performance and that the Portfolio’s performance will be more volatile than the performance of more geographically diversified funds. The economies and financial markets of certain regions can be highly interdependent and may decline all at the same time. In addition, certain areas are prone to natural disasters such as earthquakes, volcanoes, droughts or tsunamis and are economically sensitive to environmental events.

Political/Economic Risk: Changes in economic and tax policies, government instability, war or other political or economic actions or factors may have an adverse effect on the Portfolio’s foreign investments.

Regulatory Risk: Less information may be available about foreign companies. In general, foreign companies are not subject to uniform accounting, auditing and financial reporting standards or to other regulatory practices and requirements as are U.S. companies. Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as does the United States and may not have laws to protect investors that are comparable to U.S. securities laws. In addition, some countries may have legal systems that may make it difficult for the Portfolio to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments.

Settlement Risk: Settlement and clearance procedures in certain foreign markets differ significantly from those in the

United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Transaction Costs Risk: The costs of buying and selling foreign securities, including taxes, brokerage and custody costs, generally are higher than those involving domestic transactions.

Options risks: To the extent the fund uses options, it is exposed to additional volatility and potential losses. Writing call or put options exposes the fund to the risk that the underlying security may not move in the direction anticipated by the portfolio manager, requiring the fund to buy or sell the security at a price that is disadvantageous to the fund. Certain call options carry a potentially unlimited risk of loss.

Derivatives Risk: The Portfolio’s investments in derivatives may rise or fall in value more rapidly than other investments. Changes in the value of a derivative may not correlate perfectly or at all with the underlying asset, reference rate or index, and the Portfolio could lose more than the principal amount invested. Some derivatives can have the potential for unlimited losses. In addition, it may be difficult or impossible for the Portfolio to purchase or sell certain derivatives in sufficient amounts to achieve the desired level of exposure, which may result in a loss or may be costly to the

Portfolio. Derivatives also may be subject to certain other risks such as leveraging risk, liquidity risk, interest rate risk, market risk, credit risk, the risk that a counterparty may be unable or unwilling to honor its obligations, management risk and the risk of mispricing or improper valuation. Derivatives also may not behave as anticipated by the Portfolio, especially in abnormal market conditions. Changing regulation may make derivatives more costly, limit their availability, impact the Portfolio’s ability to maintain its investments in derivatives, disrupt markets, or otherwise adversely affect their value or performance.

Focused Portfolio Risk: The Portfolio employs a strategy of investing in the securities of a limited number of companies, some of which may be in the same industry, sector or geographic region. As a result, the Portfolio, which is classified as “non-diversified,” may incur more risk because changes in the value of a single security may have a more significant effect, either positive or negative, on the Portfolio’s net asset value. To the extent that the Portfolio concentrates, or invests a higher percentage of its assets, in the securities of a particular issuer or issuers in a particular country, group of countries, region, market, industry, group of industries, sector or asset class, the Portfolio may be adversely affected by the performance of those securities, and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that issuer or issuers, country, group of countries, region, market, industry, group of industries, sector or asset class. A portfolio using such a focused or concentrated investment strategy may experience greater performance volatility than a portfolio that is more broadly invested.

Health Sciences Companies Risk: Health sciences companies can be adversely affected by, among other things, intense competitive challenges; the need for government approval to offer products and services; product obsolescence; the failure of the issuer to develop new products; the expiration of patent rights; and legislative or regulatory changes, which can increase the cost of bringing new products to market and thereby reduce profits.

Investment Style Risk: The Portfolio may use a particular style or set of styles — in this case, both “growth” and “value” styles — to select investments. Those styles may be out of favor or may not produce the best results over short or longer time periods. Growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth investing also is subject to the risk that the stock price of one or more companies will fall or will fail to appreciate as anticipated by the Portfolio, regardless of movements in the securities market. Growth stocks also tend to be more volatile than value stocks, so in a declining market their prices may decrease more than value stocks in general. Growth stocks also may increase the volatility of the Portfolio’s share price. Value stocks are subject to the risks that, notwithstanding that a stock is selling at a discount to its perceived true worth, the stock’s intrinsic value may never be fully recognized or realized by the market, or its price may go down. In addition, there is the risk that a stock judged to be undervalued may actually have been appropriately priced at the time of investment.

New Portfolio Risk: The Portfolio is newly or recently established and has limited operating history. The Portfolio may not be successful in implementing its investment strategy, and there can be no assurance that the Portfolio will grow to or maintain an economically viable size, which could result in the Portfolio being liquidated at any time without shareholder approval and at a time that may not be favorable for all shareholders.

Securities Lending Risk: The Portfolio may lend its portfolio securities to seek income. There is a risk that a borrower may default on its obligations to return loaned securities, however, the Portfolio’s securities lending agent may indemnify the Portfolio against that risk. The Portfolio will be responsible for the risks associated with the investment of cash collateral, including any collateral invested in an affiliated money market fund. The Portfolio may lose money on its investment of cash collateral or may fail to earn sufficient income on its investment to meet obligations to the borrower. In addition, delays may occur in the recovery of securities from borrowers, which could interfere with the Portfolio’s ability to vote proxies or to settle transactions.

EXHIBIT C-1

VERIFICATION

The undersigned states that he has duly executed the attached Application dated August 9, 2018 for and on behalf of:

AXA Equitable Life Insurance Company;

Separate Account 65 of AXA Equitable Life Insurance Company;

Separate Account 70 of AXA Equitable Life Insurance Company;

Separate Account A of AXA Equitable Life Insurance Company; and

Separate Account FP of AXA Equitable Life Insurance Company;

that he is Managing Director and Chief Investment Officer of AXA Equitable Life Insurance Company; and that all actions by shareholders, directors/trustees, and other bodies necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with such Application, and the contents thereof, and the facts set forth therein are true to the best of his knowledge, information and belief.

/s/ Steven M. Joenk
Steven M. Joenk Managing Director and Chief Investment Officer

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EXHIBIT C-2

VERIFICATION

The undersigned states that he has duly executed the attached Application dated August 9, 2018 for and on behalf of:

MONY Life Insurance Company of America; and

MONY America Variable Account K of MONY Life Insurance Company of America;

that he is Senior Vice President and Chief Investment Officer of MONY Life Insurance Company of America; and that all actions by shareholders, directors/trustees, and other bodies necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with such Application, and the contents thereof, and the facts set forth therein are true to the best of his knowledge, information and belief.

/s/ Steven M. Joenk
Steven M. Joenk Senior Vice President and Chief Investment Officer

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EXHIBIT C-3

VERIFICATION

The undersigned states that he has duly executed the attached Application dated August 9, 2018 for and on behalf of:

EQ Advisors Trust;

that he is Chief Executive Officer and President of EQ Advisors Trust; and that all actions by shareholders, directors/trustees, and other bodies necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with such Application, and the contents thereof, and the facts set forth therein are true to the best of his knowledge, information and belief.

/s/ Steven M. Joenk
Steven M. Joenk Chief Executive Officer and President

C-3